UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
NORTEL NETWORKS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 16, 2007
Dear Shareholder:
On behalf of the board of directors and the management of Nortel Networks Corporation, I invite you to attend our 2007 annual and special meeting of shareholders. The meeting will be held at the Nortel Carling Campus, 3500 Carling Avenue, Lab 6, Nepean, Ontario, Canada at 10:00 a.m. (local time) on May 2, 2007. Enclosed are the notice of meeting, proxy circular and proxy statement and form of proxy for the meeting.
We want all shareholders to be represented at the meeting. If you are unable to attend the meeting, please complete, date, and sign the form of proxy, and return it in the enclosed envelope or by facsimile. Alternatively, you can communicate your voting instructions over the Internet by following the instructions contained in the enclosed proxy circular and proxy statement. Even if you plan to attend the meeting, you can conveniently express your views in advance by returning a completed form of proxy or by voting over the Internet.
We look forward to seeing you at the meeting.
Yours truly,
/s/ H.J. PEARCE
H.J. Pearce

Nortel Networks Corporation
195 The West Mall
Toronto, ON M9C 5K1 Canada
Notice of Annual and Special Meeting of Shareholders
of Nortel Networks Corporation
NOTICE IS HEREBY GIVEN that the annual and special meeting of shareholders of Nortel Networks Corporation (or the Company) will be held at the Nortel Carling Campus, 3500 Carling Avenue, Lab 6, Nepean, Ontario, Canada at 10:00 a.m. (local time) on May 2, 2007, for the following purposes:
(1)	to receive the Company’s audited consolidated financial statements for the year ended December 31, 2006 and the related report of the auditors;

(2)	to elect the Company’s directors;

(3)	to appoint KPMG LLP as the Company’s independent auditors;

(4)	to consider the shareholder proposal set forth in Schedule A to the accompanying proxy circular and proxy statement; and

(5)	to transact such other business as may properly be brought before the meeting.
BY ORDER OF THE BOARD OF DIRECTORS
Gordon A. Davies
Corporate Secretary
Nortel Networks Corporation
Toronto, Ontario, Canada
March 16, 2007
YOU ARE INVITED TO VOTE BY COMPLETING, DATING AND SIGNING THE ENCLOSED FORM OF PROXY AND RETURNING IT BY MAIL IN THE ENCLOSED ENVELOPE OR BY FACSIMILE, OR BY FOLLOWING THE INSTRUCTIONS FOR VOTING OVER THE INTERNET IN THE ACCOMPANYING PROXY CIRCULAR AND PROXY STATEMENT. A VOTE BY PROXY WILL BE COUNTED IF IT IS COMPLETED PROPERLY AND IS RECEIVED BY OUR TRANSFER AGENT NO LATER THAN 10:00 A.M. EASTERN DAYLIGHT TIME ON MAY 1, 2007. OUR TRANSFER AGENT’S MAILING ADDRESS IS COMPUTERSHARE TRUST COMPANY OF CANADA, 100 UNIVERSITY AVENUE, 9TH FLOOR, TORONTO, ONTARIO, CANADA, M5J 2Y1 AND FACSIMILE NUMBER IS (416) 263-9524.

PROXY CIRCULAR AND PROXY STATEMENT

Nortel Networks Corporation
195 The West Mall
Toronto, ON M9C 5K1 Canada
PROXY CIRCULAR AND PROXY STATEMENT
SOLICITATION AND REVOCATION OF PROXIES
     THE MANAGEMENT AND THE BOARD OF DIRECTORS OF NORTEL NETWORKS CORPORATION (or the Company) ARE SOLICITING PROXIES FOR THE COMPANY’S ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS (or the Meeting). WE WANT ALL OF THE COMPANY’S SHAREHOLDERS TO VOTE AT THE MEETING. THE MEETING WILL BE HELD AT THE NORTEL CARLING CAMPUS, 3500 CARLING AVENUE, LAB 6, NEPEAN, ONTARIO, CANADA AT 10:00 A.M. (LOCAL TIME) ON MAY 2, 2007. WE HAVE ENCLOSED A FORM OF PROXY THAT WE ARE SOLICITING AND THAT YOU CAN USE FOR VOTING AT THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS OF THE MEETING.
     We may solicit proxies by telephone, facsimile, e-mail, or mail. Directors and/or employees of the Company may conduct personal solicitations. The Company will pay the cost for such solicitation. Directors and employees will not receive any additional compensation for such activity. The Company will, upon request, pay brokers and certain other persons who hold the Company’s common shares for others, their reasonable expenses for sending proxy materials to the beneficial owners of the Company’s common shares.
     THREE OF OUR CURRENT DIRECTORS AND OFFICERS ARE NAMED AS YOUR PROXYHOLDERS AT THE MEETING ON THE ENCLOSED FORM OF PROXY. YOU MAY APPOINT A DIFFERENT PERSON OR COMPANY (WITH APPROPRIATE DOCUMENTATION), WHO DOES NOT HAVE TO BE A SHAREHOLDER, AS YOUR PROXYHOLDER AT THE MEETING BY INSERTING THE NAME OF YOUR CHOSEN PROXYHOLDER IN THE BLANK SPACE PROVIDED ON THE FORM OF PROXY FOR THAT PURPOSE. YOU CAN ALSO PREPARE YOUR OWN PROXY PROVIDED IT IS IN THE PROPER FORM, IS IN WRITING AND IS SIGNED BY YOU OR BY YOUR ATTORNEY WHOM YOU HAVE AUTHORIZED IN WRITING.
     YOU MAY REVOKE A PROXY GIVEN BY YOU BY DELIVERING A WRITTEN REVOCATION SIGNED BY YOU OR YOUR ATTORNEY WHOM YOU HAVE AUTHORIZED IN WRITING OR IN ANY OTHER MANNER PERMITTED BY LAW. REVOCATIONS SHOULD BE DELIVERED TO THE ATTENTION OF THE CORPORATE SECRETARY AT 195 THE WEST MALL, TORONTO, ONTARIO, CANADA, M9C 5K1, OR TO COMPUTERSHARE TRUST COMPANY OF CANADA (or Computershare), 100 UNIVERSITY AVENUE, 9TH FLOOR, TORONTO, ONTARIO, CANADA, M5J 2Y1, ATTENTION: PROXY DEPARTMENT, NO LATER THAN 10:00 A.M. EASTERN DAYLIGHT TIME ON MAY 1, 2007, OR TO THE CHAIR OF THE MEETING ON THE MEETING DAY, BUT BEFORE THE START OF THE MEETING.
     Unless otherwise indicated, all dollar amounts in this document are in United States dollars and all information contained in this document is as of March 16, 2007.
     As used in this document, “Nortel” refers to the Company or the Company and its subsidiaries, including Nortel Network Limited, its principal operating subsidiary, as applicable.
     We will mail the notice of meeting, this document, and the form of proxy starting on or about March 26, 2007 to registered holders of the Company’s common shares as at the close of business on March 9, 2007, the record date for the Meeting.
     The following will constitute a quorum for the Meeting: three persons present in person and representing, in their own right, or by proxy, or as the duly authorized representative of any shareholder that is a corporation or other legal entity, at least 10% of the Company’s outstanding shares carrying voting rights.

VOTING OF PROXIES
Registered Shareholders
     If you are a registered shareholder, you can vote your common shares in person at the Meeting or by proxy.
     Voting in Person. If you wish to vote in person at the Meeting, do not submit the form of proxy included with this document prior to the Meeting. Your vote will be taken and counted at the Meeting.
     Voting by Proxy. If you will not be at the Meeting, you may complete and deliver a form of proxy, in which case the common shares represented by your proxy will be voted or withheld/abstained from voting in accordance with your instructions as indicated in your form of proxy on any ballot that may be called at the Meeting. If you sign and date and return a blank form of proxy, your shares will be voted: (i) in favour of the persons we nominate for election as a director; (ii) in favour of the appointment of KPMG LLP (or KPMG) as the Company’s independent auditors; and (iii) against the shareholder proposal described in Schedule A hereto. Your proxyholder will decide how to vote on amendments or variations to the matters of business described above and on any additional or different matters that may properly come up for a vote at the Meeting. We are not aware of any such amendment, variation or additional or different matters. As a registered shareholder, you may vote by proxy by completing and returning the form of proxy by mail or facsimile, or, alternatively, via the Internet.
     Voting by Mail or Facsimile. You may vote by completing, dating and signing the enclosed form of proxy and returning it to Computershare no later than 10:00 a.m. Eastern Daylight Time on May 1, 2007, by mail using the envelope provided, or by faxing it to 1-866-249-7775 (toll free within Canada and the United States) or 416-263-9524 (outside Canada and the United States).
     Internet Voting. You may vote over the Internet by accessing www.nortel.com/shareholders and following the proxy login and voting procedures described for the Meeting. The enclosed form of proxy (or if you have previously consented to electronic delivery by e-mail, the e-mail notice provided to you) contains certain information required for the Internet voting process. Detailed voting instructions will then be conveyed electronically via the Internet to those who have completed the login procedure. You may vote (and revoke a previous vote) over the Internet at any time before 10:00 a.m. Eastern Daylight Time on May 1, 2007.
     A proxy must be in writing and must be signed by you as registered shareholder or by a person you have authorized in writing to act as your attorney or, if the registered shareholder is a corporation or other legal entity, by an authorized officer or attorney.
     For the purpose of voting by proxy, proxies marked “WITHHOLD/ABSTAIN” will be treated as present for the purpose of determining quorum but will be treated as having been withheld from voting.
     Computershare will deal with proxies it receives in a way that preserves the confidentiality of your individual votes. However, the Company will have access to proxies as necessary to meet applicable legal requirements, including in the event of a proxy contest, or if a shareholder makes a written comment or submits a question on the form of proxy.
Beneficial Shareholders
     If your common shares are not registered in your name but in the name of an intermediary (typically a bank, trust company, securities dealer or broker, or a clearing agency in which an intermediary participates), then you are a non-registered, or beneficial, shareholder. Copies of this document have been distributed to intermediaries who are required to deliver them to, and seek voting instructions from, our beneficial shareholders. Intermediaries often use a service company (such as ADP Investor Communications) to forward meeting materials to beneficial shareholders. If you are a beneficial shareholder, you can vote your common shares by proxy through your intermediary.

     Internet Voting. If your intermediary is registered with ADP Investor Communications, who we have retained to manage beneficial shareholder Internet voting, you may vote over the Internet by accessing www.nortel.com/shareholders and following the proxy login and voting instructions.
     Voting through Intermediaries. If your intermediary gives you a voting instruction form, you cannot use the Internet voting procedures described above and must follow the intermediary’s instructions (which in some cases may allow you to complete the voting instruction form by telephone or on the intermediary’s Internet website). Occasionally, you may be given a form of proxy that has been signed by the intermediary and which is restricted to the number of shares you own but is otherwise not completed. You do not need to sign this form of proxy. In this case, you can complete the form of proxy and vote by mail or facsimile only, in the same manner as described above under “Registered Shareholders – Voting by Mail or Facsimile”.
     Voting in Person. If you wish to vote in person at the Meeting, insert your own name in the space provided on the voting instructions form or form of proxy, as permitted under applicable law, and return the same by following the instructions provided by your intermediary. Do not otherwise complete the form as your vote will be taken and counted at the Meeting.
     In all cases, beneficial shareholders should carefully follow the instructions provided by the intermediary.
     Intermediaries will return your proxy as a broker “non-vote” if the intermediary does not receive voting instructions from you or, if under applicable stock exchange or other rules, the intermediary does not have the discretion to vote those shares on one or more of the matters that come before the Meeting. We will treat such broker “non-votes” as not entitled to vote on any such matter and we will not count them as having been voted in respect of any such matter. We will, however, count shares represented by such broker “non-votes” in determining whether there is a quorum for the Meeting.
ELECTRONIC ACCESS TO PROXY-RELATED MATERIALS
AND ANNUAL AND QUARTERLY REPORTS
     We offer both our registered and beneficial shareholders the opportunity to view future proxy circulars and proxy statements, annual reports and quarterly reports through the Internet instead of receiving paper copies in the mail. You can choose this option at any time by enrolling in the electronic proxy delivery service by accessing www.nortel.com/shareholders and following the instructions. Should you decide to take advantage of this option, you will receive an e-mail with information on accessing proxy circulars and proxy statements as well as annual and quarterly reports. You need not make an election annually to receive electronic delivery as your initial election will remain in effect until you advise us that you no longer wish to access the materials electronically.
SHARE CONSOLIDATION
     On December 1, 2006, the Company implemented a 1-for-10 consolidation of its issued and outstanding common shares, as approved by the board of directors on November 6, 2006 and the shareholders at the annual and special meeting of shareholders on June 29, 2006. All references to securities of the Company in this proxy circular and proxy statement are presented on a post-consolidation basis. In connection with the share consolidation, the Nortel 2005 Stock Incentive Plan (or the SIP) was amended and restated. For additional details on the amended and restated SIP, see “Equity-Based Compensation Plans”.

VOTING SHARES
     On February 28, 2007, 433,878,107 common shares of the Company were issued and outstanding. Each common share entitles its holder to one vote. Only registered holders of common shares of the Company at the close of business on March 9, 2007 are entitled to receive the notice of meeting and to vote at the Meeting.
     We are not aware of any person or company who, directly or indirectly, beneficially owns or has control or direction over more than 5% of the Company’s common shares except:

	Amount and Nature of	Percent of Outstanding
Name and Address	Beneficial Ownership	Common Shares
Brandes Investment Partners, L.P. (1)
11988 El Camino Real, Suite 500
San Diego, CA
92130	46,782,450 common shares(1)	10.78%

(1)	Brandes Investment Partners, L.P. (or the Investment Adviser), an investment adviser registered under the United States Investment Advisers Act of 1940, Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson, and Jeffrey A. Busby (or collectively, the Group) each beneficially owns in the aggregate 46,782,450 common shares of the Company, of which each has shared voting power in respect of 34,155,706 common shares and shared dispositive power in respect of 46,782,450 common shares. 46,782,450 common shares are deemed to be beneficially owned by Brandes Investment Partners, Inc., Brandes Worldwide Holdings, L.P., Charles H. Brandes, Glenn R. Carlson, and Jeffrey A. Busby as control persons of the Investment Adviser, and they disclaim beneficial interest as to such common shares, except for an amount equal to substantially less than one percent of the above number of common shares, and none of these entities or individuals holds the above-noted common shares for its/his account except on a de minimis basis. The above information is from the Schedule 13G filed by the Group with the United States Securities and Exchange Commission (or the SEC) on February 14, 2007.
FINANCIAL STATEMENTS AND AUDITORS’ REPORTS
     At the Meeting, we will submit to you the Company’s consolidated financial statements for the year ended December 31, 2006 and the related report of our auditors. No vote will be taken regarding the financial statements.
SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2008 ANNUAL MEETING
     If you want to propose any matter for a vote by the Company’s shareholders at the Company’s 2008 annual meeting, you must send your proposal to the Company at the following address: Corporate Secretary, Nortel Networks Corporation, 195 The West Mall, Toronto, Ontario, Canada, M9C 5K1. The Company may omit your proposal from next year’s proxy circular and proxy statement under applicable United States securities laws if it is not received by the Company’s Corporate Secretary at the address noted above by November 17, 2007 and may omit your proposal from next year’s proxy circular and proxy statement under applicable Canadian corporate law if it is not received by the Company’s Corporate Secretary at the address noted above by December 17, 2007.
ELECTION OF DIRECTORS
     Under its articles, the Company is permitted to have between three and 15 directors, with the actual number of directors determined by the board of directors. Directors are elected at the annual meeting of shareholders, except that we can appoint directors in certain circumstances between annual meetings. The board of directors has resolved to have 11 directors effective upon the election of the directors at the Meeting. Each person who is appointed or elected to the board of directors will hold that position until the earliest of: (i) the close of the next annual meeting of shareholders; (ii) the date he or she ceases to be a director by operation of law; or (iii) the date he or she resigns.
     The Company’s articles provide that, in order for a nominee to be elected as a director, at least two-thirds (66.66%) of the shares represented in person or by valid proxy at the Meeting and entitled to vote for directors must be voted in such nominee’s favour. Withholding your vote for a nominee will have the same effect as voting against the nominee. The results of the election of directors at the Meeting will be determined and certified by the scrutineers for the Meeting.
     IF YOU PROPERLY COMPLETE AND RETURN THE ENCLOSED FORM OF PROXY, YOUR SHARES WILL BE VOTED FOR THE NOMINEES LISTED BELOW UNLESS YOU SPECIFICALLY INSTRUCT OTHERWISE.
     IF YOU PROPERLY COMPLETE AND RETURN THE ENCLOSED FORM OF PROXY AND ANY OF THE NOMINEES LISTED ON THE FORM OF PROXY IS FOR ANY REASON UNAVAILABLE TO SERVE, YOUR PROXYHOLDER AT THE MEETING MAY CHOOSE TO VOTE FOR ANOTHER QUALIFIED NOMINEE. WE HAVE NO REASON TO BELIEVE THAT ANY NOMINEE WILL BE UNAVAILABLE TO SERVE.
     See “Statement of Corporate Governance Practices” for a description of the responsibilities of the boards of directors of the Company and Nortel Networks Limited (or the Nortel boards), as well as the responsibilities and membership of the committees of the Nortel boards. Set out below is information concerning the individuals who have been nominated to be elected as directors of the Company at the Meeting. The Company’s directors are also the directors of Nortel Networks Limited. Board meetings are generally held as combined meetings of the Nortel boards. A detailed record of attendance by directors at meetings of the Nortel boards and their committees in 2006 is set out under “Summary of Director Attendance”.
Jalynn H. Bennett, C.M.
Age: 64
Residence: Toronto, Ontario, Canada
Director Since: June 29, 2005
Independent(1)
Jalynn H. Bennett, C.M. has been President of Jalynn H. Bennett and Associates Ltd., a consulting firm in strategic planning and organizational development in both the public and private sectors, since 1989. Prior to establishing that firm, Mrs. Bennett was associated for nearly 25 years with The Manufacturers Life Insurance Company. Mrs. Bennett is a member of the Lawrence National Centre for Policy and Management Advisory Council, Richard Ivey School of Business, the Canada Millennium Scholarship Foundation, the Schulich School of Business – International Program Advisory Council, the Toronto Society of Financial Analysts, the Toronto Association of Business Economists, the Governance Leadership Council of the Ontario Hospital Association, Canada’s Outstanding CEO of the Year – National Advisory Board and the Trinity College Endowment Campaign Cabinet. She is also a director of Cadillac Fairview Corporation and the Sick Kids Foundation. She is a fellow of the Institute of Corporate Directors in Canada, a past Commissioner of the Ontario Securities Commission (or the OSC) and was a member of the Toronto Stock Exchange (or the TSX), Canadian Stock Exchange and the Canadian Institute of Chartered Accountants’ Joint Committee on Corporate Governance (The Saucier Committee).

Nortel Board/Committee Membership(2)	Public Board Membership
Board of directors (NNC and NNL)	Canadian Imperial Bank of Commerce Teck Cominco Ltd.
Compensation and human resources committee (NNC and NNL)
Pension fund policy committee (NNL)
Securities Held(3)

		Total Market Value of Common Shares
Common Shares	Share Units	and Share Units at Year End
(#)	(#)(4)	($)(5)
—	8,253	220,603

Dr. Manfred Bischoff
Age: 64
Residence: Starnberg, Federal Republic of Germany
Director Since:
April 29, 2004
Independent(1)
Dr. Manfred Bischoff has been chairman of the board of European Aeronautic Defence and Space Company EADS N.V., an aerospace company, since July 2000. He is also chairman of the supervisory board of DaimlerChrysler Aerospace AG and DaimlerChrysler Luft-und Raumfahrt Holding. Previously, Dr. Bischoff was a member of the board of management of DaimlerChrysler AG from May 1995 to December 2003 and President and Chief Executive Officer of DaimlerChrysler Aerospace AG from May 1995 to March 2000.

Nortel Board/Committee Membership(2)	Public Board Membership
Board of directors (NNC and NNL)	European Aeronautic Defence and Space
Compensation and human resources committee (NNC and NNL)	Company EADS N.V.
Pension fund policy committee (NNL)	DaimlerChrysler AG
Litigation committee (NNC)	Fraport AG
Royal KPN N.V.
Unicredit
Securities Held(3)

		Total Market Value of Common Shares
Common Shares	Share Units	and Share Units at Year End
(#)	(#)(4)	($)(5)
—	6,667	178,209
The Hon. James Baxter Hunt, Jr.
Age: 69
Residence: Lucama, North Carolina, U.S.A.
Director Since: June 29, 2005
Independent(1)
The Hon. James Baxter Hunt, Jr. has been a member of the law firm of Womble Carlyle Sandridge & Rice, PLLC, since 2001. Prior to that, he was Governor of North Carolina for four terms, 1977 to 1985 and 1993 to 2001, where he established the Microelectronics Center of North Carolina, the N.C. Biotechnology Center and the N.C. School of Science and Mathematics. He founded and chaired the National Board for Professional Teaching Standards and currently chairs the National Center for Public Policy and Higher Education, the Hunt Institute for Educational Leadership and Policy, and the Institute for Emerging Issues. Mr. Hunt is a trustee of the Carnegie Corporation of New York.

Nortel Board/Committee Membership(2)	Public Board Membership
Board of directors (NNC and NNL)
Audit committee (NNC and NNL)
Nominating and governance committee (NNC) – Chair
Securities Held(3)

		Total Market Value of Common Shares
Common Shares	Share Units	and Share Units at Year End
(#)	(#)(4)	($)(5)
—	8,257	220,710

Dr. Kristina Mary Johnson
Age: 49
Residence: Durham, North Carolina, U.S.A.
Director Since:
November 6, 2006
Independent(1)
Dr. Kristina Mary Johnson has been Dean of Duke University’s Edmund T. Pratt, Jr., School of Engineering since 1999. As Dean of the Pratt School of Engineering, she oversees more than 1100 undergraduates, 440 graduate students and 120 tenure track and non-tenure track faculty. She joined Duke from the University of Colorado, where she served as a professor of Electrical and Computer Engineering from 1985-1999. Dr. Johnson has helped start several companies including ColorLink, Inc. She also currently serves on the advisory boards of the Colorado School of Mines, the Georgia Institute of Technology School of Engineering, the Duke Childrens’ Classic, and the Institute for Emerging Issues. Dr. Johnson received her B.S., M.S. (with distinction) and Ph.D. in electrical engineering from Stanford University. She completed a NATO post-doctoral fellowship at Trinity College in Dublin, Ireland, and was a Fulbright Fellow in 1991. Dr. Johnson has published more than 140 refereed papers and proceedings, holds 43 patents, and has pioneered work in liquid crystal-on-silicon (LCOS) microdisplays, a marriage of LC electro-optic materials and VLSI technology.

Nortel Board/Committee Membership(2)	Public Board Membership
Board of directors (NNC and NNL)	Boston Scientific
Compensation and human resources committee (NNC and NNL)	AES Corporation
Minerals Technologies
Securities Held(3)

Total Market Value of Common Shares
Common Shares	Share Units	and Share Units at Year End
(#)	(#)(4)	($)(5)
—	—	—
John Alan MacNaughton, C.M.
Age: 62
Residence: Toronto, Ontario, Canada
Director Since: June 29, 2005
Independent(1)
John Alan MacNaughton, C.M. served as the founding President and Chief Executive Officer of the Canada Pension Plan Investment Board, a Crown corporation created by an Act of Parliament to invest the assets of the Canada Pension Plan, from 1999 until his retirement in 2005. He was President of Nesbitt Burns Inc., the investment banking arm of Bank of Montreal, from 1994 to 1999. Mr. MacNaughton is chairman of Canadian Trading and Quotation System Inc., chairman of the Canadian Institute for International Affairs and vice-chair of the University Health Network.

Nortel Board/Committee Membership(2)	Public Board Membership
Board of directors (NNC and NNL)	TransCanada Corporation
Audit committee (NNC and NNL) – Chair	TransCanada Pipelines Limited
Nominating and governance committee (NNC)
Securities Held(3)

		Total Market Value of Common Shares
Common Shares	Share Units	and Share Units at Year End
(#)	(#)(4)	($)(5)
10,000	8,964	506,908

The Hon. John Paul Manley
Age: 57
Residence: Ottawa, Ontario, Canada
Director Since: May 26, 2004
Independent(1)
The Hon. John Paul Manley has been senior counsel at the law firm of McCarthy Tétrault LLP since May 2004. Mr. Manley was previously the Member of Parliament for Ottawa South from November 1988 to June 2004 and chairman of the Ontario Power Generation Review Committee, which was responsible for reviewing the state of the energy system of Ontario, from December 2003 to March 2004. As a Member of Parliament, Mr. Manley also held various positions in the Canadian Federal Government, including Deputy Prime Minister of Canada from January 2002 to December 2003, Minister of Finance from June 2002 to December 2003, Chair of the Cabinet Committee on Public Security and Anti-Terrorism from October 2001 to December 2003, Minister of Foreign Affairs from October 2000 to January 2002 and Minister of Industry prior thereto. He was granted the designation C. Dir. (Chartered Director) by McMaster University in February 2006. Mr. Manley is also a director of CARE Canada and Optosecurity Inc.

Nortel Board/Committee Membership(2)	Public Board Membership
Board of directors (NNC and NNL)	Canadian Imperial Bank of Commerce
Compensation and human resources committee (NNC and NNL)	Canadian Pacific Railway
Pension fund policy committee (NNL) – Chair
Securities Held(3)

		Total Market Value of Common Shares
Common Shares	Share Units	and Share Units at Year End
(#)	(#)(4)	($)(5)
—	9,079	242,682
Richard David McCormick
Age: 66
Residence: Denver, Colorado, U.S.A.
Director of the Company Since: January 11, 2005
Director of Nortel Networks Limited Since:
January 18, 2005
Independent(1)
Richard David McCormick served as chairman of US WEST, Inc., a telecommunications company, from June 1998 until his retirement in May 1999. He was chairman, President and Chief Executive Officer of US WEST, Inc. from 1992 until 1998. Since 1999, Mr. McCormick has acted as a corporate director. Mr. McCormick is also the honorary chairman (past chairman) of the International Chamber of Commerce and vice chairman (past chairman) of the United States Council for International Business. He is director of HealthTrio Inc., trustee of the Denver Art Museum, Vice-President of the Denver Art Museum Foundation and Director Emeritus of Creighton University. From 1994 to 2003, Mr. McCormick was also a director of UAL Corporation, the parent holding company and sole shareholder of United Air Lines, Inc. On December 9, 2002, UAL Corporation, United Air Lines, Inc. and 26 direct and indirect wholly owned subsidiaries of UAL Corporation filed voluntary petitions to reorganize their businesses under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division.

Nortel Board/Committee Membership(2)	Public Board Membership
Board of directors (NNC and NNL)	United Technologies Corporation
Compensation and human resources committee (NNC and NNL) – Chair	Wells Fargo and Company
Litigation committee (NNC)
Nominating and governance committee (NNC)
Securities Held(3)

		Total Market Value of Common Shares
Common Shares	Share Units	and Share Units at Year End
(#)	(#)(4)	($)(5)
10,000	9,458	520,112

Claude Mongeau
Age: 45
Residence: Boucherville, Québec, Canada
Director Since: June 29, 2006
Independent(1)
Claude Mongeau has been the Executive Vice-President and Chief Financial Officer of Canadian National Railway Company, a North American railway company, since October 2000. Prior to that appointment, Mr. Mongeau was Senior Vice-President and Chief Financial Officer from October 1999. Mr. Mongeau is also chairman of the audit committee and a member of the governance committee of SNC-Lavalin Group Inc. He also serves as a director of Pointe-à-Callière Museum and Forces Avenir. Mr. Mongeau was also a director of 360networks Corporation (or 360networks), his tenure ending shortly before that company’s application under the Companies’ Creditors Arrangement Act for creditor protection. 360networks underwent a restructuring in 2002 and its Canadian assets were sold in November 2004.

Nortel Board/Committee Membership(2)	Public Board Membership
Board of directors (NNC and NNL)	SNC-Lavalin Group Inc.
Pension fund policy committee (NNL)
Audit committee (NNC and NNL)
Securities Held(3)

		Total Market Value of Common Shares
Common Shares	Share Units	and Share Units at Year End
(#)	(#)(4)	($)(5)
—	3,048	81,473
Harry Jonathan Pearce
Age: 64
Residence: Bloomfield Hills,
Michigan, U.S.A.
Director of the Company
Since: January 11, 2005
Director of Nortel Networks
Limited Since:
January 18, 2005
Independent (1)
Harry Jonathan Pearce was chairman of the board of Hughes Electronics Corporation (now The DIRECTV Group, Inc.), a company engaged in digital television entertainment, broadband satellite and network services as well as global video and data broadcasting, from June 2001 to January 2004. He was a director and vice-chairman of General Motors Corporation from January 1996 to June 2001. Since his retirement in 2004, Mr. Pearce has been involved in many educational and charitable organizations.

Nortel Board/Committee Membership(2)	Public Board Membership
Board of directors (NNC and NNL) – Chair	Marriott International, Inc.
Litigation committee (NNC) – Chair	MDU Resources Group, Inc.
Securities Held(3)

		Total Market Value of Common Shares
Common Shares	Share Units	and Share Units at Year End
(#)	(#)(4)	($)(5)
1,600	6,926	227,900

John David Watson, FCA
Age: 61
Residence: Calgary, Alberta, Canada
Director Since: June 29, 2006
Independent (1)
John David Watson, FCA was Executive Vice-President and Chief Financial Officer of EnCana Corporation (or EnCana), an Alberta, Canada based oil and gas exploration and production company since its formation in 2002 and until his retirement on February 28, 2006. Prior to that appointment, Mr. Watson was Vice-President Finance and Chief Financial Officer of Alberta Energy Company Ltd., a predecessor company to EnCana since 1987. From March 1, 2006 to December 31, 2006, Mr. Watson served as an executive adviser to EnCana. He is also a member of the Audit Committee of the Province of Alberta and has recently retired from chair of the Calgary Police Commission. In 2005, he was granted the designation of ICD.D by the Institute of Corporate Directors.

Nortel Board/Committee Membership(2)	Public Board Membership
Board of directors (NNC and NNL)	UTS Energy Corporation
Audit committee (NNC and NNL)
Nominating and governance committee (NNC)
Securities Held(3)

		Total Market Value of Common Shares
Common Shares	Share Units	and Share Units at Year End
(#)	(#)(4)	($)(5)
—	3,048	81,473

Mike Svetozar Zafirovski
Age: 53
Residence: Lake Forest,
Illinois, U.S.A.
Director Since:
November 15, 2005
Management
Mike Svetozar Zafirovski was previously employed in the telecommunications industry with Motorola, Inc. (or Motorola). From July 2002 to February 2005, he was President and Chief Operating Officer and a director of Motorola and, prior thereto, from June 2000 to July 2002, he was President and Chief Executive Officer of Motorola’s mobile devices business. Prior to his tenure with Motorola, Mr. Zafirovski held a number of positions during 25 years with the General Electric Company (or GE), including 13 years as President and Chief Executive Officer of various businesses in the industrial as well as financial and insurance sectors. Mr. Zafirovski is also a director of The Boeing Company and is the chair of the finance committee and a member of the audit committee of The Boeing Company. In addition, he is a director of the Economic Club of Chicago.

Nortel Board/Committee Membership(2)	Public Board Membership
Board of directors (NNC and NNL)	The Boeing Company
Common Shares and Share Units Held(3)

		Total Market Value of Common Shares
Common Shares	Share Units	and Share Units at Year End
(#)	(#)(4)	($)(5)
27,229	—	727,831
Options Held(3)

					Value of Unexercised
		Number	Exercise	Total	Options at Year End
Date Granted	Expiry Date	Granted	Price	Unexercised	($)(5)
November 15, 2005	November 14, 2015	500,000	$31.00	500,000	— (6)
June 14, 2006	June 13, 2016	167,500	$21.20	167,500	926,275
Restricted Stock Units Held(3)

			Value of Restricted Stock Units that
	Number	Number of Restricted Stock	have not Vested at Year End
Date Granted	Granted	Units that have not Vested	($)(5)
November 15, 2005	226,500	181,200	4,843,476
Performance Stock Units Held(3)

			Value of Performance Stock Units that
	Number	Number of Performance Stock	have not Vested at Year End
Date Granted	Granted	Units that have not Vested	($)(5)
June 14, 2006	113,000	113,000	3,020,490

(1)	“Independent” refers to the standards of independence attached to and forming part of our Statement of Governance Guidelines (or the Governance Guidelines), the listing standards of the New York Stock Exchange (or the NYSE) and applicable SEC and Canadian Securities Administrators (or the CSA) rules and policies.

(2)	NNC means the Company and NNL means Nortel Networks Limited.

(3)	Except for Mr. Zafirovski, none of the directors hold any stock options, restricted stock units or performance stock units of the Company. For detailed information on stock options, restricted stock units and performance stock units held by Mr. Zafirovski, see “Executive Compensation”.

(4)	Represents the aggregate number of share units held under the Directors’ Deferred Share Compensation Plans (or the DSC Plans) of the Company and Nortel Networks Limited as of December 31, 2006 rounded down to the nearest whole number. Each share unit entitles the holder to receive one common share of the Company. Share units are settled in common shares of the Company, net of taxes, when the director ceases to be a member of the Nortel boards. Mr. Zafirovski is not eligible to participate under the DSC Plans.

(5)	Based on the closing market price on the NYSE on December 29, 2006 of $26.73 rounded to the nearest dollar and assumes all vesting and performance criteria, as applicable, have been satisfied.

(6)	As at December 29, 2006, the exercise price of Mr. Zafirovski’s options was greater than the closing market price on NYSE of $26.73.
     From May 31, 2004 until on or about June 21, 2005, certain directors, senior officers and certain current and former employees of the Company and Nortel Networks Limited were prohibited from trading in the securities of the Company and Nortel Networks Limited pursuant to management cease trade orders issued by the OSC and certain other provincial securities regulators in connection with the delay in the filing of certain of our financial statements. These orders did not at any time apply to Mrs. Bennett, Dr. Johnson or Messrs. Hunt, MacNaughton, Mongeau, Watson or Zafirovski as they were elected as directors after such orders were revoked. The OSC and certain other provincial securities regulators issued a further management cease trade order on April 10, 2006 in connection with the delay in filing certain 2005 financial statements prohibiting certain directors, senior officers and certain current and former employees from trading in securities of the Company and Nortel Networks Limited. Following the filing of the required financial statements, the OSC lifted such cease trade order effective June 8, 2006, following which the other provincial securities regulators lifted the further cease trade orders. These orders did not at any time apply to Dr. Johnson or Messrs. Mongeau or Watson as they were elected or appointed as directors after such orders were revoked.
     Shareholders who wish to have the nominating and governance committee of the board of directors of the Company consider the nomination of any person for director at the 2008 annual meeting of shareholders should contact our Corporate Secretary at 195 The West Mall, Toronto, Ontario, Canada, M9C 5K1, by December 31, 2007. See “Statement of Corporate Governance Practices”.

EXECUTIVE OFFICERS AND CERTAIN OTHER NON-EXECUTIVE
BOARD APPOINTED OFFICERS
     The board of directors of the Company appoints, and may remove, executive officers and certain other non-executive board appointed officers of the Company. Generally, such officers hold their position until a successor is appointed or until the officer resigns. Set forth below are the names of our executive officers and non-executive board appointed officers as of March 16, 2007, their ages, offices currently held and year of appointment.

		Year of
Name and age	Office and position currently held	Appointment
Robert John Bartzokas (55)	Chief Compliance Officer	2006
Martha Helena Bejar (44)	President, CALA and Emerging Markets Strategy	2005
Dennis James Carey (60)	Executive Vice-President, Corporate Operations	2006
Tracy Sarah Jane Connelly McGilley (35)*	Associate General Counsel – Corporate and Assistant Secretary	2004
Peter William Currie (56)	Executive Vice-President and Chief Financial Officer	2005
Gordon Allan Davies (44)*	General Counsel – Corporate and Corporate Secretary	2005
William John Donovan (49)*	Senior Vice-President, Business Transformation	2006
David William Drinkwater (58)	Chief Legal Officer	2005
Darryl Alexander Edwards (45)	President, EMEA	2006
Lauren Patricia Flaherty (49)	Chief Marketing Officer	2006
Jesse Joel Hackney, Jr. (37)	Senior Vice-President, Global Operations and Quality	2006
Dion Constandino Joannou (41)	President, North America	2005
Paul Wesley Karr (51)	Controller	2005
William Joseph LaSalle (54)*	General Counsel – Operations	2005
Kimberly Susan Lechner (41)*	Assistant Controller	2005
Peter Look (49)*	Vice-President, Tax	2006
Richard Stephen Lowe (56)	President, Mobility and Converged Core Networks	2005
Pierre David MacKinnon (45)	Chairman, LG-Nortel JV and GM, WiMAX	2006
Michael Walton McCorkle (54)*	Assistant Treasurer	2005
Philippe Morin (41)	President, Metro Ethernet Networks	2006
Michael Pangia (45)	President, Asia Region	2006
George Andrew Riedel (49)	Chief Strategy Officer	2006
John Joseph Roese (36)	Chief Technology Officer	2006
Stephen Francis Slattery (47)	President, Enterprise Solutions	2006
Katharine Berghuis Stevenson (44)	Treasurer	2000
Anna Ventresca (42)*	Associate General Counsel – Corporate and Assistant Secretary	2005
Dietmar Martin Wendt (47)	President, Global Services	2006
Mike Svetozar Zafirovski (53)	President and Chief Executive Officer	2005

*	Non-executive board appointed officers
     All the above-named officers have been employed in their current position or other senior positions with Nortel during the past five years, except as follows:
•	R.J. Bartzokas was appointed Chief Compliance Officer in January 2006, prior to which he was Chief Audit and Security Officer (October 2005 to January 2006) and Vice-President, Audit (July 2005 to October 2005). Mr. Bartzokas has over 30 years of accounting and auditing experience, including as Vice President, Audit and Compliance of Amerada Hess Corporation (January 1995 to June 2005) and as Audit Manager with Getty Oil Company (March 1979 to October 1984). Previously, Mr. Bartzokas was a Senior Auditor with Price Waterhouse;

•	D.J. Carey was appointed as Executive Vice-President, Corporate Operations effective January 2006. He is responsible for Human Resources, the Business Transformation Office, Ethics, and Information Services, as well as the Company’s Environment, Safety and Business Continuity programs, and Diversity. Prior to his appointment, Mr. Carey held various leadership positions at Motorola, GE, The Home Depot, Inc. (or The Home Depot) and AT&T. In his most recent assignment, Mr. Carey was Executive Vice-President (February 2005 to November 2005) and prior thereto was Executive Vice President, President and Chief Executive Officer, Integrated Electronic Systems for Motorola (November 2002 to January 2005). In this role he was responsible for the growth and profitability of a portfolio of eight businesses, including Automotive Communications and Electronics Systems Group, Energy Systems Group, Embedded Communications Computing Group, Enterprise Seamless Mobility Division, Canopy Division, Secure Asset Solution Division, iRadio Division and Clinical Micro Sensors Division. He has also served as Vice President and General Manager for Corporate Productivity and Mergers and Acquisitions for AT&T, and more recently as Executive Vice President for Business Development, Strategy and Corporate Operations for The Home Depot after having been Executive Vice President and Chief Financial Officer;

•	T.S.J. Connelly McGilley was named Associate General Counsel – Corporate and Assistant Secretary in October 2006, prior to which she had been Assistant Secretary since December 2004 and Counsel – Securities in the Nortel Networks Limited legal department since July 1999;

•	P.W. Currie held various finance positions at Nortel from 1979 to 1992, including General Auditor, Controller and Vice-President, Finance for different business segments, and from 1994 to early 1997 as Senior Vice-President and Chief Financial Officer. He joined Royal Bank of Canada in 1997, most recently holding the position of Vice Chairman and Chief Financial Officer of RBC Financial Group until September 2004;

•	W.J. Donovan was appointed Senior Vice-President, Business Transformation in January 2006, prior to which he had been Senior Vice-President, Human Resources since September 2000;

•	D.W. Drinkwater, prior to his appointment as Chief Legal Officer in December 2005, carried on a consulting business and held various corporate directorships from August 2004 to December 2005. Mr. Drinkwater was Executive Vice President and Chief Financial Officer of the Ontario Power Generation Inc. (or OPG), a generator and seller of electricity, from April 2003 to July 2004 and prior thereto, was Executive Vice President, Corporate Development and Legal Affairs of OPG from December 2000 to April 2003;

•	L.P. Flaherty was appointed Chief Marketing Officer effective May 1, 2006. Prior to joining Nortel, she gained more than 25 years experience with International Business Machines Corporation (or IBM). At IBM, she held various roles that included responsibility for long-term business strategy, channel and product marketing, and related communications and branding priorities. Most recently, Ms. Flaherty was Vice President, Worldwide Marketing, Small and Medium Business Segments;

•	J.J. Hackney, Jr. was appointed as Senior Vice-President, Global Operations and Quality in April 2006. Prior to his appointment, he was Senior Vice-President, Supply Chain and Quality, a position he held since December 2005. Mr. Hackney has a background in general management, supply chain, leadership skills, and Six Sigma expertise. He had more than 14 years of global leadership experience at GE in roles spanning audit, supply chain, operations, product management, and general management. Most recently, Mr. Hackney was Division General Manager for GE Consumer and Industrial, based in Barcelona, Spain (December 2004 to December 2005);
•	P.W. Karr was appointed as Controller in May 2005, prior to which he was Vice President and Financial Controller of Bristol-Myers Squibb Company (November 2003 to December 2004). Prior thereto, Mr. Karr held numerous senior positions with GE from February 1994 to October 2003, most recently as Senior Vice President and Chief Accounting Officer, GE Capital Market Services during 2003. Prior thereto, Mr. Karr spent approximately 16 years with Deloitte & Touche, including as National Consultation Partner in 1992 and 1993;

•	K.S. Lechner has been with Nortel for 11 years, holding a variety of senior finance roles across the business. Prior to her appointment as Assistant Controller in October 2005, she was leader of the Financial

Planning and Analysis for Carrier Networks’ North American Sales. Prior to joining Nortel, Ms. Lechner held progressively senior roles at Ernst & Young Chartered Accountants and J. Walter Thompson Company, Inc.;

•	P. Look was appointed as Vice-President, Tax in June 2006, prior to which he was Vice President, Treasurer and Chief Tax Officer for Visteon Corporation since 2003. From 2000 to 2003, Mr. Look was Vice President, Tax for Visteon Corporation. As a former Partner and Director of International Tax with Ernst & Young and various executive positions with Ford Motor Company, Mr. Look has over 25 years of tax experience in public accounting;

•	P.D. MacKinnon was appointed as Chairman, LG-Nortel JV and GM, WiMAX in August 2006, prior to which he was Chairman, LG-Nortel JV and President, LG-Nortel Business Unit (March 2006 to August 2006), President, GSM/UMTS/Chairman, LG-Nortel (October 2005 to February 2006) and President, GSM/UMTS (October 2004 to September 2005). Mr. MacKinnon also served as Senior Vice President, Wireless Networks Americas. He was also VP, GM of Applications and Devices and previously served as Vice President of the Asia-Pacific wireless regional unit based in Singapore and had global responsibility for the product management and marketing efforts of GSM based in France. He also held positions in product management, marketing, operations and regional experience in Europe, Asia and North America;

•	M.W. McCorkle was, prior to his appointment as Assistant Treasurer in August 2005, Nortel’s Director and Team Leader, Structured Finance EMEA, based in the United Kingdom (August 2003 to July 2005). During his time with Nortel, Mr. McCorkle has also held the position of Director of Customer Finance, North America (March 1997 to July 2003), where he led the Wireless group within North American Customer Finance. Prior to joining Nortel in 1997, Mr. McCorkle had extensive experience in the banking industry, having held various Vice-President positions at the First National Bank of Chicago;

•	P. Morin was appointed as President, Metro Ethernet Networks in May 2006. From January 2003 to May 2006, Mr. Morin held the position of General Manager, Optical Networks. From 2001 to 2003, Mr. Morin held the position of Leader Brand Management, Optical Networks, responsible for Optical Networks LC investment decisions;

•	M. Pangia was appointed as President, Asia Region in June 2006 responsible for Nortel’s sales strategy and operations for the Asia region. Prior to this appointment, Mr. Pangia held various leadership positions with Nortel since 1986, most recently as Chief Operating Officer, Asia Pacific. Mr. Pangia’s previous roles were in both finance and operations positions including Leader, Global Operations and Services, Enterprise, Vice-President Finance, Optical Networks and Vice President Finance, Market Segments;

•	G.A. Riedel was appointed Chief Strategy Officer in February 2006. Prior to that, he was Vice President, Strategy and Corporate Development at Juniper Networks Incorporated (or Juniper) from March 2003 to February 2006. In this role, Mr. Riedel was involved in developing and executing a growth strategy to expand Juniper’s portfolio and partnerships. He was heavily engaged in a number of Juniper’s acquisitions and strategic partnerships. Prior to his position with Juniper, Mr. Riedel held a number of positions during 15 years with the Boston-based consulting firm McKinsey & Company (or McKinsey), the most recent being Director, Australia and Singapore from November 1987 to December 2002. His work at McKinsey focused exclusively on high technology industries, particularly the telecommunications industry;
•	J.J. Roese was appointed as Chief Technology Officer in June 2006, prior to which Mr. Roese held various technology lead positions most recently as Vice President and CTO Networking Technologies for Broadcom Corporation. Previous positions held included Executive Vice President and Chief Technology Officer for Enterasys Networks and Chief Technology Officer for Cabletron Systems;

•	A. Ventresca was named Associate General Counsel – Corporate and Assistant Secretary in October 2006, prior to which she had been Assistant Secretary since August 2005 and Counsel – Securities in the Nortel Networks Limited legal department since September 2000;

•	D.M. Wendt was appointed President, Global Services effective May 1, 2006. Prior to joining Nortel, he gained more than 25 years experience with IBM. He held a variety of positions internationally with IBM in sales and product management. Most recently, Mr. Wendt was Vice President, IBM Asia Pacific Information Technology Services Transformation; and

•	M.S. Zafirovski was, prior to joining Nortel, employed in the telecommunications industry with Motorola. From July 2002 to February 2005, he was President and Chief Operating Officer of Motorola and, from June 2000 to July 2002, he was President and Chief Executive Officer of Motorola’s mobile devices business. Prior to his tenure with Motorola, Mr. Zafirovski held a number of positions during 25 years with GE, including 13 years as President and Chief Executive Officer of various businesses in the industrial as well as financial and insurance sectors. Mr. Zafirovski is also a director of The Boeing Company and is the Chair of the Finance Committee and a member of the Audit Committee of The Boeing Company. In addition, he is a director of the Economic Club of Chicago, the Macedonian Arts Council and the Museum of Science and Industry in Chicago.

SUMMARY OF DIRECTOR ATTENDANCE
     The Company’s directors are also directors of Nortel Networks Limited. A detailed record of attendance by directors during 2006 at meetings of the boards and board committees on which they served is set out below. See “Statement of Corporate Governance Practices”.

Number of Meetings Attended in 2006 (1)(2)(3)
		Compensation and		Nominating and
		Human Resources	Audit	Governance	Pension Fund Policy	Litigation
	Board	Committee	Committee	Committee	Committee	Committee
	(NNC and	(joint NNC and	(NNC and	(NNC committee	(NNL committee	(NNC committee
Director	NNL)(3)(4)	NNL committee)	NNL)(4)	only)	only)	only)
J.H. Bennett	26/26	14/14	—	—	4/4	—
Dr. M. Bischoff	18/26	3/3	9/10	—	4/4	3/3
R.E. Brown	15/17	11/11	—	5/5	—	—
J.E. Cleghorn	16/17	—	10/10	5/5	—	—
The Hon. J.B. Hunt, Jr.	25/26	—	19/19	2/2	2/2	—
R.A. Ingram	12/17	—	8/10	4/5	—	—
Dr. K.M. Johnson	4/4	0/0	—	—	—	—
J.A. MacNaughton	24/26	10/11	9/9	7/7	—	—
The Hon. J.P. Manley	24/26	11/14	—	—	4/4	—
R.D. McCormick	25/26	13/14	9/10	2/2	—	1/1
C. Mongeau	8/9	—	9/9	—	2/2	—
R.W. Osborne	14/17	—	9/10	—	2/2	—
H.J. Pearce	26/26	11/11	—	5/5	—	1/1
J.D. Watson	9/9	—	9/9	2/2	—	—
M.S. Zafirovski	25/26	—	—	—	—	—

(1)	Table indicates meetings held at any time during 2006 and attendance of individual directors only while such individual was a director of the Nortel boards or a member of a board committee, as applicable. Messrs. Brown, Cleghorn, Ingram and Osborne retired June 29, 2006. Dr. Johnson was appointed a director effective November 6, 2006 and a member of the compensation and human resources committee effective November 30, 2006.

(2)	A special committee of the board of directors of the Company was dissolved on June 29, 2006. Messrs. Brown, Cleghorn, Ingram, McCormick and Pearce were members of the special committee. The special committee did not hold any meetings during 2006 prior to its dissolution. See “Statement of Corporate Governance Practices – Board Committees”.

(3)	NNC means the Company and NNL means Nortel Networks Limited.

(4)	All meetings of the boards of NNC and NNL and of the audit committees of the boards of NNC and NNL were held together as joint meetings, except for the meeting of the board of directors of NNC held on June 29, 2006 and the meeting of the board of directors of NNL held on June 29, 2006.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
     The following table shows the number of common shares of the Company beneficially owned, as of February 28, 2007 (unless otherwise noted), by each of the Company’s directors, nominees for directors and the individuals named as named executive officers under “Executive Compensation”, as well as by the directors and executive officers as a group. No director or executive officer has pledged any of his or her common shares as security.
     A person is deemed to be a beneficial owner of a common share if that person has, or shares, the power to direct the vote or investment of that common share. Under applicable United States securities laws, a person is also deemed to be a beneficial owner of a common share if such person has the right to acquire the share within 60 days (whether or not, in the case of a stock option, the current market price of the underlying common share is below the stock option exercise price). More than one person may be deemed a beneficial owner of a common share and a person need not have an economic interest in a share to be deemed a beneficial owner.
     Share units, as referenced in the table below, represent share units issued under the DSC Plans. Each share unit represents the right to receive one common share of the Company and is not considered beneficially owned under applicable United States securities laws. The DSC Plans are described under “Executive Compensation – Director Compensation for Fiscal Year 2006”.

		Amount and Nature of
Name of Beneficial Owner	Title of Class of Security	Beneficial Ownership(1)
J.H. Bennett	Common shares	—
	Share units	8,253
Dr. M. Bischoff	Common shares	—
	Share units	6,667
The Hon. J.B. Hunt, Jr.	Common shares	—
	Share units	8,257
Dr. K.M. Johnson	Common shares	—
	Share units	—
J.A. MacNaughton	Common shares	10,000
	Share units	8,964
The Hon. J.P. Manley	Common shares	—
	Share units	9,079
R.D. McCormick	Common shares	10,000
	Share units	9,458
C. Mongeau	Common shares	—
	Share units	3,048
H.J. Pearce	Common shares	1,600
	Share units	6,926
J.D. Watson	Common shares	—
	Share units	3,048
M.S. Zafirovski	Common shares	127,229	(2)(3)
P.W. Currie	Common shares	33,931	(2)(3)
D. Joannou	Common shares	46,050	(2)(3)
R.S. Lowe	Common shares	81,551	(2)(3)
J.J. Hackney, Jr.	Common shares	18,814	(2)(3)
Directors and executive officers as a group (consisting of 30 persons, comprised of the current directors and current executive officers)	Common shares Share units	707,723 63,700	(3)(4)

(1)	Except as set forth below, each person has sole investment and voting power with respect to the common shares beneficially owned by such person. Includes common shares subject to stock options exercisable on February 28, 2007 or that become exercisable within 60 days after such date (whether or not the market price of the underlying common shares is below the stock option exercise price). As of February 28, 2007, each director and named executive officer individually, and the directors and executive officers as a group, beneficially owned less than 1.0% of the outstanding common shares of the Company.

(2)	Includes common shares subject to stock options as follows: 100,000 for Mr. Zafirovski; 25,000 for Mr. Currie; 32,748 for Mr. Joannou; 57,615 for Mr. Lowe; and 12,500 for Mr. Hackney.

(3)	None of the common shares are subject to restricted stock units.

(4)	Includes 518,955 common shares subject to stock options and 1,420 common shares as to which investment and voting power is shared with one or more other persons, and excludes 40 common shares as to which beneficial ownership is disclaimed.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the United States Securities Exchange Act of 1934, as amended, requires directors and executive officers of the Company to file reports concerning their ownership of equity securities of the Company with the SEC, the NYSE and the Company. Based solely on a review of the information received and written representations from the persons subject to Section 16(a), we believe that all of the Company’s directors and executive officers filed their required reports on a timely basis during 2006 except Pierre David MacKinnon. Mr. MacKinnon’s acquisition of 11,500 common shares of the Company on June 14, 2006, was inadvertently reported to the SEC one day late.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     The material elements of compensation awarded to, earned by, or paid to named executive officers are described below. Nortel is exempt from complying with disclosure requirements concerning executive compensation under Canadian securities laws provided that we comply with the rules of the SEC; however, we have included general information regarding the compensation of all of our executive officers, followed by more specific information regarding the compensation of our named executive officers. Where material elements of the compensation paid to named executive officers differs from the compensation of the executive officers generally, we also describe such differences.
     The compensation and human resources committee (or CHRC) of the Nortel boards oversees Nortel’s executive officer compensation program and reports to the applicable Nortel board. The CHRC, together with the independent directors of the Nortel boards, determine the president and chief executive officer’s compensation, based on an assessment of the president and chief executive officer’s performance. For further information on the CHRC and on compensation consultants, see “Statement of Corporate Governance Practices – Board Committees”.
Objectives of Executive Officer Compensation Program
     The following outlines the objectives of Nortel’s executive officer compensation program:
•	to reward and maximize individual and corporate performance, thereby further aligning the interests of executive officers with the interests of shareholders;

•	to competitively compensate executive officers for their total contribution to Nortel; and

•	to attract and retain qualified, high-performing executives.
Rewarding and Maximizing Performance
     Our executive officer compensation program is structured to reward the achievement of corporate and individual performance objectives. Performance-based “at risk” compensation includes cash incentives, stock options and performance-based stock units and generally represents between 50% and 65% of the executive’s total target compensation. Awards of long-term incentives align the interest of executive officers and shareholders by linking compensation to the performance of the Company, while also promoting retention.
     Nortel undertakes corporate-wide individual performance reviews each year. The CHRC uses these performance evaluations in determining each executive officer’s total compensation package for the following year. At the end of 2006, the CHRC, in conjunction with the President and Chief Executive Officer, reviewed and assessed the performance of all executive officers who report to the President and Chief Executive Officer. The President and Chief Executive Officer and his delegates reviewed and assessed the performance of all other executive officers. The performance evaluation for each executive officer, including each named executive officer, assessed the following:
•	whether the executive officer achieved individual operating objectives established at the beginning of the year;

•	the relative impact of the executive officer on the overall business objectives of Nortel; and

•	the personal effectiveness of the executive officer as compared to the conduct of his or her peers.
Recommendations based on these reviews, including with respect to base salary and short-term and long-term incentive amounts, were presented to the CHRC for approval. The CHRC has full discretion to modify any compensation recommendations. The chair of the Nortel boards coordinated a performance evaluation by each independent director of the President and Chief Executive Officer for 2006. Results were provided to the CHRC and the CHRC conducted, in conjunction with the Nortel boards, a 2006 performance evaluation for the President and Chief Executive Officer.
Competitive Compensation
     In order to ensure that our executive officers are competitively compensated, Nortel benchmarks total compensation and each component part (base salary, short-term incentives and long-term incentives) against a group of comparator companies with which we compete for executive talent (or the comparator companies). In selecting the comparator companies, the CHRC considers size (typically measured by annual revenues or total assets), industry (generally the telecommunications, technology and data industries) and business model (which includes customer base, types of customers, market segments, specific product lines and types of business). In respect of the 2006 fiscal year, the CHRC selected Accenture Ltd., Agilent Technologies Inc., Applied Materials, Inc. (or Applied Materials), Avaya Inc., BellSouth Corporation, Cisco Systems Inc. (or Cisco), Corning Inc., Electronic Data Systems Corporation (or EDS), EMC, Juniper, Level 3 Communications Incorporated, Lexmark International Inc., Lucent (predecessor of Alcatel-Lucent), Motorola, NCR Corporation, Oracle Corporation (or Oracle), Qualcomm Incorporated (or Qualcomm), Qwest Communications International Inc., Seagate Technology, Sun Microsystems, Inc. (or Sun Microsystems), Texas Instruments Inc. (or Texas Instruments), Unisys Corp. and Xerox Corporation (or Xerox) as comparator companies. Survey data concerning these comparator companies was generally obtained from Towers Perrin, a global human resources consulting firm. Nortel also used geographic surveys in the case of executives with objectives and responsibilities specific to certain geographic regions.
     While we generally target the 50th percentile range of the comparator companies in setting executive compensation, the CHRC retains the flexibility to vary the target percentile both for total compensation and component parts to account for an executive’s experience, performance and skills. The CHRC may consider setting compensation at greater than 50th percentile levels in order to attract new talent or to retain key executives necessary to provide stability and growth. Targeted total compensation for the named executives for the 2006 fiscal year was within approximately the 50th to 60th percentile range of the comparator companies. This range is generally attributable to certain employment arrangements that were required in order to recruit qualified executive officers.

Attracting and Retaining Executives
     We seek to attract and retain high-performing executives with superior experience and ability in an increasingly competitive global marketplace by providing the appropriate mix and level of short-term and long-term financial incentives. In the past, we have effectively used restricted stock units with time-based vesting to attract and retain top executive talent. It is our current intention that the “at risk” portion will increase further with the planned limited use of time based long term incentive awards in favour of performance-based awards.
     Much of Nortel’s management team in 2006 was recruited within the last two years. Compensation arrangements were made in order to attract executives to Nortel based on expectations of performance, and were designed to encourage individual performance in order to achieve Company objectives, including maximizing shareholder value.
Elements of Compensation
     Our executive officer compensation program has three basic elements: base salary; short-term incentives; and long-term incentives. Each element is reviewed on an annual basis by the CHRC for each executive officer. Other elements of the compensation program include the Executive Retention and Termination Plan (or ERTP), various pension plans and policies, such as equity-based compensation, recoupment of incentive compensation, travel on company aircraft and share ownership. Each element of the executive officer compensation program is described below. For a detailed description of compensation paid to or earned by the named executive officers in 2006, see “ – 2006 Compensation for the Named Executive Officers”.
Base Salary
     Base salary is designed to reflect the job scope, complexity and responsibility of the individual’s role at Nortel. Base salary is also designed to reward individual performance and individual contribution to Nortel. In setting the base salaries of our executive officers, we review the base salaries of executives holding similar positions at comparator companies. Generally, base salary represents 20% to 30% of each executive officer’s total compensation, which is competitive with comparator company levels. Annual salary increases are not automatic. The CHRC increases base salary to reward executive performance that has exceeded certain objectives or to recognize an executive’s increased role and responsibilities. In 2006, Messrs. Currie, Joannou and Lowe received base salary increases.
Short-Term Incentives
     Executive officers are eligible for an annual cash bonus award under the Nortel Networks Limited SUCCESS Incentive Plan (or the Incentive Plan). Cash incentives under the Incentive Plan represent approximately 20% to 25% of total target compensation for executive officers, which is competitive with comparator company levels. Bonuses under the Incentive Plan are based on the achievement of pre-established corporate and individual performance objectives for a given calendar year.
     The amount of an executive officer’s annual cash bonus award under the Incentive Plan is determined by the following formula: annual base salary x target percentage x individual performance factor x corporate performance factor. The maximum bonus payable to an executive officer under the Incentive Plan is capped at two times his or her target percentage of base salary. Executives who have commenced employment mid-year received a pro-rated payout.

•	Target Percentage: The target percentages for each of the named executive officers are set out below. Individual target percentages are initially determined upon commencement of employment and are benchmarked against the comparator companies.

Name	Target Percentage
M.S. Zafirovski	150%
P.W. Currie	100%
D. Joannou	100%
R.S. Lowe	100%
J.J. Hackney, Jr.	80%
•	Individual Performance Factor: The individual performance factor is determined through the annual executive review process described above based on an evaluation of the executive’s performance in regard to certain criteria established at the beginning of each year. The individual performance factor can range from 0 to 1.5.

•	Corporate Performance Factor: The corporate performance factor is based on certain corporate business and financial goals established at the beginning of the performance period and approved by the CHRC and the Nortel boards. The metrics may have different weightings applied to them and in addition, there may also be certain qualitative factors such as quality and customer satisfaction that may be included in the overall assessment of performance. The corporate performance factor can range from 0 to 2.0.
     If the target is exactly met with respect to each performance metric, then the corporate performance factor, which is equal to the sum of the performance of the component measures, is 1.0. For the 2006 fiscal year, the weighting of the three component metrics was: revenue (25%); management earnings before taxes (50%); and management cash flow (25%). These financial metrics were determined by the CHRC for 2006 to best align to Nortel’s corporate priorities, including strong cash generation, consistent revenue growth and improved share price. The actual amount that each component contributes to the corporate performance factor is determined by dividing actual performance by target performance for that component. The sum of these multiples measured against the weighting of the metric determines the corporate performance factor. For additional information concerning the revenue and management earnings before taxes financial performance metrics, see Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Management cash flow is defined as the net change in cash adjusted to remove the impact of financing activities (capitalization), litigation settlement (within restricted cash), acquisition of investments and businesses, certain proceeds from the sale of investments and businesses, and foreign exchange. The targets for the performance metrics initially set in the first quarter of 2006 were subsequently revised as a result of, among other things, the restatement of certain of our 2005 financial statements.
     For 2006, the corporate performance factor was determined as follows:
•	we achieved revenue growth that translated into an achievement factor of 0.90 of the target for 2006. Accordingly, the revenue component of the corporate performance factor was 23%;

•	we did not have any management earnings before taxes for 2006. Accordingly, the management earnings component of the corporate performance factor was 0%; and

•	we achieved cash flow that translated into an achievement factor of 1.73 of the target for 2006. Accordingly, the cash flow component of the corporate performance factor was 43%.
     Based on the foregoing, our corporate performance factor for 2006 would have been 66% of target. However, the CHRC has the discretion to adjust the corporate performance factor, taking into account additional factors as may be necessary to reflect changes in business conditions for other circumstances. Using its discretion and consistent with the recommendation of management, the CHRC set the corporate performance factor for 2006 at 0.50. The CHRC concurred with management’s recommendation to limit the impact of superior cash flow performance to 27% in the calculation in recognition of the failure to achieve management earnings before taxes, which was a significant component of the overall 2006 plan.

Long-Term Incentives
     Nortel awards long-term incentives in order to provide executive officers with a proprietary future interest in Nortel and thereby encourage and reward superior performance by aligning compensation with company performance. Long-term incentives also promote retention, and act as a means to achieve share ownership guidelines. The long-term incentive component constitutes approximately 45% to 60% of total target compensation for our executive officers. Long-term incentives may be awarded to executive officers in the form of stock options, restricted stock units or performance stock units under the SIP. The material terms of the SIP are described under “Equity-Based Compensation Plans — Nortel 2005 Stock Incentive Plan”.
•	Stock Options: Stock options represent the right of an option holder to buy common shares of the Company at an exercise price equal to the market value of common shares on the date of grant. The right to buy the underlying shares generally vests on each of the first four anniversary dates of the date of the award in equal instalments. We award stock options in order to align compensation with company performance as they become valuable to the executive only if the stock price increases from the date of grant. Stock options are also awarded in order to attract and retain executives as they vest over time.

•	Restricted Stock Units: Restricted stock units generally vest in equal instalments on each of the first three anniversary dates of the date of the award. Upon vesting, an executive officer receives one common share for each unit. We award restricted stock units primarily in order to attract and encourage the retention of executive officers.
•	Performance Stock Units: Performance stock units vest 100% at the end of the three year performance period (January 1, 2006 – December 31, 2008). Upon vesting, payout is based on corporate performance, as measured by the relative total shareholder return (or rTSR). rTSR provides a transparent and straightforward calculation of Nortel’s performance. The CHRC will measure Nortel’s total shareholder return against the performance of the companies included in the Dow Jones Technology Titans 30 Index (or Tech Titans Index) as of December 31, 2008 (currently 30). On January 1, 2006, the Tech Titans Index consisted of the following companies: Microsoft Corporation, Intel Corporation, IBM, Cisco, Samsung Electronics Company Ltd., Hewlett-Packard Company, Nokia Corporation, Qualcomm, Dell Inc., Motorola, Texas Instruments, Yahoo! Inc., L.M. Ericsson Telephone Company, Canon Inc., Oracle, SAP AG, Taiwan Semiconductor Manufacturing Co. Ltd., Applied Materials, EMC Corporation, Alcatel S.A. (predecessor of Alcatel-Lucent), Sun Microsystems, Xerox, Analog Devices Inc., NEC Corporation, Ricoh Company, Ltd., EDS, Maxim Integrated Products Inc., ST Microelectronics N.V., Rohm Co. Ltd. and the Company. The Tech Titans Index was selected as the comparator of shareholder return as it presents an objective approach to performance measurement. It also captures Nortel’s performance relative to relevant and appropriate market peers, giving consideration to industry-specific forces. Nortel’s ranking relative to these 30 companies will determine the percentage payout (between 0% and 200%) received by each executive officer of his or her performance stock unit award. The table below sets out percentage payouts as they correspond to certain performance rankings among these companies. The percentage payout for the achievement of a ranking between any two of the specified rankings would be determined on a linear basis. The CHRC will measure actual performance and determine relative ranking and the associated payout to executives at the end of the third year of the performance period.

Percentage Payment of Individual’s
Performance	Performance Stock Unit Award
Threshold performance at a rank of 19th	50%
Target performance at a rank of 15th	100%
Superior performance at a rank of 8th	150%
Maximum performance at a rank of 3rd	200%
     As a result of the delay in the filing of certain of our 2005 financial statements, the OSC issued a management cease trade order on April 10, 2006 prohibiting our directors and certain other insiders from trading in securities of the Company and Nortel Networks Limited. Following the receipt by the OSC of all required filings, the OSC lifted the cease trade order effective June 8, 2006. During the period when the cease trade order was in effect, we ceased granting stock options, restricted stock units and performance stock units. As a result, the long-term incentive awards that would normally have been awarded after the filing of the 2005 financial results in the first quarter were delayed until June 2006. The original number of stock options, restricted stock units and performance stock units were based on a planning value established in February 2006, and the award levels were not adjusted to account for the delay in the timing of the award to June 2006 or the change in share price from February to June 2006.
     In 2006, Messrs. Currie, Joannou, Lowe and Hackney were awarded an equal distribution of stock options, restricted stock units and performance stock units, each representing a third of the total intended value. This distribution of long-term incentive awards was granted in order to balance a broad range of our objectives, including revenue growth, overall improvement of shareholder value and retention of our high-performing executives. Mr. Zafirovski was awarded an approximately equal distribution of stock options and performance stock units, each representing one-half of total intended value. He did not receive restricted stock units in 2006 in order to more closely align his compensation with performance of the Company. Given his position as President and Chief Executive Officer, it was determined that overall corporate performance and resulting shareholder value would be most directly impacted by his performance. Granting a long-term incentive portfolio of 100% “at risk” equity awards to Mr. Zafirovski was determined to be in the best interests of shareholders. The total value of the long-term incentives awarded to the named executive officers was determined by the CHRC with regard to the annual individual performance evaluations, as well as the value of long-term incentives awarded to executive officers of the comparator companies.
Special One-Time Awards
     In addition to the three main components of our executive officer compensation program, the Company retains the right to make special one-time cash or equity awards to executive officers as approved by the CHRC. The purpose of these special one-time awards is generally to attract new executive talent or to retain key executives who have assumed added responsibilities. In the case of new executive talent, we also award special one-time awards in order to compensate for compensation that would be forfeited by leaving former employment in order to join Nortel. In 2006, Messrs. Joannou and Hackney received special one-time cash awards.
Executive Termination and Retention Plan
     The purpose of the ERTP, which became effective as of June 26, 2002, is to reinforce and encourage the continued attention and commitment of specified executives to their respective duties without distraction arising from a possible change in control. We established the ERTP in order to provide certain arrangements, including cash payments, accelerated vesting of equity awards, and continuation of health and other benefits, for certain executives whose employment with Nortel is terminated as a result of change in control. In order to reinforce and encourage the continued attention and commitment of executives under potentially disruptive business circumstances, both of the following conditions must be met in order to receive payments under the ERTP: (i) a change in control of the Company; and (ii) the participant’s employment is terminated or his or her roles and responsibilities are substantially altered.
     The CHRC determines eligibility for the ERTP based on the roles and responsibilities of each executive officer. In assessing whether an executive officer should participate under the ERTP, the CHRC considers, among other things, the critical nature of the individual’s role to the business of Nortel and the importance of retention of the individual. Each of the named executive officers currently participates in the ERTP. Mr. Zafirovski participates as President and Chief Executive Officer and is eligible for benefits described for chief executive officer participation. The other named executive officers are eligible for benefits described for tier 1 executive participation. In addition to the ERTP, the Company has entered into arrangements with respect to benefits upon termination of employment with some of the executive officers, including Messrs. Zafirovski and Hackney. The Company enters into these additional arrangements where it is necessary to recruit an individual with essential skills and experience for the particular role. For additional information, see “– Summary Compensation Table for Fiscal Year 2006 – Material Terms of Employment Agreements and Arrangements with Named Executive Officers” and “– Potential Payments upon Termination or Change in Control”.

Pension Plans
     Nortel maintains various employee pension plans in which the named executive officers are eligible to participate. Our employee pension programs have evolved over time in response to competitive market practice and while we continue to maintain a number of plans with active participants, many of these plans are closed to new entrants. In special cases, as with Mr. Zafirovski, we enter into specialized pension arrangements where we deem it necessary to attract high-performing senior executives. For additional information, see “– Pension Benefits for Fiscal Year 2006”.
     The Company also maintains the Supplementary Executive Retirement Plan for current participants. This plan is no longer open to new participants and none of the named executive officers participate in this plan.
Policy on Award of Equity-Based Compensation
     On October 12, 2006, the CHRC adopted a policy on awards of equity-based compensation (or equity policy). Prior to adopting the equity policy, there was an informal general practice of awarding equity substantially in accordance with the requirements of the policy. In accordance with the equity policy, all equity awards approved by the CHRC must be:
•	approved at a meeting that occurs on or prior to the grant date for the award;
•	made in accordance with the applicable equity incentive plan, securities law and stock exchange requirements; and

•	unless otherwise determined by the CHRC: (i) for annual awards, have an effective grant date that is at least two complete business days after the filing by the Company and Nortel Networks Limited with the SEC of their annual report on Form 10-K and that is otherwise during a window period under our applicable corporate policy; and (ii) for awards made for other valid business reasons, have an effective grant date that is during a window period under our applicable corporate policy.
     The CHRC has also delegated authority to the president and chief executive officer to award equity awards to any employee who is not an officer of Nortel in an amount of up to 20,000 stock options and up to 10,000 restricted stock units or performance stock units in any fiscal year. Under the equity policy, such awards must also be approved on or prior to the grant date for the award, must be made in accordance with the applicable equity incentive plan, securities law and stock exchange requirements and, unless otherwise determined by the chair of the CHRC, must comply with the provisions concerning the effective grant date under the equity policy. In addition, the president and chief executive officer must report any grants made pursuant to this delegation to the CHRC on a quarterly basis.
Policy on Recoupment of Incentive Compensation
     On January 18, 2007 the CHRC adopted a policy regarding the recoupment of incentive compensation (or recoupment policy). The recoupment policy was adopted in order to establish and reserve the right of the Company to recoup incentive compensation payments. This right exists in respect of plan years from January 1, 2007 and all equity awards granted on or after January 1, 2007, made to any employees designated by the CHRC (initially all directors, senior executives and other reporting insiders under Canadian securities laws) in circumstances involving intentional misconduct that contributes, directly or indirectly, to an error in financial information that materially affects the value of such incentive compensation realized by the employee. If the CHRC determines that an employee committed such intentional misconduct, the Company is entitled to issue proceedings to recover damages against that employee in respect of any losses incurred or as a result of or in connection with that intentional misconduct. The Company may, under the recoupment policy, recoup any incentive compensation as an advance against such damages, whether or not proceedings are issued by the Company. Incentive compensation payments that the Company may recoup include all sales and incentive compensation, equity-based compensation, bonus payments and any matching pension plan payments made by the Company.

Policy on Travel on Nortel Aircraft
     On January 18, 2007, the CHRC adopted a policy regarding use of Nortel aircraft (or aircraft policy). The aircraft policy was adopted in order to establish rules and procedures for the use of the aircraft. Nortel provides the company aircraft primarily for the safe and efficient travel of the president and chief executive officer and his senior management team. The president and chief executive officer is authorized to use company aircraft for any business travel, travel for commuting purposes and limited personal travel as approved by the chair of the CHRC. The president and chief executive officer must approve the personal use of company aircraft for all employees, including the other named executive officers. Family members and other guests may accompany the president and chief executive officer and employees on a given flight provided there is sufficient space on company aircraft and there is minimal incremental cost to Nortel. The CHRC will review company aircraft usage on a semi-annual basis and disclose such usage in accordance with applicable securities laws as required. Taxable benefits that arise from travel on the company aircraft will be calculated and reported in the employee’s compensation, as required. Taxable benefits related to travel on company aircraft will only be grossed up if required in accordance with an employment agreement, under applicable corporate policy or as approved by the CHRC.
Share Ownership and Shareholder Alignment
     Nortel’s share ownership guidelines for executive officers and senior employees are intended to ensure that management has the same interests as shareholders in the value of our common shares. The settlement of the long-term incentive awards in common shares of the Company serves as a means for management to achieve share ownership guidelines. Executive officers and senior employees are expected to accumulate and hold, over a period of five years from the date of their appointment or the date the executive officer or senior employee enters a new salary threshold, common shares of the Company having a value proportionate to their base salary. The Company reviews the guidelines from time to time and may adjust them to reflect market conditions and competitive practice among the comparator companies. The current guidelines, in place since July 2004, are as follows:

Base Salary Range in
US/CDN Dollars	Percentage of Salary
Chief Executive Officer	500%
$400,000 and up	300%
$300,000 to $399,999	200%
$200,000 to $299,999	100%
$100,000 to $199,999	50%
0 to $99,999	0%
     For executive officers who have been either executive officers or senior employees for at least five years, the ability to achieve the guideline value targets has been adversely impacted by the price of the Company’s common shares for the past number of years, as well as by the fact that executive officers were prohibited from acquiring additional common shares of the Company from March 2004 to July 2005 and again from March 2006 to June 2006, due to the delay in the filing of certain of our financial statements. As a result, we recognize that it may be required that we extend the time period in which certain executives must accumulate the required number of shares. As there were significant organizational changes in 2006 resulting in several new executive appointments, those new appointees have five years to achieve the share ownership guidelines described above.
Tax and Accounting Effects
     Section 162(m) of the United States Internal Revenue Code (or the Code) limits the deductibility from U.S. taxable income of certain types of compensation in excess of $1.0 million paid by a “publicly held corporation” to certain of its executive officers. This limitation generally applies to all compensation other than that which is considered to be “performance-based” for purposes of the Code. This limitation does not apply to awards made under the Company’s stock option plans or certain awards under the SIP. Certain of our other programs, although based on the performance of Nortel and the individual, may not be considered “performance-based” for purposes of section 162(m) of the Code. We have determined that it is not appropriate at this time to limit our discretion to design compensation arrangements for executive officers to qualify such compensation for exemption from the deduction limits of section 162(m) of the Code.

     Nortel has been using the fair value method to account for its long-term incentive awards in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) (or FAS 123R) (disregarding the estimate of forfeitures related to service-based vesting conditions) since January 1, 2003; however, FAS 123R only became effective as of the first annual period beginning after June 15, 2005. The effective date for Nortel’s adherence to FAS 123R was therefore January 1, 2006. All of our long-term incentive awards are subject to the provisions of FAS 123R.
     Although the tax and accounting impacts are considered by the CHRC upon approval of compensation planning for the named executive officers, these impacts are not weighted heavily with regard to our compensation decisions.
2006 Compensation for the Named Executive Officers
     Certain elements of compensation paid to or earned by the named executive officers in 2006 are described below. Additional information about the employment agreements between Nortel and the named executive officers is provided under “– Summary Compensation Table for Fiscal Year 2006 – Material Terms of Employment Agreements and Arrangements with Named Executive Officers”.
Mr. Zafirovski
     In order to recruit Mr. Zafirovski as our President and Chief Executive Officer, the Company agreed to terms and conditions necessary in order to attract Mr. Zafirovski from his prior employment and its benefits. Under the terms of his employment agreement, his base salary is $1.2 million. Mr. Zafirovski did not receive a salary increase in 2006. On November 13, 2006, upon completion of Mr. Zafirovski’s transition from U.S.-based employment to Canadian-based employment, his compensation was converted to reflect compensation structured in Canadian dollars. His previous base salary was converted to Canadian dollars using a 12 month average foreign exchange rate. The Company determined that a 12 month average would be appropriate for the conversion because it would reduce the impact of short term foreign exchange fluctuations.
     During 2006, Mr. Zafirovski provided a clear foundation to drive Nortel to profitable growth with focused business strategies, building a culture of ethics and accountability and transforming initiatives that are creating a more competitive business model. In order to address the Company’s objectives for ensuring superior leadership, work culture and processes to revitalize Nortel, a top priority was to build a world-class leadership team. Mr. Zafirovski achieved this objective and has led by example. In addition, Mr. Zafirovski has charted a clear course for growth fueled by market-driven innovation. Mr. Zafirovski further developed Nortel’s research and development strategy targets, which now include ground-breaking technologies such as PBT, WiMAX, and Unified Communications. The Company’s go-to-market execution is strengthened by increased go to market resources and by leveraging a newly developed global partner ecosystem that includes Microsoft, IBM and LG. In 2006, Mr. Zafirovski conducted numerous customer briefings and through his vision, credibility and accountability he has invigorated the Company’s image and strengthened relationships with many key customers. Mr. Zafirovski introduced two company-wide programs: (1) Lean Six Sigma, which provides a framework for company-wide quality processes; and (2) Own It!, which is an employee engagement program. These programs have accelerated significant improvements in customer delivery and overall operational performance. On March 15, 2007, Mr. Zafirovski was awarded a cash bonus of $1,174,263 under the Incentive Plan. The amount of Mr. Zafirovski’s bonus was calculated in accordance with the Incentive Plan and, in respect of the individual performance factor, was awarded in recognition of his accomplishments and personal effectiveness during 2006.
     In order to promote retention and to further align his compensation with performance, Mr. Zafirovski was awarded 167,500 stock options and 113,000 performance stock units on June 14, 2006. It was determined that this approximately equal allocation of these two “at risk” equity vehicles, directly linking payout with corporate performance, would be an effective mix of long-term incentives, from a shareholder value perspective. For this reason, Mr. Zafirovski did not receive any time-based restricted stock units in 2006 in order to more aggressively align his compensation with performance of the Company.

Mr. Currie
     We hired Mr. Currie in his current role as Chief Financial Officer on February 14, 2005 and appointed him to the role of Executive Vice-President on March 14, 2005. In this role, he is responsible for leading the transformation of Nortel’s financial organization, including restoration of control and accountability. The following key milestones were achieved by Nortel during 2006 with Mr. Currie’s leadership and assistance: completion of financial restatements and returning to current filing status with the SEC; refinancing of $2 billion of Company debt; implementation of the 1-for-10 share consolidation; and significantly reducing material weaknesses in internal controls over financial reporting. The CHRC increased Mr. Currie’s salary by $25,000, effective March 20, 2006, from $600,000 to $625,000, in order to bring his salary to the 50th percentile of the range paid by our comparator companies. The CHRC also granted 30,000 stock options, 20,000 restricted stock units and 20,000 performance stock units to Mr. Currie on June 14, 2006.
     On February 7, 2007, Nortel announced that Mr. Currie decided to step down from his position as Executive Vice-President and Chief Financial Officer effective April 30, 2007 and entered into a letter agreement with Mr. Currie concerning the cessation of his duties. The agreement provides Mr. Currie with: (i) the sum of $52,083.33 per month as salary continuance for the period commencing on May 1, 2007 and terminating April 30, 2009 (or the Salary Continuation Period); (ii) continued eligibility to receive an incentive award payment for 2006 under and in accordance with the Incentive Plan, provided that any payment under the Incentive Plan will be determined based on the terms and conditions of the Incentive Plan and will be made using an individual performance factor of 1.0; (iii) continued participation during the Salary Continuation Period of certain health and life insurance benefits; and (iv) continued vesting of outstanding options and restricted stock awards during the Salary Continuation Period and, all equity awards subject to retirement provisions for applicable awards. Nortel also agreed to provide indemnification in accordance with applicable Canadian law and the Company’s by-laws. In addition, Mr. Currie has certain non-disclosure and non-compete obligations under the agreement.
     On March 15, 2007 Mr. Currie was awarded a cash bonus of $312,500 under the Incentive Plan. The amount of Mr. Currie’s bonus was calculated in accordance with the Incentive Plan and, in respect of the individual performance factor, the February 7, 2007 agreement, and is in recognition of his accomplishments and personal effectiveness during 2006.
Mr. Joannou
     Mr. Joannou was promoted to his current role as President, North America on October 1, 2005. He has overall responsibility for North American sales and associated functions, including sales operations, sales engineering, and pricing. Effective March 20, 2006, his base salary was increased by $20,000 to $520,000 by the CHRC in order to recognize his new role. For these reasons and as an incentive to remain with the Company to provide much needed continuity, the CHRC approved a special retention bonus to Mr. Joannou in 2005 of which $375,000 was paid in August 2006. The final payment of $375,000 will be paid to Mr. Joannou in August 2007 conditioned upon him meeting the terms of his retention agreement. During 2006, Mr. Joannou led the formation of one sales team for North America and strengthened the capability of the sales force through the recruitment of key leadership talent as well as several sales force effectiveness initiatives as part of our business transformation. Under his leadership, Nortel achieved several important customer wins: a $2 billion supply agreement with Verizon Wireless (or Verizon); the deployment of one million packet lines at Embarq; and the deployment of five million packet ports for Verizon. In the Enterprise business, market share gains were achieved in the second half of 2006, as well as improved year over year revenue levels. On March 15, 2007, Mr. Joannou was awarded a cash bonus of $325,000 under the Incentive Plan. The amount of Mr. Joannou’s bonus was calculated in accordance with the Incentive Plan and, in respect of the individual performance factor, was awarded in recognition of his accomplishments and personal effectiveness during 2006.
     To further our objectives of retention and maximizing performance, the CHRC granted 25,000 stock options, 17,500 restricted stock units and 17,500 performance stock units to Mr. Joannou on June 14, 2006.

Mr. Lowe
     Mr. Lowe was appointed President, Mobility and Converged Core Networks on October 1, 2005. Effective March 20, 2006 his salary was increased by $25,000 to $500,000 by the CHRC. This salary increase was awarded in order to acknowledge his new roles and responsibilities. In 2006, under Mr. Lowe’s leadership, the Mobility and Converged Core Networks business underwent significant changes in the midst of challenging market dynamics. During the year, market share gains were realized in the CDMA business and substantial quality gains were achieved in the VoIP business. In December 2006, the Company completed the successful divestiture of certain assets and liabilities relating to our UMTS business to Alcatel-Lucent. From a portfolio evolution perspective, key investments were made in both next generation mobility (WiMAX) and in IMS, recognizing the convergence momentum. On March 15, 2007, Mr. Lowe was awarded a cash bonus of $225,000 under the Incentive Plan. The amount of Mr. Lowe’s bonus was calculated in accordance with the Incentive Plan and, in respect of the individual performance factor, was awarded in recognition of his accomplishments and personal effectiveness during 2006.
     To further our objectives of retention and maximizing performance, the CHRC awarded 25,000 stock options, 17,500 restricted stock units and 17,500 performance stock units to Mr. Lowe on June 14, 2006.
Mr. Hackney
     Mr. Hackney was hired on December 9, 2005 as Senior Vice-President, Supply Chain and Quality with a base salary of $425,000. He brings significant strategic, operational and leadership assets to Nortel. In recognition of the same, we awarded a special one-time new hire cash bonus of $250,000, of which $125,000 was paid within 30 days after Mr. Hackney began employment at Nortel and $125,000 was paid within 30 days after his first six months of employment in June 2006. In April 2006, Mr. Hackney’s role was changed to Senior Vice-President, Global Operations and Quality in order to align his position with global operations. His new role incorporates regional operations and deployment groups and will reinforce Nortel’s focus on its quality initiative and Lean Six Sigma program. The Global Operations and Quality team led by Mr. Hackney made strong progress in 2006 on the roadmap to building a competitive advantage for Nortel. There were improvements made in the areas of outage recoveries, cost reduction, global inventory management and productivity improvements using Lean Six Sigma. Importantly, Customer Satisfaction scores improved by more than 10%. On March 15, 2007, Mr. Hackney was awarded a cash bonus of $195,500 under the Incentive Plan. The amount of Mr. Hackney’s bonus was calculated in accordance with the Incentive Plan and, in respect of the individual performance factor, was awarded in recognition of his accomplishments and personal effectiveness during 2006.
     To further our objectives of retention and maximizing performance, the CHRC approved the grant of 20,000 stock option, 11,500 restricted stock units and 11,500 performance stock units to Mr. Hackney on June 14, 2006.

Summary Compensation Table for Fiscal Year 2006
     The following table sets forth the compensation awarded to, earned by, or paid to each of the Company’s named executive officers for services rendered by them to the Company during the 2006 fiscal year.

										Change in
										Pension Value
										and
										Nonqualified
									Non-Stock	Deferred
					Stock		Option		Incentive Plan	Compensation	All Other
Name and		Salary	Bonus		Awards		Awards		Compensation	Earnings	Compensation		Total
Principal Position	Year	($)	($)		($)(1)		($)(1)		($)(2)	($)(3)	($)(4)		($)
M.S. Zafirovski President and Chief Executive Officer	2006	1,198,991 (5)	—		1,873,624	(6)	2,279,594	(7)	1,174,263 (8)	690,396	1,060,553	(9)(10)	8,277,421

P.W. Currie Executive Vice-President and Chief Financial Officer	2006	619,656	—		690,478	(11)	560,810	(12)	312,500	—	69,644	(10)(13)	2,253,088

D. Joannou President, North America	2006	515,725	375,000	(14)	447,561	(15)	412,980	(16)	325,000	25,264	9,000	(17)	2,110,530

R.S. Lowe President, Mobility and Converged Core Networks	2006	494,656	—		466,544	(18)	689,196	(19)	225,000	302,109	9,000	(17)	2,186,505

J.J. Hackney, Jr. Senior Vice- President, Global Operations and Quality	2006	425,000	125,000	(20)	420,054	(21)	271,998	(22)	195,500	—	248,761	(10)(23)	1,686,313

(1)	Amounts set forth in the stock award and option award columns represent the amounts recognized as compensation expense by the Company for financial statement reporting purposes in fiscal year 2006 with respect to outstanding restricted stock unit and performance stock unit awards and stock option awards, respectively, in accordance with FAS 123R. A discussion of the assumptions used in this valuation with respect to awards made in fiscal year 2006 may be found in Note 19 – Stock-based compensation plans to the Company’s consolidated financial statements for the year ended December 31, 2006. A discussion of the assumptions used in this valuation with respect to awards made in fiscal years prior to fiscal year 2006 may be found in the corresponding notes to the Company’s consolidated financial statements for the fiscal year in which the award was made.

(2)	Represents incentive cash awards earned under the Incentive Plan.

(3)	Represents the aggregate increase in the actuarial present value of accumulated benefits under the defined benefit and actuarial pension plans (including supplemental plans) from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year. For Mr. Zafirovski, the amount represents the accrued value of the special pension benefit entitlement of $355,000/year that commences following retirement on or after December 1, 2013 (first day of the month following age 60), which accrues over a five year period commencing from his employment date of October 17, 2005. As Mr. Zafirovski was hired after the pension plan measurement date with respect to the prior completed fiscal year, the change in pension value is the same as the accumulated benefit as at September 30, 2006. Mr. Currie elected to not participate in the Nortel pension plans. For Messrs. Joannou and Lowe, the aggregate increase reflects additional service, changes in eligible pension pay, changes in statutory benefit maximums, and changes in actuarial assumptions used for the Company’s financial statements. For Mr. Joannou, the amount represents $6,762 accrued in the Nortel Networks Retirement Income Plan (or the Retirement Income Plan) and $18,502 accrued in the Nortel Networks Restoration Plan (or the Restoration Plan). For Mr. Lowe, the amount represents $28,218 accrued in the Retirement Income Plan, $23,009 accrued in the Restoration Plan, and, for his prior Canadian service, $81,677 accrued in the Nortel Networks Managerial and Non-Negotiated Pension Plan (or the Managerial and Non-Negotiated Plan), $156,363 accrued in the Nortel Networks Excess Plan (or the Excess Plan) and $12,842 accrued in the Nortel Networks Transitional Retirement Allowance Plan (or the TRA). Mr. Hackney elected to not participate in the Nortel pension plans. See “– Material Terms of Employment Agreements and Arrangements with Named Executive Officers” for further information. Information concerning pension value is described under “– Pension Benefits for Fiscal Year 2006”.

(4)	Incremental cost of travel on the company aircraft is calculated based on the total direct (or variable) operating costs (fuel, maintenance labor, parts and materials, outside services, crew expenses, catering and commissary, handling, landing and navigation fees, maintenance reserves and miscellaneous expenses) in month traveled divided by the total flight hours of the aircraft during the month. The cost per flight hour is then multiplied by personal flight hours (including so-called “deadhead flights” resulting from the plane returning empty to its home base after taking the executive to his or her destination, or for the aircraft traveling empty to a destination to pick up the executive). Incremental cost of commercial travel and ground transportation is the actual cost incurred.

(5)	Represents U.S. dollar salary paid until November 12, 2006 and thereafter the U.S. dollar equivalent of Mr. Zafirovski’s salary, which was adjusted and set in Canadian dollars on November 13, 2006. Canadian earnings have been converted to U.S. dollars using the average of the month-end exchange rates for November and December 2006 equal to US$1.00 = Cdn$1.1455.

(6)	Out of the total, $470,093 represents compensation cost for stock awards granted in 2006.

(7)	Out of the total, $282,562 represents compensation cost for option awards granted in 2006.

(8)	Amount has been converted using the 2006 average exchange rate equal to US$1.00 = Cdn$1.1343.

(9)	Represents amounts paid by, or reimbursed by, the Company for (i) the incremental cost of personal travel on the company aircraft principally related to commuting ($253,343), relocation expenses ($192,336), financial planning fees ($25,770), and personal use of ground transportation, (ii) taxes ($562,739) pursuant to the tax-equalization provisions in his employment agreement and (iii) contributions made by the Company under the Managerial and Non-Negotiated Plan (Part III) defined contribution pension plan ($1,847) and contributions made by the Company under the Nortel Networks Limited Investment Plan for Employees – Canada ($1,385).

(10)	Represents the U.S. dollar equivalent of certain payments actually earned or paid in local currency. Amounts for the incremental cost of air travel in Canadian dollars have been converted using the month-end exchange rate in effect during the applicable month of travel. Amounts representing relocation expenses and ground travel submitted in local currency have been converted using the exchange rate in effect at the time the expense is submitted for payment. All other compensation paid in Canadian dollars has been converted using the average of the exchange rates in effect during 2006 equal to US$1.00 = Cdn$1.1343.

(11)	Out of the total, $160,961 represents compensation cost for stock awards granted in 2006.

(12)	Out of the total, $50,608 represents compensation cost for option awards granted in 2006.

(13)	Represents contributions made by the Company under the Nortel Networks Limited Investment Plan for Employees – Canada.

(14)	Represents the first of two $375,000 installments of a special bonus pursuant to a letter agreement entered into on September 29, 2005 between the Company and Mr. Joannou. See “ – Material Terms of Employment Agreements – Mr. Joannou” for a description of this bonus.

(15)	Out of the total, $140,841 represents compensation cost for stock awards granted in 2006.

(16)	Out of the total, $42,173 represents compensation cost for option awards granted in 2006.

(17)	Represents company contributions under the Nortel Networks Long-Term Investment Plan (or the Investment Plan).

(18)	Out of the total, $140,841 represents compensation cost for stock awards granted in 2006.

(19)	Out of the total, $306,545 represents compensation cost for option awards granted in 2006. Reflects accelerated recognition of compensation cost for option awards granted in 2006 due to retirement eligibility.

(20)	Represents the second of two $125,000 payments of a special bonus pursuant to Mr. Hackney’s employment agreement in connection with his appointment on December 9, 2005. See “ – Material Terms of Employment Agreements – Mr. Hackney” for a description of this bonus.

(21)	Out of the total, $92,553 represents compensation cost for stock awards granted in 2006.

(22)	Out of the total, $33,739 represents compensation cost for option awards granted in 2006.

(23)	Represents amounts paid by, or reimbursed by, the Company for (i) relocation expenses ($217,904), (ii) taxes ($5,519) pursuant to the tax-equalization provisions in his employment agreement and (iii) contributions made by the Company under the Investment Plan ($15,000) and under the Nortel Networks Long-Term Investment Restoration Plan (or the LTI Restoration Plan) ($10,338).
Material Terms of Employment Agreements and Arrangements with Named Executive Officers
     The following is a summary of the material terms of the employment arrangements for the Company’s named executive officers. See also “Compensation Discussion and Analysis – Elements of Compensation”. For more information regarding the named executive officers’ pension benefits and other post-employment compensation, see “– Pension Benefits for Fiscal Year 2006” and “– Potential Payments upon Termination or Change in Control”.
Mr. Zafirovski
     Mr. Zafirovski’s employment agreement provides for tax equalization so that his after-tax compensation will be the same as if he were a resident of the state of Illinois. Compensation for this purpose includes salary, short-term incentive awards, long-term incentives and benefits under Nortel’s employee benefit plans (including the Nortel relocation plan) to the extent such benefits shall be considered income for tax purposes and any other similar payments or awards. His employment agreement further provides for perquisites including annual reimbursement of up to $25,000 for financial planning, as well as tax preparation services and reimbursement of his relocation expenses. Mr. Zafirovski is also eligible to participate in the Nortel employee benefit plans, including the Capital Accumulation and Retirement Program (or CARP) and the Nortel relocation program, in accordance with the generally applicable terms of such plans, as well as the ERTP.
     Mr. Zafirovski was eligible for a special lifetime annual pension benefit of $500,000, including a 60% joint and survivor benefit for his spouse. At the June 28, 2006 meeting of the CHRC, Mr. Zafirovski proposed a voluntary 29% reduction of this special lifetime annual pension benefit, in conjunction with changes announced on June 27, 2006 relating to our current pension programs in the United States and Canada. The CHRC accepted Mr. Zafirovski’s proposal and recommended it to the Nortel boards for approval. At a joint meeting of the boards held on June 28, 2006, the boards approved the voluntary reduction. As a result, Mr. Zafirovski will now be eligible for a special lifetime annual pension benefit of $355,000 per year rather than $500,000 per year. Mr. Zafirovski’s eligibility for this special pension will accrue after five years of active employment. The special pension benefit will be payable monthly following retirement on or after age 60.

     The termination of Mr. Zafirovski’s employment at or after five years will also be treated as a retirement for purposes of the terms of all equity incentive awards granted to Mr. Zafirovski under the Company’s stock option plans. In recruiting Mr. Zafirovski, it was also necessary to agree to a provision concerning involuntary separation.
Mr. Currie
     The Company entered into an employment agreement with Mr. Currie in connection with his appointment as Chief Financial Officer of the Company and Nortel Networks Limited, as of February 14, 2005. Pursuant to the terms of his employment agreement, Mr. Currie is eligible to participate in certain employee benefit plans and the ERTP in accordance with the generally applicable terms of such plans. Mr. Currie has elected not to participate in any Nortel pension plans.
Mr. Joannou
     On September 29, 2005, the Company entered into a letter agreement with Mr. Joannou which provides for the payment to Mr. Joannou of a bonus of $750,000 payable in two equal installments provided he remains actively employed with the Company and Nortel Networks Limited through July 31, 2006 (in the case of the first installment), and through July 31, 2007 (in the case of the second installment). Payment of the special bonus is also conditional upon satisfaction of certain performance and other requirements. Mr. Joannou received the first installment of $375,000 in August 2006. He will be paid the second installment within 30 days of August 1, 2007 provided he remains an active employee of Nortel until July 31, 2007 in his current role or another role initiated or approved by Nortel, in its sole discretion. In both cases, the interim payment and the final retention payment, Mr. Joannou’s performance throughout the full retention period must be assessed by Nortel, in its sole discretion, to be at a minimum fully satisfactory. A pro rata portion of the special bonus, calculated based on the number of days of active service during the retention period, will be paid in certain situations where employment is terminated involuntarily without cause or due to death or if an approved leave of absence occurs.
Mr. Lowe
     Mr. Lowe is an experienced executive who has been employed by Nortel since June 1980. He is eligible to participate in certain employee benefit plans and the ERTP in accordance with the generally applicable terms of such plans.
Mr. Hackney
     The Company entered into an employment agreement with Mr. Hackney in connection with his appointment as Senior Vice-President, Supply Chain and Quality as of December 9, 2005. The agreement provides that, in addition to the sign-on bonus of $250,000, Mr. Hackney was eligible for a long-term incentive award of 50,000 options to purchase common shares of the Company which will be exercisable as to 25% on or after the date that is one year from the effective date of grant, with 100% of such stock options exercisable on or after the date that is four years from the effective date of the grant. Mr. Hackney is also eligible to participate in the long term incentive program and certain employee benefit plans, including relocation and the ERTP, in accordance with the generally applicable terms of such plans. Mr. Hackney has elected not to participate in any Nortel pension plans. In order to recruit Mr. Hackney, it was necessary to agree to a provision in his employment agreement concerning involuntary separation.
     Mr. Hackney’s employment agreement also provides for relocation expenses. Upon Mr. Hackney’s repatriation from Barcelona, Spain to the U.S., Nortel agreed to reimburse Mr. Hackney for housing and living expenses to June 30, 2006 in the event that his previous employer attributed such costs to him. Nortel also agreed to tax equalize these costs.

Grants of Plan-Based Awards in Fiscal Year 2006
     The following table sets forth information concerning equity awards granted by the Company to the named executive officers under the SIP during the 2006 fiscal year and the possible payouts to the named executive officers under the Incentive Plan for the 2006 fiscal year. For a description of the material terms of the SIP, see “Equity-Based Compensation Plans – Nortel 2005 Stock Incentive Plan”. For a description of the material terms of the Incentive Plan see “– Compensation Discussion and Analysis – Short Term Incentives”.

								All Other
								Option		Grant
								Awards:		Date
							All Other	Number	Exercise	Fair
							Stock	of	or Base	Value of
							Awards:	Securities	Price of	Stock
		Estimated Possible Payouts under Non-		Estimated Future Payouts under			Number of	Under-	Option	and
		Equity Incentive Plan Awards		Equity Incentive Plan Awards			Shares of	lying	Awards	Option
	Grant Date/Corporate	Target	Max	Threshold	Target	Max	Stock or	Options	($/Sh)	Awards
Name	Approval Date(1)	($)	($)	(#)	(#)	(#)	Units (#)	(#)	(2)(3)	($)(4)
M.S. Zafirovski	June 14, 2006/June 2, 2006	—	—	—	—	—	—	167,500	21.20	2,053,849
	June 14, 2006/June 2, 2006	—	—	56,500	113,000	226,000	—	—	—	2,563,292
	—	1,806,559 (5)	3,613,118 (5)	—	—	—	—	—	—	—

P.W. Currie	June 14, 2006/June 2, 2006	—	—	—	—	—	—	30,000	21.20 (6)	367,854
	June 14, 2006/June 2, 2006	—	—	—	—	—	20,000	—	—	424,000
	June 14, 2006/June 2, 2006	—	—	10,000	20,000	40,000	—	—	—	453,680
	—	625,000	1,250,000	—	—	—	—	—	—	—

D. Joannou	June 14, 2006/June 2, 2006	—	—	—	—	—	—	25,000	21.20	306,545
	June 14, 2006/June 2, 2006	—	—	—	—	—	17,500	—	—	371,000
	June 14, 2006/June 2, 2006	—	—	8,750	17,500	35,000	—	—	—	396,970
	—	520,000	1,040,000	—	—	—	—	—	—	—

R.S. Lowe	June 14, 2006/June 2, 2006	—	—	—	—	—	—	25,000	21.20	306,545
	June 14, 2006/June 2, 2006	—	—	—	—	—	17,500	—	—	371,000
	June 14, 2006/June 2, 2006	—	—	8,750	17,500	35,000	—	—	—	396,970
	—	500,000	1,000,000	—	—	—	—	—	—	—

J.J. Hackney, Jr.	June 14, 2006/June 2, 2006	—	—	—	—	—	—	20,000	21.20	245,236
	June 14, 2006/June 2, 2006	—	—	—	—	—	11,500	—	—	243,800
	June 14, 2006/June 2, 2006	—	—	5,750	11,500	23,000	—	—	—	260,866
	—	340,000	680,000	—	—	—	—	—	—	—

(1)	Grants were approved by the CHRC at its June 2, 2006 meeting in accordance with the equity policy, which was formally adopted on October 12, 2006. The grant to Mr. Zafirovski was approved at the June 2, 2006 board meeting also in accordance with the equity policy. These grants were approved with an effective date which corresponded to the first business day prior to June 15, 2006 after the following conditions were satisfied: (i) filing of financial statements for the quarter ended March 31, 2006; (ii) satisfactory completion of consultation with the SEC; and (iii) revocation of the management cease trade order. All 2006 long-term incentives were awarded in accordance with the SIP plan and applicable securities laws and stock exchange requirements.

(2)	Stock options are awarded at an option price not less than the “market value” as determined in accordance with the SIP of a common share of the Company on the grant date. See “– Material Terms of Plan-Based Awards”. The exercise price for the June 14, 2006 option grants was equal to the NYSE market close on June 14, 2006.

(3)	Historical exercise prices have been adjusted to reflect the 1-for-10 share consolidation effective December 1, 2006. See “Share Consolidation”.

(4)	Aggregate grant date fair values computed in accordance with FAS 123R. For a detailed description of the assumptions made in the valuation of stock options, restricted stock units and performance stock units, see Note 19 – Stock-based compensation plans to the Company’s consolidated financial statements for the year ended December 31, 2006.

(5)	Amounts have been converted using the average of the exchange rates in effect during 2006 equal to US$1.00 = Cdn$1.1343.

(6)	Canadian grants issued with an exercise price of Cdn$23.60. Table reflects equivalent U.S. dollar exercise price converted using the June 14, 2006 Bank of Canada noon rate of exchange rate of US$1.00 = Cdn$1.1122.

Outstanding Equity Awards at End of Fiscal Year 2006
     The following table sets forth information regarding unexercised options, restricted stock units that have not vested, and unearned performance stock units outstanding for each named executive officer as of December 31, 2006.

	Option Awards						Stock Awards
										Equity
										Incentive		Equity
										Plan		Incentive Plan
										Awards:		Awards:
										Number of		Market or
										Unearned		Payout Value
	Number of	Number of					Number of			Shares,		of Unearned
	Securities	Securities					Shares or		Market Value	Units or		Shares, Units
	Underlying	Underlying					Units of		of Shares or	Other		or Other
	Unexercised	Unexercised		Option			Stock That		Units of Stock	Rights That		Rights That
	Options	Options		Exercise			Have Not		That Have Not	Have Not		Have Not
	(#)	(#)		Price		Option Expiration	Vested		Vested	Vested		Vested
Name	Exercisable	Unexercisable		($)(1)		Date	(#)		($)(2)	(#)(3)		($)(2)
M.S. Zafirovski	100,000	400,000	(4)	31.00		November 14, 2015	181,200	(5)	4,843,476	—		—
	—	167,500	(6)	21.20		June 13, 2016	—		—	56,500	(7)	1,510,245

P.W. Currie	25,000	75,000	(8)	31.80	(9)	September 6, 2015	33,333	(10)	890,991	—		—
	—	30,000	(11)	21.20	(12)	June 13, 2016	20,000	(13)	534,600	10,000	(14)	267,300

D. Joannou	133	—		112.90		January 28, 2008	—		—	—		—
	1,066	—		101.48		October 28, 2008	—		—	—		—
	1,333	—		155.33		January 27, 2009	—		—	—		—
	1,333	—		71.60		January 26, 2010	—		—	—		—
	333	—		71.60		November 28, 2010	—		—	—		—
	800	—		71.60		January 24, 2011	—		—	—		—
	9,000	—		51.50		February 27, 2012	—		—	—		—
	18,750	56,250	(15)	30.70		November 21, 2015	20,000	(16)	534,600	—		—
	—	25,000	(17)	21.20		June 13, 2016	17,500	(18)	467,775	8,750	(19)	233,888

R.S. Lowe	3,280	—		119.32		January 29, 2007	—		—	—		—
	2,800	—		112.90		January 28, 2008	—		—	—		—
	1,600	—		146.10		July 30, 2008	—		—	—		—
	3,200	—		101.48		October 28, 2008	—		—	—		—
	1,600	—		155.33		January 27, 2009	—		—	—		—
	2,666	—		71.60		November 29, 2009	—		—	—		—
	2,666	—		71.60		January 26, 2010	—		—	—		—
	1,333	—		71.60		June 28, 2010	—		—	—		—
	4,000	—		71.60		September 27, 2010	—		—	—		—
	4,000	—		71.60		January 24, 2011	—		—	—		—
	15,000	—		51.50		February 27, 2012	—		—	—		—
	18,750	56,250	(20)	31.80		September 6, 2015	—		—	—		—
	—	—		—		—	20,000	(21)	534,600	—		—
	—	25,000	(22)	21.20		June 13, 2016	17,500	(23)	467,775	8,750	(24)	233,888

J.J. Hackney, Jr.	12,500	37,500	(25)	29.80		December 8, 2015	22,000	(26)	588,060	—		—
	—	20,000	(27)	21.20		June 13, 2016	11,500	(28)	307,395	5,750	(29)	153,698

(1)	Historical exercise prices have been adjusted to reflect the 1-for-10 share consolidation effective December 1, 2006. See “Share Consolidation”.

(2)	The market value is computed by multiplying the closing market price of the Company’s common shares on the NYSE on December 29, 2006 ($26.73), by the number of shares or units held.

(3)	The number of unearned performance stock units is based on a threshold payout of 50% of award.

(4)	100,000 options will vest on each of November 15, 2007, November 15, 2008, November 15, 2009 and November 15, 2010.

(5)	45,300 restricted stock units will vest on each of November 15, 2007, November 15, 2008, November 15, 2009 and November 15, 2010.

(6)	41,875 options will vest on each of June 14, 2007, June 14, 2008, June 14, 2009 and June 14, 2010.

(7)	Performance stock units will vest on December 31, 2008.

(8)	25,000 options will vest on each of September 7, 2007, September 7, 2008 and September 7, 2009.

(9)	Canadian grant issued with an exercise price of Cdn$37.80. Table reflects equivalent U.S. dollar exercise price converted using the September 7, 2005 Bank of Canada noon rate of exchange of US$1.00 = Cdn$1.1863.

(10)	16,667 restricted stock units will vest on September 7, 2007 and 16,666 restricted stock units will vest on September 7, 2008.

(11)	7,500 options will vest on each of June 14, 2007, June 14, 2008, June 14, 2009 and June 14, 2010.

(12)	Canadian grant issued with an exercise price of Cdn$23.60. Table reflects equivalent U.S. exercise price converted using the June 14, 2006 Bank of Canada noon rate of exchange of US$1.00 = Cdn$1.1122.

(13)	6,666 restricted stock units will vest on June 14, 2007 and 6,667 restricted stock units will vest on June 14, 2008 and June 14, 2009.

(14)	Performance stock units will vest on December 31, 2008.

(15)	18,750 options will vest on each of November 22, 2007, November 22, 2008 and November 22, 2009.

(16)	10,000 restricted stock units will vest on each of November 22, 2007 and November 22, 2008.

(17)	6,250 options will vest on each of June 14, 2007, June 14, 2008, June 14, 2009 and June 14, 2010.

(18)	5,833 restricted stock units will vest on each of June 14, 2007 and June 14, 2008 and 5,834 restricted stock units will vest on June 14, 2009.

(19)	Performance stock units will vest on December 31, 2008.

(20)	18,750 options will vest on each of September 7, 2007, September 7, 2008 and September 7, 2009.

(21)	10,000 restricted stock units will vest on each of September 28, 2007 and September 28, 2008.

(22)	6,250 options will vest on each of June 14, 2007, June 14, 2008, June 14, 2009 and June 14, 2010.

(23)	5,833 restricted stock units will vest on each of June 14, 2007 and June 14, 2008 and 5,834 restricted stock units will vest on June 14, 2009.

(24)	Performance stock units will vest on December 31, 2008.

(25)	12,500 options will vest on each of December 9, 2007, December 9, 2008 and December 9, 2009.

(26)	11,000 restricted stock units will vest on each of December 9, 2007 and December 9, 2008.

(27)	5,000 options will vest on each of June 14, 2007, June 14, 2008, June 14, 2009 and June 14, 2010.

(28)	3,833 restricted stock units will vest on each of June 14, 2007 and June 14, 2008 and 3,834 restricted stock units will vest on June 14, 2009.

(29)	Performance stock units will vest on December 31, 2008.
Option Exercises and Stock Vested in Fiscal Year 2006
          The following table sets forth information regarding the vesting of restricted stock units during the 2006 fiscal year for each of the named executive officers on an aggregated basis. None of the named executive officers exercised any options to purchase common shares of the Company during the 2006 fiscal year.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)
M.S. Zafirovski	—	—	45,300	955,830	(1)
P.W. Currie	—	—	16,666	353,319	(2)
D. Joannou	—	—	10,000	211,000	(3)
R.S. Lowe	—	—	10,000	234,000	(4)
J.J. Hackney, Jr.	—	—	11,000	247,940	(5)

(1)	Based on November 14, 2006 NYSE market close price of $21.10.

(2)	Based on September 6, 2006 NYSE market close price of $21.20.

(3)	Based on November 21, 2006 NYSE market close price of $21.10.

(4)	Based on September 27, 2006 NYSE market close price of $23.40.

(5)	Based on December 8, 2006 NYSE market close price of $22.54.

Pension Benefits for Fiscal Year 2006
          The following table sets forth certain information regarding each plan that provides for pension benefits to the named executive officers at, following, or in connection with retirement.

Number of
Years
		Credited	Present Value of		Payments During Last
		Service	Accumulated Benefit		Fiscal Year
Name	Plan Name	(#)	($)(1)		($)
M.S. Zafirovski	Special Pension Benefit Arrangement	0.96	690,396	(2)	—
P.W. Currie	—	—	—		—
D. Joannou	Nortel Networks Retirement Income Plan Nortel Networks Restoration Plan	13 13	92,311 210,049	(3) (3)	— —
R.S. Lowe	Nortel Networks Retirement Income Plan
Nortel Networks Restoration Plan
Nortel Networks Managerial and Non-Negotiated Pension Plan
Nortel Networks Excess Plan
	Nortel Networks Transitional Retirement Allowance Plan	10 10 16.83 16.83 16.83	326,105 625,057 631,707 563,657 82,441	(3) (3) (4) (4) (4)	— — — — —
J.J. Hackney, Jr.	—	—	—		—

(1)	In accordance with CSA Staff Notice 51-314 – Retirement Benefits Disclosure, the present value of accumulated benefits are estimated amounts based on assumptions, which represent contractual entitlements that may change over time. The method used to determine such estimated amounts will not be identical to the method used by other issuers and, as a result, the figures may not be directly comparable across companies. For the underlying assumptions for the Company’s defined benefit plans, see Note 9 – Employee benefit plans of the Company’s consolidated financial statements for the year ended December 31, 2006.

(2)	Mr. Zafirovski is eligible for a special pension benefit. He is entitled to a pension of $355,000 per year after 5 years of service. The pension is to commence at age 60 and is payable as a joint and survivor 60% annuity. As Mr. Zafirovski was hired on October 17, 2005, he had accrued 0.9562 years as at the plan measurement date of September 30, 2006. The accumulated benefit is based on the ratio of this period of service to five years. The present value represents this portion of the benefit discounted from the date of commencement back to September 30, 2006, based on a discount rate of 5.10% and post retirement mortality based on the RP2000 projected to 2010 Table.

(3)	The following assumptions were used in the calculations of the present value of accumulated benefits under the Retirement Income Plan and the Restoration Plan: assumed retirement age: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age, age 65; discount rate: the applicable discount rates are 5.65% as of September 30, 2005 and 5.92% as of September 30, 2006; future interest crediting rate assumption: Pension Service Plan (or PSP) amounts are projected to the assumed retirement age based on the future investment crediting rate plan provision of 6.00%. These rates are used in conjunction with the discount rate to estimate the present value amounts.

(4)	The following assumptions were used in the calculations of the present value of accumulated benefits under the Managerial and Non-Negotiated Plan, the Excess Plan and the TRA: discount rate: 5.10%; Consumer Price Index: 2.50%; annual increases of 3.50% to the Income Tax Act (Canada) (or the ITA) maximum after 2009, Mortality Table: RP2000 projected to 2010 Table. The earliest age the member can retire without benefit reduction has been used as the assumed retirement age. A retirement age of 60 has been used for the Managerial and Non-Negotiated Plan and the Excess Plan and an assumed retirement age of 65 has been used for the TRA.
          The Company maintains various employee pension plans in the United States and Canada. The following descriptions relate to defined benefit pension plans in which the named executive officers participate. Messrs. Currie and Hackney elected to not participate in the Nortel pension plans. Mr. Zafirovski is eligible for a special lifetime annual pension benefit, as described under “– Material Terms of Employment Agreements and Arrangements with Named Executive Officers”.
Nortel Networks Retirement Income Plan
          A defined benefit pension plan, the Retirement Income Plan, is maintained for eligible employees, including executives, who are employed by Nortel Networks Inc. (or NNI) and other Nortel controlled group members that are located in the United States. Plan participants receive benefits determined under one of two formulas, depending on elections made by the plan participant: the PSP formula or the Cash Balance Plan formula. Messrs. Joannou and Lowe participate in the PSP.
          The PSP formula is available for participants who enrolled in the plan prior to May 1, 2000, and who elected prior to May 1, 2000 to be covered by the PSP formula. As of May 1, 2000, the PSP formula under the Retirement Income Plan was closed to new participants. The PSP formula provides a benefit calculated as percentage pension credits multiplied by average earnings for the highest 1,095 consecutive calendar days of compensation out of the last 3,650 days prior to retirement or other termination of employment. Participants earn pension credits during each year of participation based on age attained in the year and on years of service, as follows:

If age + service years is	The percentage credit for the year is
45 or less	2%
46 – 55	5%
56 – 65	9%
66 – 75	13%
76 or more	20%
          Eligible earnings include base salary and, where applicable, incentive awards or bonuses, if any, paid under the Incentive Plan, overtime, off-shift differentials and sales commissions. An employee becomes fully vested after completing four years of vesting service. An employee earns a year of vesting service for each calendar year in which the employee completes at least 1,000 hours of service.
          Effective May 1, 2000, the Company established the Cash Balance Plan, a defined benefit pension formula, based on pay credits and interest credits. The Cash Balance Plan formula provides a monthly credit equal to 4% of eligible earnings, with interest being credited monthly based on the month’s starting balance. Eligible earnings include base salary and, where applicable, incentive awards or bonuses, if any, paid under the Incentive Plan, overtime, off-shift differentials and sales commissions earned prior to retirement or other termination of employment. An employee becomes fully vested after completing two years of vesting service.
          Normal retirement age is 65. An employee is eligible for early retirement on or after his or her 55th birthday, subject to satisfaction of the vesting requirement. The PSP and Cash Balance Plan benefits can be paid in a lump sum or as an actuarially equivalent annuity.

Nortel Networks Restoration Plan
          U.S. employees, including executives, may also participate in the Restoration Plan. Messrs. Joannou and Lowe participate in the Restoration Plan. The Restoration Plan is a non-qualified deferred compensation plan. The purpose of the Restoration Plan is to provide pension benefits in cases where the compensation exceeds the limitations placed by federal laws on compensation amounts that may be included under a qualified pension plan ($220,000 in 2006) as well as limitations on the total benefit that may be paid from such plans. Pension benefits that are based on compensation amounts below the limit are provided under the Retirement Income Plan and are funded through a qualified pension trust. Pension benefits applicable to compensation that exceeds federal limitations and pension benefits in excess of the limitations on total benefits are paid from the Restoration Plan, and are funded from Nortel Network Inc.’s general assets. All of the material terms and conditions of benefits (including vesting and payment conditions and options) under the Restoration Plan are identical to the participant’s tax-qualified plan benefit under the Retirement Income Plan.
Nortel Networks Managerial and Non-Negotiated Pension Plan
          The Managerial and Non-Negotiated Plan, a defined benefit pension plan, is maintained for eligible employees, including executives, in Canada. The Managerial and Non-Negotiated Plan has two different formulas, called Part I and Part II. Mr. Lowe participates in the Nortel Canada Part I formula, as a result of his prior Canadian service.
          An employee becomes fully vested after completing two years of pensionable service. Normal retirement age is 65.
          The Part I formula provides a monthly benefit at retirement based on years of service and a pension accrual of 1.3% of the average annual earnings of the best three consecutive years. A member is eligible to retire with an early unreduced pension if the member has attained age 60 and the aggregate of the member’s years of pensionable service and age equals at least 80. An early retirement reduction of 1/3 of one percent for each month by which the member’s age is less than age 60 applies for retirement prior to age 60, subject to a minimum rate of 1.04%. Eligible earnings include base salary and, where applicable, overtime, off-shift differentials and an individual sales commission factor. Effective January 1, 1999, the Part I formula was closed to new participants.
          The Part II formula was introduced January 1, 1999. Employees who were participants in Part I could continue to participate in Part I, or move to the new Part II formula, at their election. Part II provides a benefit calculated as pension credits multiplied by the average annual earnings for the highest three consecutive years in the last ten years prior to retirement or other termination of employment. Pension credits are earned during each year of participation based on the participant’s age attained in the year and on years of service, as follows:

If age + service years is	The percentage credit for the year is
45 or less	2%
46 – 55	5%
56 – 65	9%
66 – 75	13%
76 or more	20%
          Eligible earnings for Part II include base salary and, where applicable, incentive awards or bonuses, if any, paid under the Incentive Plan, overtime, off-shift differentials and sales commissions. Effective May 1, 2000, the Part II defined benefit formula was closed to new participants.
          The Part II benefit can be paid in a lump sum or as an actuarially equivalent annuity. Under the annuity option there are reductions for retirement prior to normal retirement age of 65. Certain grandfathering rules exist for employees and executives who were participating in the pension plan as at December 31, 1998.

Nortel Networks Excess Plan
          Employees, including executives, participating in the Managerial and Non-Negotiated Plan Part I and Part II may also participate in the Excess Plan. Mr. Lowe participates in the Excess Plan. The Excess Plan is a non-registered plan under Canadian tax laws. The ITA limits the amount of pension that may be paid under a registered pension plan. Pension benefits in amounts below the ITA limit are paid from a registered pension plan, the Managerial and Non-Negotiated Plan, which is funded through a pension trust. Pension benefits that exceed the ITA limits are paid from the Excess Plan, and are funded from Nortel Networks Limited’s general assets and the general assets of Nortel Networks Technology Corporation, an affiliate of the Company. All of the material terms and conditions of benefits (including vesting and payment conditions and options) under the Excess Plan are identical to the participant’s registered benefit under the Managerial and Non-Negotiated Plan Part I and Part II.
Nortel Networks Transitional Retirement Allowance Plan
          The purpose of the TRA is to recognize the long service of employees, including executives, who retire under Part I of the Managerial and Non-Negotiated Plan. The TRA is a non-registered plan under Canadian tax laws. The benefits under the TRA are provided for out of the Company’s operating income. Mr. Lowe participates in the TRA.
          This benefit is payable to a member only upon retirement and who is eligible and elects to receive an immediate pension. A ‘member’ means an individual who retires under Part I after completing 4 or more years of continuous service and whose membership has not been terminated. The TRA is calculated based on two components: (i) a lump sum amount based on age and service calculated according to several tables; and (ii) an earnings and service formula. A member may elect to receive payment as a lump sum, or monthly payments, or in a combination of a lump sum and monthly payments.
Nonqualified Deferred Compensation for Fiscal Year 2006
          The following table sets forth certain information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

	Executive	Registrant		Aggregate
	contributions in last	contributions in last	Aggregate earnings	withdrawals/	Aggregate balance
	FY	FY	in last FY	distributions	at last FYE
Name	($)	($)	($)	($)	($)
M.S. Zafirovski	—	—	—	—	—
P.W. Currie	—	—	—	—	—
D. Joannou	—	—	—	—	—
R.S. Lowe	—	—	285,621 (1)	—	1,887,277 (1)
J.J. Hackney, Jr.	—	10,338 (2)	426 (2)	—	10,764 (2)

(1)	Amounts represent participation in the Nortel Networks U.S. Deferred Compensation Plan.

(2)	Amounts represent participation in the LTI Restoration Plan.
Nortel Networks U.S. Deferred Compensation Plan
          Eligibility to participate in the U.S. Deferred Compensation Plan (or DCP) is limited to U.S.-based employees above a certain compensation threshold. The threshold is $174,000, which is comprised of base salary plus a percentage of annual bonus. Participants may defer up to 80% of their base salary, 95% of Incentive Plan awards and up to 95% of commissions. The minimum annual deferral is $5,000.

          Participants may allocate their deferrals among a variety of different investment crediting options, which are deemed investments in funds in which the participant has no ownership interest. The funds are only used to measure the gains or losses that will be attributed to the participant’s deferral account over time. Investment allocation changes can be made as often as monthly, while employed, after termination, retirement or long-term disability.
          Investment returns are calculated based on the returns on the funds selected. The funds are designated by a committee composed of individuals appointed by the board to administer such employee benefit plans, including the CHRC or such other persons or committees of persons who may be designated by the CHRC to carry out responsibilities under the plan, including the administrative committee of the DCP.
          To help the Company meet its obligations under the DCP, it purchased two life insurance products from Nationwide Life Insurance Company (or Nationwide). The selected funds are wrapped within the life insurance products provided by Nationwide. Nationwide selects the funds that go into each product. Nortel has selected two of these products for the DCP—Nationwide Best of America Corporate Variable Universal Life and Nationwide Best of America Future Corporate Variable Universal Life. Nationwide reviews the fund offerings and manager on a regular basis and makes changes or adds funds within each product to continue to offer the most competitive investment options for its clients. Nortel decided to include all of the investment options offered within each product to participants for notional investment under the DCP. There is an annual review of the funds in the DCP.
          Mr. Lowe currently participates in the DCP. In 2006, Mr. Lowe allocated his account to 16 of the 105 investment funds offered. The 2006 average rate of return applicable to the 16 funds was 18.49%.
          Prior to the beginning of each year participants in the DCP make an election to receive that year’s deferral balance (i) in a future year while the participant is still employed as a scheduled in-service withdrawal or (ii) after the participant’s employment ends as a termination payment. Distributions are made in a lump sum or, if available to the participant and elected, in installments of five, ten, or 15 years, the participant must meet certain eligibility requirements based on age, service and size of account balance.
Nortel Networks Long-Term Investment Restoration Plan
          The LTI Restoration Plan is intended to provide employees with the portion of the matching contribution, if any, which cannot be made under the Investment Plan because of the compensation limitations of Section 401(a)(17) of the Code. The LTI Restoration Plan is an unfunded and non-tax qualified pension plan.
          Under the terms of the LTI Restoration Plan, an “eligible employee” means an employee of NNI or its affiliates who is considered an eligible employee under the Investment Plan and who has elected the “Investor Option” under the CARP and has elected to participate in the Investment Plan. An eligible employee shall become an active participant of the LTI Restoration Plan if such employee’s eligible compensation is not fully recognized under the Investment Plan because of the compensation limitations imposed by Section 401(a)(17) of the Code and the employee has made employee contributions to the Investment Plan during the applicable plan year.
          Eligible compensation under the LTI Restoration Plan is the annual compensation of a participant that would otherwise be recognized under the Investment Plan for contribution purposes but without regard to the limit on compensation under Section 401(a)(17) of the Code, which was a $220,000 limit in 2006. The eligible compensation under the LTI Restoration Plan includes base pay, overtime pay, sales commissions, merit cash, promotion cash, career development cash, skill block awards, lead pay, shift differential and specific bonuses listed in the plan document.
          For each plan year in which an eligible employee makes an employee contribution, the Company will contribute a matching amount to his or her account equal to the excess of (a) 100% of such active participant’s employee contribution up to a maximum of 6% of an active participant’s eligible compensation, over (b) the maximum matching company contribution made on his or her behalf under the Investment Plan for the applicable plan year. Matching contributions are added to an employee’s account at or about the time such contributions are made to the Investment Plan.

          All accounts under the LTI Restoration Plan are credited with notional investment earnings in amounts and at times as determined by the plan administrator based on the actual returns of the funds. The notional investment funds available under the LTI Restoration Plan mirror the 16 funds offered by the Investment Plan. Mr. Hackney currently participates in the LTI Restoration Plan. In 2006, Mr. Hackney allocated his account to 4 of the 16 investment funds offered. The 2006 average rate of return applicable to the 4 funds was 12.60%.
          The payment option for the LTI Restoration Plan is a lump sum payment. Participants are required to take a lump sum distribution at six months after termination. A lump sum is paid out immediately to the designated beneficiary upon death of participant.
Potential Payments upon Termination or Change in Control
Executive Retention and Termination Plan
          The purpose of the ERTP is to reinforce and encourage the continued attention and commitment of specified executives to their respective duties without distraction in the face of the potentially disturbing circumstances arising from a possible change in control. The material terms of the ERTP are described below.
Change in Control
          For purposes of the ERTP, a change in control is deemed to occur if:
•	any person or group acquires beneficial ownership of securities of the Company representing more than 20% of the outstanding securities entitled to vote in the election of directors of the Company, other than in connection with a “permitted business combination” (as defined in the ERTP);

•	the Company participates in a business combination, including, among other things, a merger, amalgamation, reorganization, sale of all or substantially all of its assets, or plan of arrangement, unless: (i) the business combination only involves the Company, and one and more affiliated entities; or (ii) following the completion of all steps involved in the transaction or transactions pursuant to which the business combination is effected, the Company’s common shareholders beneficially own, directly or indirectly, more than 50% of the then-outstanding voting shares of the entity resulting from the business combination (or of the person that ultimately controls such entity, whether directly or indirectly) and at least a majority of the members of the board of directors of the entity resulting from the business combination (or the person that ultimately controls such entity, whether directly or indirectly) were members of the board of directors of the Company when the business combination was approved or the initial agreement in connection with the business combination was executed;

•	the persons who were directors of the Company on the effective date of the ERTP (or the incumbent directors) cease (for reasons other than death or disability) to constitute at least a majority of the Company’s board of directors; provided, that any person who was not a director on the effective date of the ERTP shall be deemed to be an incumbent director if such person was elected or appointed to the Company’s board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualify as incumbent directors, unless such election, appointment, recommendation or approval was the result of any actual or publicly threatened proxy contest for the election of directors; or

•	any other event occurs which the Company’s board of directors determines in good faith could reasonably be expected to give rise to a change in control, resulting from situations such as: (i) any person acquiring a significant interest in the Company; or (ii) the election of a person to the Nortel board in circumstances in which management has not solicited proxies in respect of such decision.
Termination Due to Change in Control
          The ERTP provides that if the Company terminates a participant’s employment without cause within a period commencing 30 days prior to the date of a change in control of the Company and ending 24 months after the date of a change in control of the Company, or the participant resigns for good reason (including, among other things, a reduction in overall compensation, geographic relocation or reduction in responsibility, in each case without the consent of the participant) within 24 months following the date of a change in control of the Company, the participant will be entitled to certain payments and benefits, including:
•	the payment of an amount equal to three times (in the case of the chief executive officer) and two times (in the case of tier 1 executives) of the participant’s annual base salary;

•	the payment of an amount equal to 300% (in the case of the chief executive officer) and 200% (in the case of tier 1 executives) of the participant’s target annual incentive bonus; and

•	accelerated vesting of all stock options for both the chief executive officer and tier 1 executives in accordance with the applicable plans, provided that no award under the SIP become vested earlier than the first anniversary date of the effective date of such award.
The terms of awards of restricted stock units and/or performance stock units granted under the SIP provide that they are to be administered in a like manner to restricted stock units under the ERTP in the event of termination as a result of a change of control, provided that no award under the SIP become vested earlier than the first anniversary date of the effective date of such award. The ERTP provides that restricted stock units must be settled in an amount in cash equal to the excess of (i) the product of (x) the number of “covered restricted stock units” (as defined under the Nortel Networks Limited Restricted Stock Units Plan (or the NNL RSU Plan)) in respect of all grants made prior to the change in control date multiplied by (y) the “special value” (as defined under the NNL RSU Plan) over (ii) the aggregate cash payments made prior to the termination date in respect of the grants.
Additionally, participants under the ERTP will also be entitled to the following in the event of termination due to change in control:
•	outplacement counseling services of a firm chosen from time to time by the participant, for a period not to exceed 18 months after the payment date;

•	maintenance of coverage for the maximum extended reporting period available under any directors’ and officers’ liability insurance that is in place on the termination date, in the event that such policy is cancelled or not renewed;

•	during the period ending on the three year anniversary for the chief executive officer, and the two year anniversary for tier 1 executives:
•	continued coverage under each of the Nortel life insurance, medical, dental, health and disability plans or arrangements in which the specified executive was entitled to participate immediately prior to the earlier of the termination date or the change in control date at a cost to the executive no greater than the actual amount that the executive paid or would have paid for such coverage immediately prior to the earlier of the termination date or the change in control date and otherwise in accordance with the terms of such plans and arrangements as in effect immediately prior to the earlier of the termination date or the change in control date, provided that certain conditions are satisfied; and

•	continued ability to exercise vested stock options; and
•	if a specified executive participates in any deferred compensation, pension or supplementary retirement plans offered by Nortel, then upon such specified executive’s termination due to change in control, and except as otherwise specifically provided in the ERTP, such executive shall be entitled to payments under such plans in accordance with the terms of each such plan.

Potential Payments under ERTP
          If a change in control had occurred on December 31, 2006 and the employment of the named executive officer terminated as a result, the following payments to the named executive officers would have been required under the ERTP:

							Health
				Stock			Benefits
	ERTP	Salary	Bonus	Options	RSUs	PSUs	Coverage	Other	Total Payout
Name	Tier	($)(1)	($)(2)	($)(3)(4)	($)(5)(6)	($)(7)	($)(8)	($)(9)	($)
M.S. Zafirovski(10)	CEO	3,613,118	5,419,677	—	4,843,476	—	75,000	20,000	13,971,271
P.W. Currie	1	1,250,000	1,250,000	—	891,991	—	50,000	20,000	3,461,991
D. Joannou	1	1,040,000	1,040,000	—	534,600	—	50,000	20,000	2,684,600
R.S. Lowe	1	1,000,000	1,000,000	—	534,600	—	50,000	20,000	2,604,600
J.J. Hackney, Jr.(10)	1	850,000	680,000	—	588,060	—	50,000	20,000	2,188,060

(1)	Salary payout is equivalent to three times annual salary for Mr. Zafirovski as President and Chief Executive Officer and to two times annual salary for the other named executive officers as tier 1 executives. Mr. Zafirovski’s annual salary of Cdn$1,366,120 is converted to U.S. dollars using the 2006 average exchange rate of US$1.00 US = Cdn$1.1343.

(2)	Bonus payout is equivalent to 300% of the annual bonus that Mr. Zafirovski would have been entitled to as Chief Executive Officer and to 200% of the annual bonus that each of the other named executive officers would have been entitled as tier 1 executives. Bonus entitlement converted to U.S. dollars using the 2006 average exchange rate of US$1.00 = Cdn$1.1343.

(3)	Calculated as the intrinsic value per option, multiplied by the number of options that become immediately vested upon change in control. The intrinsic value per option is calculated as the excess of the closing market price on NYSE on December 29, 2006 of $26.73 over the exercise price of the option. If the value is less than zero, it is deemed to be zero for the purpose of this calculation.

(4)	The following number of options would have immediately vested upon change of control excluding all options granted less than one year prior to December 31, 2006:

NEO	Number of Options
M.S. Zafirovski	—
P.W. Currie	75,000
D. Joannou	56,250
R.S. Lowe	56,250
J.J. Hackney, Jr.	37,500

(5)	Calculated as the intrinsic value per restricted stock unit, multiplied by the number of restricted stock units that become immediately vested. The intrinsic value per restricted stock unit is determined based on the closing market price on NYSE on December 29, 2006 of $26.73.

(6)	The following number of restricted stock units would have immediately vested upon change of control excluding all restricted stock units granted less than one year prior to December 31, 2006:

NEO	Number of RSUs
M.S. Zafirovski	181,200
P.W. Currie	33,333
D. Joannou	20,000
R.S. Lowe	20,000
J.J. Hackney, Jr.	22,000

(7)	All performance stock units granted to the named executive officers were granted less than one year prior to December 31, 2006.

(8)	Based on an estimated annual cost of $25,000. Mr. Zafirovski’s payout is based on three year coverage as provided for the chief executive officer under the ERTP. Payout for the remaining named executive officers is based on two year coverage as defined under tier 1 executives under the ERTP.

(9)	Other coverage includes outplacement counseling estimated at a cost of $20,000 per named executive officer.

(10)	Payment to Mr. Zafirovski under his employment agreement would make him ineligible for these payments and benefits under the ERTP. Payment to Mr. Hackney of these ERTP benefits would make him ineligible for the payments and benefits under his employment agreement.
Employment Agreements
          In addition to the ERTP, the Company has agreed to termination provisions with respect to Messrs. Zafirovski and Hackney. Additional details of the employment agreements of Messrs. Zafirovski and Hackney are described under “– Summary Compensation Table for Fiscal Year 2006 – Material Terms of Employment Agreements and Arrangements with Named Executive Officers”.
Mr. Zafirovski
          Mr. Zafirovski’s employment agreement provides that in the event Nortel initiates his separation of employment as President and Chief Executive Officer or if Mr. Zafirovski initiates his separation of employment because his responsibilities or authority have been involuntarily changed and are not substantially equivalent to his current role, or because his total compensation is involuntarily changed in a manner that is materially inconsistent with other key executive officers, he will be provided in lieu of any other payment or benefit with the following:
•	the equivalent of two years base salary paid bi-weekly;

•	the equivalent of two years Incentive Plan payment at target to be paid in a lump sum; and

•	the opportunity to continue health, life insurance and AD&D benefits coverage in which he is then enrolled for two years following employment termination at active employee rates and the continued vesting of outstanding stock options or restricted stock units during the salary continuance period, other than the new hire stock options and restricted stock units, which immediately vest on the date of separation.
In addition, in the event any Incentive Plan payment is made to key employees of Nortel in the year of such separation, Mr. Zafirovski is entitled to a pro-rata Incentive Plan payment at target. The foregoing payments and benefits will not be provided to Mr. Zafirovski if his separation of employment arises out of termination for cause, as that term is defined in the ERTP. All payments and benefits are conditional on Mr. Zafirovski’s execution of a separation agreement. If payments are made to Mr. Zafirovski under this provision of his employment agreement, he will be ineligible for the payments and benefits under the ERTP as described above.

Mr. Hackney
     Mr. Hackney’s employment agreement provides that if Nortel initiates Mr. Hackney’s separation of employment he will be provided in lieu of any other payment or benefit with the following:
•	the equivalent of 18 months base salary paid bi-weekly;

•	the opportunity to continue health, life insurance and AD&D benefits coverage in which he is enrolled for 18 months following employment termination at active employee rates; and

•	acceleration of vesting of new hire stock option grant and restricted stock units to the later of his termination date or the first anniversary of the date of the grant.
The foregoing payments and benefits will not be provided to Mr. Hackney if his separation of employment arises out of conduct and/or inaction by Mr. Hackney that are not in the best interest of Nortel. All payments and benefits are conditional on Mr. Hackney’s execution of a separation agreement. If payments are made to Mr. Hackney under the ERTP as described above, he will be ineligible for the payments and benefits under this provision of his employment agreement.
Potential Payments under Employment Agreements
          If involuntary termination of employment had occurred on December 31, 2006, the following payments to Messrs. Zafirovski and Hackney would have been required under their respective employment agreements:

							Health Benefits
	Base Salary	Bonus	Stock Options		RSUs		Coverage	Total Payout
Name	($)	($)	($)(1)		($)		($)(2)	($)
M.S. Zafirovski	2,408,745 (3)	3,613,118 (4)	—	(5)	4,843,476	(6)	50,000	10,915,339
J.J. Hackney, Jr.	637,500	—	—	(7)	588,060	(8)	37,500	1,263,060

(1)	83,750 options held by Mr. Zafirovski would continue to vest and remain exercisable during the applicable salary continuance period. 10,000 options and 7,666 restricted stock units held by Mr. Hackney would continue to vest and remain exercisable during the applicable salary continuance period. See “— Potential Payments under Equity Compensation Plans”.

(2)	Based on an estimated annual cost of $25,000.

(3)	Mr. Zafirovski’s annual salary of Cdn$1,366,120 is converted to U.S. dollars using the 2006 average exchange rate of US$1.00 = Cdn$1.1343.

(4)	Mr. Zafirovski’s bonus entitlement converted to U.S. dollars using the 2006 average exchange rate of US$1.00= Cdn$1.1343.

(5)	Mr. Zafirovski’s 400,000 unvested new hire stock options would have acceleration upon termination. The intrinsic value per stock option is zero, based on an exercise price of $31.00 and the closing market price on NYSE on December 29, 2006 of $26.73.

(6)	181,200 restricted stock units accelerate upon termination. The dollar value is calculated as the intrinsic value per restricted stock unit, multiplied by the number of restricted stock units that become immediately vested. The intrinsic value per restricted stock unit is determined based on the closing market price on NYSE on December 29, 2006 of $26.73.

(7)	Mr. Hackney’s 37,500 unvested new hire stock options would have acceleration upon termination. The intrinsic value per stock option is zero, based on an exercise price of $29.80 and the closing market price on NYSE on December 29, 2006 of $26.73.

(8)	22,000 restricted stock units would have acceleration upon termination. The dollar value is calculated as the intrinsic value per restricted stock unit, multiplied by the number of restricted stock units that become immediately vested. The intrinsic value per restricted stock unit is determined based on the closing market price on NYSE on December 29, 2006 of $26.73.
Potential Payments under Equity Compensation Plans
          For a description of the treatment of outstanding stock options, restricted stock units and performance stock units if a named executive officer is terminated, see “Equity-Based Compensation Plans”.
     Director Compensation for Fiscal Year 2006
          The following table sets forth information regarding the compensation of each non-employee director of the Company and Nortel Networks Limited for the fiscal year ended December 31, 2006. For information regarding the compensation of Mr. Zafirovski, see “– Summary Compensation Table for Fiscal Year 2006”.

						Change in
						Pension Value
						and
	Fees					Nonqualified
	Earned or				Non-Equity	Deferred
	Paid in		Stock	Option	Incentive Plan	Compensation	All Other
	Cash		Awards	Awards	Compensation	Earnings	Compensation		Total
Name	($)(1)(2)		($)	($)	($)	($)	($)(3)(4)		($)
J.H. Bennett	150,000		—	—	—	—	433	(5)	150,433
Dr. M. Bischoff	163,417	(6)	—	—	—	—	433	(5)	163,850
R.E. Brown(7)	88,262	(6)	—	—	—	—	217	(5)	88,479
J.E. Cleghorn(7)	98,207	(6)	—	—	—	—	217	(5)	98,424
The Hon. J.B. Hunt, Jr.	157,582		—	—	—	—	433	(5)	158,015
R.A. Ingram(7)	88,262		—	—	—	—	217	(5)	88,479
Dr. K.M. Johnson(8)	20,109	(9)	—	—	—	—	72	(5)	20,181
J.A. MacNaughton	167,692		—	—	—	—	433	(5)	168,125
The Hon. J.P. Manley	165,000		—	—	—	—	433	(5)	165,433
R.D. McCormick	175,534		—	—	—	—	433	(5)	175,967
C. Mongeau	75,824		—	—	—	—	217	(5)	76,041
R.W. Osborne(7)	74,588		—	—	—	—	217	(5)	74,805
H.J. Pearce	536,857	(10)	—	—	—	—	20,015	(11)(12)	556,872
J.D. Watson	75,824		—	—	—	—	217	(5)	76,041

(1)	Each non-employee director of the Company and Nortel Networks Limited may elect to receive all compensation for services rendered as a member of the Nortel boards, any committees thereof, and as board or committee chair, in the form of share units, in cash or in a combination of share units and cash, under the DSC Plans maintained by the Company and Nortel Networks Limited. Except as otherwise noted, each non-

employee director elected to receive all of their 2006 compensation in the form of share units under the DSC Plans. Share units were credited on a quarterly basis, and the number of share units received was equal to the amount of fees expressed in U.S. dollars, converted to Canadian dollars, divided by the market value expressed in Canadian dollars (as determined in accordance with DSC Plans) of the Company’s common shares on the last trading day of each quarter. The amount of each director’s cash compensation for the first quarter of the 2006 fiscal year was converted to share units under DSC Plans as follows: (a) the entire amount expressed in U.S. dollars was converted to Canadian dollars using the noon rate of exchange of the Bank of Canada on March 31, 2006 equal to US$1.00 = Cdn$1.1671; and (b) such amount was divided by the average of the high and low prices for a board lot of Company shares on NYSE of $35.90 expressed in Canadian dollars. The amount of each director’s cash compensation for the second quarter of the 2006 fiscal year was converted to share units under DSC Plans as follows: (a) the entire amount expressed in U.S. dollars was converted to Canadian dollars using the noon rate of exchange of the Bank of Canada on June 30, 2006 equal to US$1.00 = Cdn$1.1150; and (b) such amount was divided by the average of the high and low prices for a board lot of Company shares on the NYSE of $25.40 expressed in Canadian dollars. The amount of each director’s cash compensation for the third quarter of the 2006 fiscal year was converted to share units under DSC Plans as follows: (a) the entire amount expressed in U.S. dollars was converted to Canadian dollars using the noon rate of exchange of the Bank of Canada on September 29, 2006 equal to US$1.00 = Cdn$1.1153; and (b) such amount was divided by the average of the high and low prices for a board lot of Company shares on the NYSE of $25.80 expressed in Canadian dollars. The amount of each director’s cash compensation for the fourth quarter of the 2006 fiscal year was converted to share units under the DSC Plans as follows: (a) the entire amount expressed in U.S. dollars was converted to Canadian dollars using the noon rate of exchange of the Bank of Canada on December 29, 2006 equal to US$1.00 = Cdn$1.1653; and (b) such amount was divided by the average of the high and low prices for a board lot of Company shares on the NYSE of $31.42 expressed in Canadian dollars. Historical averages of the high and low prices for a board lot of Company shares on the NYSE have been adjusted to reflect the 1-for-10 share consolidation effective December 1, 2006. See “Share Consolidation”.
(2)	The following table sets forth the number of share units received under the DSC Plans by each director during the fiscal year ended December 31, 2006 rounded down to the nearest whole number:

Number of 2006
Director	Share Units
J.H. Bennett	5,877
Dr. M. Bischoff	4,667
R.E. Brown	1,423
J.E. Cleghorn	2,586
The Hon. J.B. Hunt, Jr.	6,181
R.A. Ingram	3,369
Dr. K.M. Johnson	—
J.A. MacNaughton	6,588
The Hon. J.P. Manley	6,464
R.D. McCormick	6,884
C. Mongeau	3,048
R.W. Osborne	2,847
H.J. Pearce	4,926
J.D. Watson	3,048

Each share unit entitles the holder to receive one common share of the Company. Share units are settled in common shares of the Company, net of taxes, when the director ceases to be a member of the boards of directors of the Company and Nortel Networks Limited. For the aggregate number of outstanding share units held by each nominee director as of December 31, 2006, see the information presented under “Election of Directors”. As of June 29, 2006, Messrs. Brown, Cleghorn, Ingram and Osborne held 14,937, 18,937, 21,027 and 5,223 share units, rounded down to nearest whole number, respectively, all of which were settled by delivery of common shares upon their retirement from the board pursuant to the terms of the DSC Plans.

(3)	Unless otherwise indicated, represents the U.S. dollar equivalent of certain payments actually earned or paid in Canadian dollars. All other compensation paid in Canadian dollars has been converted using the average of the exchange rates in effect during 2006 equal to US$1.00 = Cdn$1.1343.

(4)	Unless otherwise indicated, none of the directors received any (i) perquisites or personal benefits in an aggregate amount exceeding $10,000 or (ii) other compensation not otherwise set forth in this table.

(5)	Represents amounts paid by the Company for life insurance premiums.

(6)	Director elected to receive 50% of their 2006 compensation in the form of share units under the DSC Plans, which was converted on a quarterly basis in the manner described in note 1 above.

(7)	Retired June 29, 2006.

(8)	Dr. Johnson was appointed as a director effective November 6, 2006 and to CHRC effective November 30, 2006.

(9)	Dr. Johnson received all of her 2006 compensation in the form of cash.

(10)	Mr. Pearce elected to receive 50% of his 2006 director’s compensation in the form of share units under the DSC Plans, which was converted on a quarterly basis in the manner described in note 1 above. Mr. Pearce receives 100% of his chair fees in the form of cash.

(11)	Represents amounts paid by, or reimbursed by, the Company for (i) the incremental cost of personal travel on the company aircraft ($18,612), (ii) life insurance premiums and (iii) non-resident tax return preparation services.

(12)	Incremental cost of travel on the company aircraft is calculated based on the total direct (or variable) operating costs (fuel, maintenance labor, parts and materials, outside services, crew expenses, catering and commissary, handling, landing and navigation fees, maintenance reserves and miscellaneous expenses) in month traveled divided by the total flight hours of the aircraft during the month. The cost per flight hour is then multiplied by personal flight hours.
          The compensation of directors is considered on a combined basis in light of the overall governance structure of the Company and Nortel Networks Limited. Director compensation is set solely on an annual fee basis (paid quarterly in arrears) and additional fees are not paid for board or committee meeting attendance. During 2006 directors of the Company and Nortel Networks Limited, other than Mr. Zafirovski, received an annual Nortel Networks Limited board retainer of $50,000, an annual committee membership retainer of $12,500 (or $6,250 for membership on the same committee for each of the Nortel boards) and, except as noted below, an annual committee chair fee of $15,000 (or $7,500 for chairing the same committee for each of the Nortel boards). The fee during 2006 for the audit committee chair was $35,000 (or $17,500 for the audit committee of each of the Nortel boards) in recognition of the significant responsibilities assumed by the audit committee chair. In addition, the Nortel Networks Limited long-term incentive fee of $75,000 was paid quarterly.
          Each non-employee director of the Company and Nortel Networks Limited may elect to receive all compensation for services rendered as a member of the Nortel boards, any committees thereof, and as board or committee chair, in the form of share units, in cash or in a combination of share units and cash, under the DSC Plans maintained by the Company and Nortel Networks Limited. Share units are credited on a quarterly basis, and the number of share units received is equal to the amount of fees expressed in U.S. dollars, converted to Canadian dollars, divided by the market value expressed in Canadian dollars (as determined in accordance with the DSC Plans) of the Company’s common shares on the last trading day of each quarter. All share units are settled four trading days following the release of the Company’s financial results after the director ceases to be a member of the applicable board, and each share unit entitles the holder to receive one common share of the Company. Nortel pays all administrative fees, including applicable brokers’ commissions, under the terms of the DSC Plans. Except for Dr. Bischoff, Mr. Pearce and Dr. Johnson, all current non-employee directors elected to receive their 2006 compensation in the form of share units under the DSC Plans. Mr. Zafirovski, as our President and Chief Executive Officer, does not receive any compensation as a director of the Company or Nortel Networks Limited.
          As non-executive chair of the Nortel boards, Mr. Pearce received additional compensation at the rate of $45,000 per fiscal quarter from each of the Company and Nortel Networks Limited in relation to such positions.
          The Company maintains, at its cost, life insurance for directors, who are not salaried employees of the Company or Nortel Networks Limited. Such insurance coverage is for Cdn$100,000 while a director and Cdn$75,000 following retirement at or after age 65 or, at any lesser age after ten years of board membership (including Nortel Networks Limited board membership). Directors are not currently eligible for retirement compensation. In addition, as of December 2006, the Company provides tax preparation services for non-resident non-employee directors.
          Directors entitled to the above remuneration are also reimbursed for reasonable travel and living expenses properly incurred by them in attending any meetings of the Nortel boards or their committees or for performing services as directors.
          Effective January 1, 2004, the boards of directors of the Company and Nortel Networks Limited amended share ownership guidelines to require each non-employee director (other than the chair) to own, directly or indirectly, common shares of the Company having a fair market value of at least $300,000 within five years from the earlier of the date the director was first elected or appointed to the Nortel boards. The chair of the Nortel boards must own, directly or indirectly, common shares of the Company having a fair market value of at least $1,600,000 within five years from the earlier of the date he or she was first appointed as chair of the Nortel boards. Directors are expected to continue to comply with these share ownership guidelines during the balance of their tenures as directors. Each of the current non-employee directors of the Company and Nortel Networks Limited have been a director for less than the five year threshold under the share ownership guidelines. Share units credited under the DSC Plans are included in the calculation of the number of common shares of the Company owned by a director for this purpose. See the information presented for each nominee director under “Election of Directors” above.
          Pursuant to indemnification agreements entered into between the Company and each non-employee director, the Company has agreed to indemnify and reimburse each director for any injury, losses, liabilities, damages, charges, costs, expenses, fines or settlement amount reasonably incurred by such director, including reasonable legal and other professional fees:
•	in connection with a claim, action, suit, application, litigation, charge, complaint, prosecution, assessment, reassessment, investigation, inquiry, hearing or other proceeding of any nature or kind whatsoever, whether civil, criminal, administrative or otherwise, made, asserted against or affecting such director or in which such director is required by law to participate or in which such director participates at the request of the Company or in which such director chooses to participate, if it relates to, arises from, or is based on such individual’s service as a director or officer of the Company or service as a director or officer of another entity at the request of the Company; or
•	otherwise related to, arising from or based on such individual’s service as a director or officer of the Company or service as a director or officer of another entity at the request of the Company, except if such indemnification or reimbursement would be prohibited by the Canada Business Corporations Act, or any other applicable law.
For the purposes of the indemnification agreements, the Company has confirmed its request that each such director serve as a director of Nortel Networks Limited.

EQUITY-BASED COMPENSATION PLANS
Common Shares Issuable under Equity-Based Compensation Plans
          The table below provides information as of December 31, 2006 under the SIP, the Nortel Networks Corporation 2000 Stock Option Plan (or the 2000 Plan) and the Nortel Networks Corporation 1986 Stock Option Plan, As Amended and Restated (or the 1986 Plan).

Number of common shares
	Number of common shares	Weighted average	remaining available for issuance
	issuable on exercise or settlement	exercise price of	under equity compensation plans
	of outstanding options, RSUs and	outstanding options	(excluding common shares
Plan category	PSUs(1)	($)(2)	reflected in column A)(1)
Equity compensation plans approved by shareholders(3)	Options: 29,477,539 RSUs: 1,239,503 PSUs: 446,500	Options: 78.46	Options: 15,702,503(4) RSUs and PSUs: 7,631,116
Equity compensation plans not approved by shareholders(5)	Options : 659,126	Options: 398.28	—
Total	Options: 30,136,665 RSUs: 1,239,503 PSUs: 446,500	Options: 85.45	Options: 15,702,503(4) RSUs and PSUs: 7,631,116

(1)	RSUs means restricted stock units issued under the SIP and PSUs means performance stock units issued under the SIP.

(2)	Weighted average exercise price of options only. RSUs and PSUs do not have an exercise price. Each RSU and PSU entitles the holder thereof to receive one common share upon settlement thereof.

(3)	Consists of the SIP, the 2000 Plan and the 1986 Plan.

(4)	Includes common shares previously available for issuance under the 1986 Plan and 2000 Plan which became available for issuance under the SIP as of January 1, 2006.

(5)	Plans that were assumed by Nortel in merger, consolidation or other acquisition transactions and under which no subsequent grants may be made.
          The Company and its subsidiaries maintain other equity-based compensation plans for the benefit of directors, officers and other employees, which plans may involve the delivery of common shares of the Company that are purchased on the open market for immediate delivery to plan participants and, accordingly, do not dilute shareholders equity.
          Common shares of the Company deliverable upon the exercise or settlement of awards issued under Nortel’s equity-based compensation plans may be new shares issued from treasury or may be purchased in the open market or in private transactions.
Nortel 2005 Stock Incentive Plan
          The SIP was adopted effective April 27, 2005 subject to the subsequent approval of shareholders at our combined 2004 and 2005 annual meeting. On November 6, 2006, the SIP was amended and restated in accordance with its terms in connection with the 1-for-10 consolidation of the Company’s common shares effective as of December 1, 2006.
          On January 1, 2006, the number of Nortel shares available for grants under the 2000 Plan and the 1986 Plan and the number of Nortel shares subject to options outstanding under the 2000 Plan and the 1986 Plan were transferred to the SIP. No new awards were made under either the 2000 Plan or the 1986 Plan after December 31, 2005.

          The SIP is administered by the CHRC, all members of which are independent directors. The CHRC is authorized to select those key employees who will receive awards and, consistent with the provisions of the SIP, the terms and conditions of such awards. No awards may be made under the SIP after the tenth anniversary of the effective date of the SIP.
Common Shares Available for Issuance under the SIP
          As at February 28, 2007, a maximum of 16,631,139 common shares of the Company (representing 3.83% of common shares outstanding on February 28, 2007) were available for issuance under the SIP. Of such aggregate maximum number of common shares under the SIP, the maximum aggregate number of common shares available for awards of restricted stock units and/or performance stock units is limited to 9.5 million shares and the maximum aggregate number of common shares available for awards of incentive stock options (within the meaning of the Code) is limited to 12.2 million shares. The aggregate maximum number of common shares issuable under the SIP to an individual during any five year period is limited to 2.5 million common shares issuable in respect of stock options and/or stock appreciation rights (SARs) and 1.5 million common shares in respect of restricted stock units and/or performance stock units. The number of common shares issuable to insiders of the Company (as defined in the TSX rules) under the SIP and all other security-based compensation arrangements (also as defined in the TSX rules) of the Company may not exceed 10% of the issued and outstanding common shares of the Company and the number of common shares issuable to such insiders within any one year under all such security-based compensation arrangements may not exceed 10% of the issued and outstanding Nortel shares. If an award granted under the SIP is forfeited, cancelled, terminated or otherwise expires prior to delivery of any of the common shares subject to such award, such shares will be again available for future grants under the SIP. Common shares subject to an award granted under the SIP that are withheld upon exercise or settlement of such award to satisfy the participant’s liability for related tax or other source deductions or, in the case of exercise of options, to pay the related exercise price, are counted in determining the maximum number of shares that may be subject to awards granted under the SIP and are not available for any future grants.
Material Features of the SIP
          The following summary of the material features of the SIP is qualified in its entirety by the specific language of the SIP, a copy of which is available free of charge on our website at www.nortel.com or by writing to the Corporate Secretary of the Company. See “Information Concerning the Company”.
Awards under the SIP
          The SIP permits grants of stock options, including incentive stock options, SARs, restricted stock units and/or performance stock units.
Stock Options and SARs
          The normal term for options and SARs is ten years. The exercise price for each common share of the Company subject to an option must not be less than 100% of the “market value” of the shares on the effective date of the award of such option. The exercise price will be stated and payable in Canadian dollars for Canadian awards and in U.S. dollars for U.S. awards. The CHRC may grant stand-alone SARs or SARs in tandem with options granted under the SIP. Upon the exercise of a vested SAR (and in the case of a tandem SAR, the related option), a participant is entitled to payment equal to the excess of the “market value” of a common share of the Company on the date of exercise over the subscription or base price under the SAR. The CHRC determines whether payment in settlement of SARs is made in cash, shares or a combination of cash and shares. For a description of the definition of market value, see below under “– Definition of Market Value”.
          If a SIP participant is terminated prior to the expiration of the normal term of an option or SAR, options and/or SARs then held by the participant will be treated as follows, unless the CHRC determines otherwise.
•	Retirement. If a participant’s active employment terminates due to his or her retirement (as defined in the SIP), the participant’s unvested options and/or SARs will become vested as of the later of (i) the participant’s date of retirement and (ii) the first anniversary of the effective date of grant of such options and/or SARs. To the extent vested, the participant will have three years following the date of retirement to exercise his or her options and/or SARs.
•	Death. If a participant’s active employment terminates due to his or her death, all of the participant’s unvested options and/or SARs will become immediately vested and will remain exercisable for two years following the date of the participant’s death.

•	Involuntary Termination other than for Cause. If a participant’s active employment is terminated other than for cause (as defined in the SIP) and the participant receives severance benefits, including pay in lieu of notice, the participant’s unvested options and/or SARs will continue to vest during a period generally corresponding to the period following the participant’s termination for which he or she receives salary replacement payments (up to a maximum period of two years). During such extended vesting period and for 90 days thereafter, the participant will be permitted to exercise vested options and/or SARs. A participant whose active employment is terminated by Nortel other than for cause and who does not receive severance benefits will have 90 days following termination to exercise vested options and/or SARs and his or her unvested options and/or SARs will be cancelled.

•	Termination for Cause. If a participant’s active employment is terminated for cause (as defined in the SIP), any and all outstanding options, whether or not vested, will be immediately forfeited and cancelled.

•	Resignation by a Participant. If a participant resigns from his or her employment, the participant’s unvested options and/or SARs will be cancelled, and the participant will have 90 days following his or her date of termination to exercise vested options and/or SARs.
Restricted Stock Units and Performance Stock Units
          Each restricted stock unit or performance stock unit granted under the SIP generally represents the right to receive one common share of the Company. Vested units will generally be settled upon vesting by delivery of a Nortel share for each vested unit or payment of a cash amount equal to the market value of a Nortel share at the time of settlement, as the CHRC may determine. The CHRC may provide for the accrual of dividend equivalent amounts in respect of awards of restricted stock units or performance stock units prior to the settlement thereof.
          If a SIP participant is terminated prior to the settlement of a restricted stock unit, restricted stock units then held by the participant will be treated as follows, unless the CHRC determines otherwise.
•	Retirement. If a participant’s active employment terminates due to his or her retirement (as defined in the SIP), a pro rata portion of the participant’s unvested restricted stock units will immediately vest and the remaining portion will be forfeited and cancelled, provided, however, no portion of a restricted stock unit award shall become vested earlier than the first anniversary of the effective date of the award.

•	Death. If a participant’s active employment terminates due to his or her death, a pro rata portion of the participant’s unvested restricted stock units will immediately vest and the remaining portion will be forfeited and cancelled, provided, however, no portion of a restricted stock unit award shall become vested earlier than the first anniversary of the effective date of the award.
•	Involuntary Termination Other than for Cause. If a participant’s active employment is terminated other than for cause (as defined in the SIP) and the participant receives severance benefits, including pay in lieu of notice, the participant’s unvested restricted stock units will continue to vest during a period generally corresponding to the period following the participant’s termination for which he or she receives salary replacement payments (up to a maximum period of two years) after which time any unvested restricted stock units will be forfeited and cancelled. If after such severance period, the participant is eligible to retire under applicable laws, a pro rata portion of the then unvested restricted stock units will immediately vest and the remaining portion will be forfeited and cancelled.

•	Termination for Cause: If a participant’s active employment is terminated for cause (as defined in the SIP), any and all outstanding restricted stock units will be immediately forfeited and cancelled.

•	Resignation by a Participant. If a participant resigns from his or her employment, the participant’s unvested restricted stock units will be cancelled.
          If a SIP participant is terminated prior to the settlement of a performance stock unit, performance stock units then held by the participant will be treated as follows, unless the CHRC determines otherwise.
•	Retirement. If a participant’s active employment terminates due to his or her retirement (as defined in the SIP), a pro rata portion of the performance stock units to be settled will vest on the third anniversary of the beginning of the long range incentive plan period, based on the level of achievement of the performance criteria and provided the participant has been a regular full-time employee of the Company for at least twelve months since the effective date of award of the performance stock units, and the remaining portion of such performance stock units will be forfeited and cancelled.
•	Death. If a participant’s active employment terminates due to his or her death and the participant has been a regular full-time employee of the Company for at least twelve months since the effective date of award of the performance stock units, a pro rata portion of the participant’s unvested performance stock units will immediately vest and in accordance with the terms of the SIP, be settled based on the target amount.

•	Involuntary Termination. If a participant’s active employment is terminated (either for cause or other than for cause (as defined in the SIP)), the participant’s unvested performance stock units will be immediately forfeited and cancelled.

•	Termination for Cause: If a participant’s active employment is terminated for cause (as defined in the SIP), any and all outstanding performance stock units will be immediately forfeited and cancelled.

•	Resignation by a Participant. If a participant resigns from his or her employment, the participant’s unvested restricted stock units will be cancelled.
Vesting Conditions
          Vesting of all or any portion of awards granted under the SIP may be conditioned upon the participant’s continued employment, passage of time, satisfaction of performance criteria or any combination thereof, as determined by the CHRC; provided that no portion of an award may become vested prior to the first anniversary of the date such award is granted (except in the event of a participant’s death) and vesting conditions based upon achievement of performance objectives must provide for a performance measurement period or periods exceeding one year. In addition (except in the event of a participant’s death or retirement, as determined by the CHRC) awards of time based restricted stock units shall not become vested more rapidly than ratably over three years. The CHRC may accelerate the vesting of all or any awards granted under the SIP or, except for performance conditions with respect to awards that are intended to qualify as performance-based compensation under Section 162(m) of the Code, may waive any performance conditions to vesting, except that the CHRC may not accelerate vesting of any award as of any date before one year from the grant date of the award.
Performance Vesting Conditions for Certain Awards Intended to Qualify as Performance-Based Compensation under Section 162(m) of the Code
          Awards granted under the SIP may qualify as “performance-based compensation” under Section 162(m) of the Code in order to preserve federal income tax deductions by Nortel with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to one of Nortel’s five most highly compensated executive officers, provided that determinations to grant options and other awards under the SIP must be made by a committee consisting solely of two or more “outside directors” (as defined under Section 162 regulations). The SIP’s limit on the total number of shares that may be awarded to any one participant during any five year period must also be satisfied. To the extent that an award is intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria applicable to such award will be based upon one or more of the following “qualifying performance criteria,” as determined by the CHRC:
•	Cash Flow

•	Earnings per share

•	Earnings before interest, taxes and/or amortization

•	Return on sales

•	Total shareholder return

•	Share price performance

•	Return on capital

•	Return on assets or net assets

•	Revenue

•	Income or net income

•	Operating income or net operating income

•	Operating profit or net operating profit

•	Operating margin or profit margin

•	Return on operating revenue

•	Return on invested capital

•	Market segment share

•	Product release schedules

•	New product innovation

•	Product cost reduction

•	Brand recognition/acceptance

•	Product ship targets

•	Customer satisfaction
          The CHRC determines whether the applicable qualifying performance criteria have been achieved. The CHRC may adjust any evaluation of performance under the qualifying performance criteria described above to exclude certain events that occur during a performance period, as set forth in the SIP.
Definition of Market Value
          Under the SIP, “market value” is defined as the average of the high and low prices for a board lot of common shares of the Company traded in Canadian dollars on the TSX during the relevant day or, if the volume of common shares traded on the composite tape during the relevant day in the United States exceeds the volume of common shares traded on the TSX on such relevant day, the average of the high and low prices for a board lot of common shares traded in U.S. dollars on the NYSE during the relevant day. The market value so determined may be in Canadian dollars or in U.S. dollars. As a result, the market value of a common share covered by a Canadian award will be either (a) such market value as determined above, if in Canadian dollars, or (b) such market value as determined above converted into Canadian dollars at the noon rate of exchange of the Bank of Canada on the relevant day, if in U.S. dollars. Similarly, the market value of a common share covered by a U.S. award will be either (a) such market value as determined above, if in U.S. dollars, or (b) such market value as determined above converted into U.S. dollars at the noon rate of exchange of the Bank of Canada on the relevant day, if in Canadian dollars. If on the relevant day there is not a board lot trade in the common shares on each of the TSX and NYSE or there is not a noon rate of exchange of the Bank of Canada, then the market value of a common share covered by a Canadian award and the market value of a common share covered by a U.S. award is determined as provided above on the first day immediately preceding the relevant day for which there were such board lot trades in the common shares and a noon rate of exchange. The market value of a common share shall be rounded up to the nearest whole cent.
Transferability
          Unless otherwise determined by the CHRC, awards granted under the SIP are not transferable other than by testamentary disposition or the laws of intestate succession. The CHRC may permit the transfer of awards without payment of consideration to members of a participant’s immediate family or entities controlled by the participant or his or her immediate family members.
Participants in Jurisdictions Outside of Canada and the United States
          To accommodate differences in local laws, customs and tax practices, awards granted to participants in countries other than Canada and the United States may be subject to special terms and conditions, including any special supplement that may be added to the SIP, as the CHRC determines is appropriate.

Amendments
          The board of directors of the Company may terminate, amend or suspend the SIP at any time; provided that the prior approval of shareholders will be required for any amendment that the Company determines constitutes a material amendment within the meaning of the applicable rules of the NYSE including any amendment that would:
•	increase the maximum number of Nortel shares for which awards may be granted under the SIP;

•	reduce the exercise price or base price at which options or SARs may be granted;

•	reduce the exercise price or base price of outstanding options or SARs;

•	extend the term of the SIP or the maximum term of options or SARs granted under the SIP;

•	change the class of persons eligible for grant of awards under the SIP;

•	increase any other limit with respect to the number of Nortel shares that may be granted with respect to any type of award, a single participant or any group of participants; or

•	reduce below one year the minimum period required as a condition to the vesting of any award (other than in the case of a participant’s death).
Adjustments
          In the event of certain events affecting the capitalization of the Company, including a stock dividend, or certain other corporate transactions, the board of directors of the Company may adjust the number and kind of shares available for grant under the SIP or subject to outstanding awards and the exercise price or base price applicable under outstanding awards.
Section 162(m)
          The SIP’s limit on the total number of shares that may be awarded to any one participant during any five year period must be satisfied. In addition, for other awards other than options to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the “qualifying performance criteria” described under “– Performance Vesting Conditions for Certain Awards Intended to Qualify as Performance-Based Compensation under Section 162(m) of the Code” above, as established and certified by a CHRC consisting solely of two or more “outside directors.”
Nortel Networks Corporation 2000 Stock Option Plan and 1986 Stock Option Plan
          Prior to the adoption of the SIP, the 2000 Plan and the 1986 Plan were the only compensation plans of the Company under which equity securities of the Company were authorized for issuance from treasury. The SIP has replaced the 2000 Plan and the 1986 Plan to the extent that no new awards will be granted under these stock option plans.
          The following summary of certain terms relating to the 2000 Plan and the 1986 is qualified in its entirety by the specific language of such plans, copies of which are available free of charge by writing to the Corporate Secretary of the Company. See “Information Concerning the Company”.
Terms Relating to 1986 Plan (pre-May 15, 2000)
          If a 1986 Plan participant whose options were granted prior to May 15, 2000 is terminated prior to the expiration of the normal term of an option, options then held by the participant will be treated as follows, unless the CHRC determines otherwise.
•	Retirement. If a participant’s active employment terminates due to his or her retirement (as defined in the 1986 Plan), the participant’s unvested options will become vested on the later of (i) the date of the participant’s retirement and (ii) the first anniversary of the effective date of grant of such options. To the extent vested, the participant will have 36 months following the date of retirement to exercise his or her options.

•	Death. If a participant’s active employment terminates due to his or her death, all of the participant’s unvested options will become immediately vested and will remain exercisable for 24 months following the date of the participant’s death.

•	Involuntary Termination Other than for Cause. If a participant’s active employment is terminated other than for cause (as defined in the 1986 Plan) and the participant receives severance benefits, including pay in lieu of notice, the participant’s unvested options will continue to vest during a period generally corresponding to the period following the participant’s termination for which he or she receives salary replacement payments. During such extended vesting period, the participant will be permitted to exercise vested options. A participant whose active employment is terminated by Nortel other than for cause and who does not receive severance benefits must exercise unvested options before his or her termination date or his or her unvested options will be cancelled.

•	Termination for Cause. If a participant’s active employment is terminated for cause (as defined in the 1986 Plan), all outstanding options will be immediately forfeited and cancelled.

•	Resignation by a Participant. If a participant resigns from his or her employment, the participant’s unvested options will be cancelled.
     Terms Relating to 1986 Plan (post May 15, 2000) and 2000 Plan
          If a 2000 Plan participant or a 1986 Plan participant whose options were granted after May 15, 2000 is terminated prior to the expiration of the normal term of an option, options then held by the participant will be treated as follows, unless the CHRC determines otherwise.
•	Retirement. If a participant’s active employment terminates due to his or her retirement (as defined in the 1986 Plan and 2000 Plan, as applicable), the participant’s unvested options will become vested on the later of (i) the date of the participant’s retirement and (ii) the first anniversary of the effective date of grant of such options. To the extent vested, the participant will have 36 months following the date of retirement to exercise his or her options.

•	Death. If a participant’s active employment terminates due to his or her death, all of the participant’s unvested options will become immediately vested and will remain exercisable for 24 months following the date of the participant’s death.

•	Involuntary Termination Other than for Cause. If a participant’s active employment is terminated other than for cause (as defined in the 1986 Plan and 2000 Plan, as applicable) and the participant receives severance benefits, including pay in lieu of notice, the participant’s unvested options will continue to vest during a period generally corresponding to the period following the participant’s termination for which he or she receives salary replacement payments. During such extended vesting period and for 90 days thereafter, the participant will be permitted to exercise vested options. A participant whose active employment is terminated by Nortel other than for cause and who does not receive severance benefits will have 90 days following termination to exercise vested options and his or her unvested options will be cancelled.

•	Termination for Cause. If a participant’s active employment is terminated for cause (as defined in the 1986 Plan and the 2000 Plan), all outstanding options will be immediately forfeited and cancelled.

•	Resignation by a Participant. If a participant resigns from his or her employment, the participant’s unvested options will be cancelled. Options vested on termination may be exercised during the 90 day period following termination.

Assumed Plans
          As part of the acquisition of certain businesses between 1998 and 2000, the Company assumed the stock option plans of several entities that it acquired. As a result, the exercise of stock options previously granted under these assumed plans will be satisfied through the issuance of common shares of the Company. No additional stock options have been or will be granted under these assumed plans, and as the last of the options granted under each assumed plan are exercised, terminate or expire, the assumed plan expires as well. The last of these assumed plans are expected to expire in 2010.
TRANSACTIONS WITH RELATED PERSONS AND INDEBTEDNESS
Transactions with Related Persons
          On January 19, 2007, the CHRC adopted a policy regarding related party transactions and related procedures (or the related party policy). The related party policy imposes a duty on directors and senior executives of the Company to disclose any interests they have or their related parties have in certain interested transactions. The term “senior executives” as used in the related party policy means board appointed officers. The compliance committee, comprised of members of management, will review all material facts of all interested transactions and approve or disapprove of the entry into such transactions (except transactions where related party is a director). The compliance committee will report quarterly to the audit committee and to the nominating and governance committee on such approvals and disapprovals. Interested transactions involving directors will be reviewed by the audit committee. If the interested transaction could materially affect the Company, the audit committee must review and approve the interested transaction. The related party policy contains standing approval for a list of certain transactions, which can be revised by the audit committee at any time. Violations of the related party policy can lead to disciplinary action up to and including termination of employment.
Indebtedness of Directors, Executive Officers and Employees
          None of the current or former directors or executive officers of the Company or any of its subsidiaries nor any associate of any such directors or executive officers, is, or has been at any time since the beginning of the fiscal year ending December 31, 2006, indebted to the Company or any of its subsidiaries, or has indebtedness to another entity that is, or has been at any time since the beginning of the fiscal year ending December 31, 2006, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.
          The following table shows the aggregate indebtedness as of February 28, 2007 owing to the Company and its subsidiaries incurred by current and former employees of the Company and its subsidiaries, including certain routine indebtedness (as defined by Canadian securities laws).

Purpose	To the Corporation and its Subsidiaries	To Another Entity
Share purchases	—	—
Other	$3,520,000	—

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE
          The Company maintains $100 million of group liability insurance for the directors and officers of the Company and its subsidiaries in respect of claims made against the insurer after December 1, 2006. In 2006, the Company paid $5,795,250 in premiums for the directors and officers as a group for the 12-month period commencing December 1, 2006 and ending December 1, 2007. The maximum deductible under the insurance policy is $10 million, but there is no deductible for claims which the Company is not permitted by law to pay. However, except for remedial actions, the policy does not cover claims based upon, directly or indirectly resulting from, or in any way involving, matters referred to in the Company’s Current Report on Form 8-K dated October 24, 2003 announcing the initial restatement of the Company’s financial results.
          Any claims made against the insurer prior to November 1, 2003 in respect of matters that occurred prior to November 1, 2003 are governed by $250 million of group liability insurance protection.
          For the period November 1, 2003 to November 1, 2004, the Company maintained $175 million of group liability insurance for its directors and officers, and for the period November 1, 2004 to November 1, 2005 the Company maintained $100 million of group liability insurance for its directors and officers. For the period November 1, 2003 to November 1, 2004, the Company paid $13,589,319 in premiums, and for the period November 1, 2004 to November 1, 2005 the Company paid $13,836,075 in premiums. For the period November 1, 2005 to December 1, 2006, the Company maintained $100 million of group liability insurance for its directors and officers. For the 13-month period November 1, 2005 to December 1, 2006 the Company paid $8,275,200 in premiums.
          Chubb Insurance Company of Canada (or Chubb) commenced legal proceedings in an effort to rescind a portion of its coverage for claims first filed during the November 1, 2003 to November 1, 2004 period. Chubb wishes to limit its rescission claim to the policy to certain individuals whose employment was terminated for cause in connection with financial reporting matters of the Company. Chubb has tendered $545,651 to the Company purportedly as a return of premiums paid by the Company for coverage of such individuals. The Company has not accepted this tender and has placed these funds in a trust account pending resolution of the rescission claims.
INDEMNIFICATION
          During the fiscal year ended December 31, 2006, the Company paid a total of $439,861 for legal fees and disbursements incurred on behalf of seven former officers relating to certain pending investigations by United States and Canadian securities regulatory authorities, arising out of public revenue and earnings statements and guidance provided by the Company during 2003 and early 2004. Certain of these legal fees and disbursements were incurred during 2005 but not paid until 2006. The names and most recent titles of the seven former officers (with amounts paid by the Company indicated in parentheses) are: Chahram Bolouri, former Senior Advisor, ($182); Malcolm K. Collins, former President, Enterprise Networks ($91,837); Pascal Debon, former Senior Advisor ($111,078); Brian W. McFadden, former Chief Research Officer ($94,231); Linda Mezon, former Assistant Controller ($33,019); MaryAnne E. Pahapill, former Controller; ($7,365); and Susan L. Spradley, former President, Global Services and Operations ($102,149). Certain of the legal fees and disbursements of Mr. McFadden, Ms. Mezon and Ms. Spradley were incurred during 2005 but not paid until 2006. All of Ms. Pahapill’s legal fees and disbursements were incurred in 2005 but not paid until 2006. All other legal fees and disbursements incurred on behalf of the other former officers were incurred and paid during 2006.
          Further details on the status of the civil and regulatory matters are contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006 under “Contingencies” in the notes to the financial statements contained therein.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES
Overview
          Nortel is strongly committed to effective corporate governance and complies with the corporate governance standards under the United States Securities Exchange Act of 1934, as amended, the applicable corporate governance listing standards of the New York Stock Exchange (or NYSE), and the applicable rules and policies of the Canadian Securities Administrators (or CSA).
          The boards of directors of the Company and Nortel Networks Limited (or the Nortel boards) and the nominating and governance committee of the Company’s board consider proposed or suggested governance reforms on an on-going basis to ensure that Nortel maintains the most effective corporate governance policies and practices.
          The Nortel boards are identical in membership. Copies of the written mandates adopted by the Nortel boards are attached as Exhibit I to this proxy circular and proxy statement. A copy of our standards for director independence (or Independence Standards) is attached as Exhibit II to this proxy circular and proxy statement. Copies of the board mandates, the mandates of each of our board committees, our Statement of Governance Guidelines (or Governance Guidelines), which include the Independence Standards, and our Code of Business Conduct are available free of charge on our website at www.nortel.com or by writing to our Corporate Secretary at Nortel Networks Corporation, 195 The West Mall, Toronto, Ontario, Canada, M9C 5K1.
Recent Governance Initiatives
•	Our Governance Guidelines, board mandates and committee mandates were amended effective June 29, 2006 to provide that executive sessions must be held at every meeting whether the meeting is conducted in person or by telephone. See “ – Board and Committee Meetings and Director Attendance”.

•	A public board membership policy was approved on March 15, 2007. See “ – Board Size, Composition and Independence”.

•	In 2006, an annual forward agenda was created for each of the Nortel boards and board committees for the year. Going forward, an annual forward agenda will be created for the Nortel boards and board committees at the beginning of each fiscal year. See “ – Board and Committee Meetings and Director Attendance”.

•	The director orientation and education program was formalized and expanded. See “ – Director Orientation and Continuing Education”.

•	A policy with respect to the report by directors and senior executives of related party transactions was adopted on January 19, 2007. See “Transactions with Related Persons and Indebtedness – Transactions with Related Persons”.
Code of Ethics and Chief Ethics Officer/Chief Compliance Officer
          Nortel’s Code of Business Conduct, which is our code of business conduct and ethics, provides detailed guidelines on Nortel’s approach to competition in the marketplace, the personal standards of conduct expected of all Nortel directors, officers and employees and the central role integrity must play in daily conduct, with an emphasis on honesty and compliance with all applicable laws. Nortel’s officers and employees, except those on leave and, due to legal requirements, those in France and Germany, are required to read the Code of Business Conduct and electronically certify that they have read, understood and comply with the terms of the Code of Business Conduct. During 2006, certification of the Code of Business Conduct was completed by 99.99% of Nortel employees (exclusive of those on leave and those in France and Germany). All of the director nominees and executive officers have completed certification of the Code of Business Conduct. In addition to the certification process, Nortel has various processes for ensuring its ethics requirements are being met, including training on the provisions of the Code of Business Conduct and communications on the need to report violations and suspected violations.

          Any waiver of a requirement of our Code of Business Conduct, if granted by the Nortel boards or any board committee, will be posted on our website at www.nortel.com. No waiver of any requirement of our Code of Business Conduct was granted in 2006.
          During 2006, Susan E. Shepard acted as our Chief Ethics Officer and Robert J. Bartzokas acted as our Chief Compliance Officer. As Chief Ethics Officer, Ms. Shepard was responsible for, among other things, periodically reporting to the Nortel boards regarding ethics matters, chairing “town hall” and webcast presentations to our employees regarding ethical business practices and developing and monitoring policies and procedures relating to corporate and business ethics.
          Ms. Shepard resigned effective December 1, 2006 and responsibility for corporate and business ethics was consolidated with our compliance group led by the Chief Compliance Officer, Mr. Bartzokas. The Chief Compliance Officer reports to our President and Chief Executive Officer and now has, among other responsibilities, the above responsibilities of the office of the Chief Ethics Officer.
Use of Material Non Public Information and Equity Monetization Policy
          All employees, officers, and members of the boards of directors are subject to insider trading laws generally. In accordance with applicable corporate policy, there are certain individuals who, by virtue of their role, are “deemed insiders”. Because they may have knowledge of, or access to, material information, the trading activities of these individuals are restricted by Nortel. Such individuals may not engage in any trading activity for specified periods of time throughout the year, known as “black out periods”. These deemed insiders can only trade during prescribed “window periods”, and even then, only if they do not have knowledge of any Nortel material non-public information at that time. Generally, deemed insiders are officers, directors, senior executives and other leaders, and employees who frequently have access to material information. In addition, applicable corporate policy generally prohibits deemed insiders from participating in any equity monetization program with respect to securities of the Company and Nortel Networks Limited.
Human Rights Policy
          On March 15, 2007 the Nortel boards adopted a policy regarding human rights (or the human rights policy). The human rights policy was adopted to establish a process for including human rights considerations in assessments of business opportunities and in carrying out business activities. The policy expressly supports the United Nations Universal Declaration of Human Rights (1948) and the ILO Declaration on Fundamental Principles and Rights at Work (1998). The policy takes a risk-based, “rights aware” approach to decision making and includes an audit process to demonstrate compliance. The policy is complementary to Nortel’s existing Supplier Code of Conduct, reinforces the Code of Business Conduct and applies to all executive officers and employees of Nortel.
Governance Guidelines and Board Mandate
          Our boards are responsible for supervising the management of the business and affairs of Nortel. The Nortel boards review, discuss and approve matters relating to the strategic direction, business and operations, and the organizational structure of Nortel with a view to the best interests of Nortel and Nortel’s shareholders generally. The Nortel boards and each of the board committees may retain outside advisors at their discretion and at Nortel’s expense.
          Our Governance Guidelines describe the roles of, and expected relationship between, our boards and our management, the responsibilities of our directors, including expectations for attendance at, and preparation for, board and committee meetings and the qualification standards, compensation policies and orientation and continuing education programs for our directors.

Board Size, Composition and Independence
          Our Governance Guidelines:
•	require that a majority of our directors be “independent” as defined under the requirements of applicable stock exchanges and securities regulatory authorities and as determined in accordance with the Independence Standards which form part of our Governance Guidelines;

•	limit the size of our boards to a maximum of 15 directors and limit the number of directors who may also be members of management to no more than three directors;

•	require any person who is invited to stand for election or appointment to the boards to commit to serve for at least five years, provided that a director’s tenure generally may not exceed ten years and that a director may not stand for re-election after the age of 70; and

•	provide that a former chief executive officer of Nortel may not stand for re-election as a director unless the Nortel boards determine that it would otherwise be in the best interests of Nortel at the relevant time.
          Each of the Nortel boards has the same non-executive chair and is currently comprised of the same 11 directors. In accordance with our Independence Standards, the NYSE listing standards, and applicable SEC and CSA rules and policies, our boards have determined, based on information provided by each nominee director and each other person who served as a director during 2006 as to their personal and professional circumstances, that except for Mr. Zafirovski, our President and Chief Executive Officer, each nominee director is independent and each person who served as a director during 2006 was independent.
          In particular, the Nortel boards have determined that Mr. Manley’s association with the Canadian law firm of McCarthy Tétrault LLP, as an independent consultant with the title “senior counsel”, does not constitute a material relationship with Nortel. McCarthy Tétrault LLP represents a former Nortel executive in connection with certain civil proceedings relating to such individual’s association with Nortel. In making this determination, the boards considered that Mr. Manley is not serving in a managerial position with such firm, Mr. Manley’s compensation will not be related in any way to fees paid in respect of the civil proceedings, and the Company and such firm have each adopted procedures to protect against potential conflicts of interest in connection with such representation, among other factors.
          On March 15, 2007, the Nortel boards approved, on recommendation of the nominating and governance committee, the public board membership policy, which provides for the following:
•	public board membership for the president and chief executive officer restricted to two;

•	public board membership for non-management directors restricted to four;

•	nominating and governance committee retains discretion to permit public board membership in excess of above limitations.
Other than Mr. Hunt, each of our directors sits on the board of directors of at least one other public company, the details of which are set out in the directors’ biographies under “Election of Directors”. Effective March 15, 2007, the nominating and governance committee exercised its discretion to permit Dr. Bischoff to sit on an additional five public boards. In making this decision, the nominating and governance committee considered the professional and geographic representation that Dr. Bischoff provides to the Nortel boards.
Board Chair
          Pursuant to our board mandates, the chair of the Nortel boards is required to be appointed by the boards annually. Our Governance Guidelines describe the role of the chair of the Nortel boards and require that we have a non-executive chair unless our boards determine that it would otherwise be in Nortel’s best interests at the relevant time. The chair of the Nortel boards is responsible for ensuring that the boards function in a manner that is independent of management, managing meeting schedules and setting agendas, chairing meetings of the boards and providing advice to senior management. Our Governance Guidelines ensure that the chair of the Nortel boards has access to adequate support staff to carry out his or her responsibilities.
          Mr. Harry J. Pearce, an independent director, is the non-executive chair of the Nortel boards.
Chief Executive Officer
          A written position description for Nortel’s president and chief executive officer is prepared by the compensation and human resources committee (or CHRC), in conjunction with the president and chief executive officer, and reviewed not less than annually by the Nortel boards. The current chief executive officer description is available on our website at www.nortel.com.
Board Committees
          In accordance with our Governance Guidelines, the Nortel boards have established a compensation and human resources committee and each of the Nortel boards has established an audit committee. The Company’s board has also established a nominating and governance committee and Nortel Networks Limited’s board has established a pension fund policy committee.
          Our Governance Guidelines describe generally the responsibilities of our board committees and the role of each committee chair while written committee mandates adopted by Nortel more specifically set out the duties, responsibilities and expectations of each committee.
Nominating and Governance Committee
          The nominating and governance committee of the board of directors of the Company is comprised of Messrs. Hunt (chair), MacNaughton, McCormick and Watson, each of whom has been determined by the board of directors of the Company to be an independent director.
          The nominating and governance committee is responsible for considering and recommending to the board the competencies and skills that each individual director and the board, as a whole, should possess and for making recommendations to the board on other corporate governance matters, including:
•	the size and composition of the board;

•	compensation and tenure of directors;

•	development and implementation of methods to promote good board performance (including oversight of the annual evaluation of the board, committees and directors);

•	structure and operations, responsibility and composition of board committees and the qualifications of committee members;

•	the standards to be applied by the board in making determinations as to the absence of material relationships between the Company and a director, as and when appropriate; and

•	the process for, and the consideration of, nominations of persons recommended by the shareholders for election to the board.

The nominating and governance committee is also responsible for:

•	establishing a methodology or process for director succession planning and reviewing succession plans for directors to ensure qualified persons are or will be available when necessary or desirable and reporting findings and recommendations to the board; and

•	recommending candidates for appointment or election to the board consistent with criteria approved by the board.
          The Nortel Networks Limited board is informed of nominating and governance committee deliberations and makes all corporate governance determinations on behalf of Nortel Networks Limited.
          Prior to June 30, 2006, an executive session was held without members of management present at one of the meetings of the nominating and governance committee. At all meetings of the nominating and governance committee held on or after June 30, 2006 an executive session was held without members of management present.
Audit Committees
          The audit committees are identical in membership. The members of the audit committees of the Nortel boards are Messrs. MacNaughton (chair), Hunt, Mongeau and Watson. The Nortel boards have determined that all members of the audit committees are independent in accordance with our Independence Standards, the NYSE listing standards and applicable SEC and CSA rules and policies and financially literate in accordance with the NYSE listing standards. The Nortel boards have also determined that at least one member of the audit committees meets the NYSE standard of having “accounting or related financial management expertise”, and that Messrs. Watson and Mongeau each meet the criteria required by applicable SEC rules for an “audit committee financial expert” (United States generally accepted accounting principles).
          The audit committees assist the Nortel boards in overseeing the reliability and integrity of the accounting principles and practices, financial statements and other financial reporting and disclosure principles and practices followed by Nortel management and, in particular:
•	the qualifications and performance of the internal audit function and the independence of Nortel’s independent auditors;

•	the establishment by management of an adequate system of internal controls and procedures;

•	the effectiveness of the internal controls and procedures; and

•	the compliance by Nortel with legal and regulatory requirements.
          Nortel’s independent auditors report directly to Nortel’s audit committees and are ultimately accountable to the audit committees and the Nortel boards as representatives of the shareholders. The audit committees have direct access to the internal auditors and independent auditors to discuss and review specific issues as appropriate. The audit committees have established complaint procedures, through our compliance group, as well as a hiring policy for current and former employees of the independent auditors. Separate executive sessions are held by the audit committees on a periodic basis with the independent auditors, the internal auditor, the controller and other members of management.
          Prior to June 30, 2006, an executive session was held without members of management present at three of the meetings of the audit committees. At all meetings of the audit committees held on or after June 30, 2006 an executive session was held without members of management present.
          The audit committee report is provided below under “Audit Committee Report”.

Compensation and Human Resources Committee
          The members of the CHRC are Mr. McCormick (chair), Mrs. Bennett, Dr. Bischoff, Mr. Manley and Dr. Johnson. The Nortel boards have determined that each member of the CHRC is independent under our Independence Standards, the NYSE listing standards and applicable SEC and CSA rules and policies. No member of the CHRC has ever been an officer or employee of Nortel.
          The CHRC, which is required by its mandate to meet at least annually, oversees Nortel’s executive compensation programs and is responsible for:
•	the strategic direction and overall effectiveness of the management of human resources and compensation and advising and providing direction to the Nortel boards with respect to such matters;

•	senior management succession planning;

•	the appointment, responsibilities and compensation of key members of senior management, including executive officers;

•	assessing Nortel’s senior management leadership team, including key members of senior management;

•	administrative duties specifically delegated to, or required to be performed by, the CHRC under any Nortel compensation or benefit plan;

•	recommending to the Nortel boards the appointment of officers, corporate performance targets, achievement factors and aggregate award amounts under various incentive plans and the creation, amendment and termination of cash compensation, incentive and benefits plans where approval of the Nortel boards is required under the terms of such plans; and

•	preparing the compensation committee report for inclusion in Nortel’s proxy circular and proxy statement.
          As the Company’s executive officers are also executive officers of Nortel Networks Limited, the CHRC assesses executive compensation on a combined basis. In accordance with NYSE requirements, the Nortel boards have directed that the chief executive officer’s compensation is to be determined by the independent directors of the Nortel boards, together with the CHRC, based on the CHRC’s assessment of the performance of the chief executive officer.
          In accordance with its mandate, the CHRC may delegate such authority and responsibilities it considers appropriate, provided that it reports all such delegation to the Nortel boards and provided further that it may not delegate any matters related to the responsibilities, appointment or remuneration of key members of senior management, including the chief executive officer.
          Prior to June 30, 2006, an executive session was held without members of management present at four of the meetings of the CHRC. At all meetings of the CHRC held on or after June 30, 2006 an executive session was held without members of management present.
          The CHRC has sole authority over the engagement of compensation consultants, including over the terms and conditions of such engagements. The CHRC may also request management to undertake studies and report on areas of interest, which may occasionally involve the retention of additional consultants by management. See “– Independent Compensation Consultants” below.
          The report of the CHRC is provided below under “Compensation Committee Report”.

Pension Fund Policy Committee
          The members of the pension fund policy committee of the Nortel Networks Limited board are Mr. Manley (chair), Mrs. Bennett, Dr. Bischoff and Mr. Mongeau, each of whom has been determined by the Nortel Networks Limited board to be an independent director under our Independence Standards, the NYSE listing standards and applicable SEC and CSA rules and policies.
          The pension fund policy committee is primarily responsible for the general oversight of the financial administration of certain pension plans maintained by Nortel Networks Limited and certain of its subsidiaries. Such oversight includes reviewing and recommending the governance structure and process, reviewing and approving fund actuaries, funding policy and assumptions, asset mix and investment management structure, as well as the appointment and removal of consultants, custodians and trustees.
          At all meetings of the pension fund policy committee held during 2006 an executive session was held without members of management present.
Ad Hoc Committees
          Our boards generally do not establish ad hoc committees, except in limited circumstances.
          In July 2004, the Company established the litigation committee, which continues to investigate, review and evaluate the facts and circumstances relating to allegations that certain current and former directors and officers of the Company breached their fiduciary duties. The litigation committee met three times during 2006. Mr. Pearce (chair), Dr. Bischoff and Mr. McCormick are members of the litigation committee.
          In June 2005, the Company established a special committee to engage in chief executive officer succession. The special committee was dissolved on June 29, 2006. Messrs. Pearce (chair), Brown, Cleghorn, Ingram and McCormick were members of the special committee. The special committee did not hold any meetings during 2006 prior to its dissolution.
Nomination of Directors
          The nominating and governance committee is primarily responsible for identifying new candidates for election or appointment to the board of directors of the Company. The Nortel Networks Limited board is informed of nominating and governance committee deliberations and makes determinations on behalf of Nortel Networks Limited.
          The Company’s board of directors has directed the nominating and governance committee to seek candidates who, by virtue of their differing skills, areas of expertise, professional and personal backgrounds, industry knowledge, geographic location, and geographic or industry contacts, are best able to contribute to the direction of Nortel’s business and affairs. In identifying candidates for election or appointment to the boards, the nominating and governance committee also considers the interplay of a candidate’s skills, expertise, experience and personality with those of other directors on the boards, and the extent to which a candidate would contribute to building boards that are effective, collegial and responsive to the needs of Nortel. Along with a broad range of experience (particularly with respect to organizations of similar size and complexity), business acumen and sound judgment, directors are also expected to have integrity, a strong character and reputation and to be committed to Nortel and its business plans and to building shareholder value over the long term.
          In identifying potential director nominees, the nominating and governance committee considers board candidates identified through a variety of methods and sources. These include suggestions from committee members, other directors, senior management, shareholders and other interested parties in anticipation of director elections and other potential board vacancies. The committee has sole authority to retain director search firms, as well as other advisors, to assist in identifying and evaluating possible director nominees.
          In late 2006, the nominating and governance committee retained Egon Zehnder as a consultant in order to assist in identifying and/or evaluating possible director nominees. They assisted the nominating and governance committee in reviewing the existing skills, areas of expertise, backgrounds, industry knowledge, location and contacts of the Nortel boards and in identifying two areas for future recruitment: gender and individuals with experience in Asian markets. Egon Zehnder was also involved in assessing the nomination of Dr. Johnson in November of 2006 to the Nortel boards.
          The nominating and governance committee also considers board candidates recommended by shareholders of the Company. Shareholders who wish to recommend a person for election to the Company’s board may submit such person’s name, background, qualifications, and consent to be named in the proxy statement and to serve as a director if elected, in writing to our Corporate Secretary for consideration by the nominating and governance committee. The nominating and governance committee will consider and evaluate such person as a possible nominee in the same manner as it considers all other potential candidates. To permit sufficient time for such consideration and evaluation, shareholders should make board candidate submissions by December 31 in each year, prior to the holding of the next shareholders’ meeting.
Board and Committee Meetings and Director Attendance
          Each board committee is required to meet at least annually. For information regarding attendance by individual directors at board and committee meetings during 2006, see “Summary of Director Attendance”.
          Prior to June 29, 2006, our Governance Guidelines contemplated that the Company’s board would hold executive sessions (without management present) on a regular basis and, in the case of the Nortel Networks Limited board, periodically as desired. On June 29, 2006, our Governance Guidelines were amended to provide that executive sessions of the Company’s board, without members of management present, must be held at every board meeting, whether conducted in person or by telephone. Prior to June 30, 2006, an executive session was held without members of management present at four of the meetings of the Nortel boards. For seven of the eight meetings of the Nortel boards held on or after June 30, 2006, an executive session was held without members of management present. Additionally, the Nortel boards informally met on numerous occasions prior to regularly scheduled board meetings during 2006 without members of management present with the exception of Mr. Zafirovski.
          Pursuant to our Governance Guidelines, directors are generally expected to attend meetings of shareholders in person. At the 2006 annual and special meeting of shareholders held on June 29, 2006, all nominees for election to the board of the Company were in attendance, except for Mr. Pearce who was unable to attend for personal reasons. Seven of the 12 then current directors were in attendance.
          In 2006, an annual forward agenda was created for each of the Nortel boards and board committees for the year. Going forward, an annual forward agenda will be created for the Nortel boards and board committees at the beginning of each fiscal year. The annual forward agendas identify the decisions and actions to be presented to the boards or committees for the ensuing year. Such forward agendas will be prepared in accordance with the applicable board or committee mandate.
Director Orientation and Continuing Education
          Directors who are new to our boards receive an induction package and attend executive briefing sessions to orient them to Nortel, including the role of the directors, the boards and the committees, as well as the nature and operation of Nortel’s business.
          All directors receive periodic presentations from senior management on issues relevant to Nortel’s business, as well as the industry and competitive environment in which Nortel operates. Directors also attend an annual tour of Nortel’s research and development facilities.
          In early 2006, the Nortel boards engaged Deloitte & Touche LLP in connection with the development of a formal director education program. A total of 20 director education modules, broken up into two groups, containing high-level overviews of significant accounting and financial topics affecting Nortel were prepared for our directors, of which eight have been completed. The Nortel boards expect to complete the remaining modules by the end of

June 2007. A live debriefing and question-and-answer session was held after the first group of modules was completed.
Board Evaluation
          Our Governance Guidelines require the nominating and governance committee to conduct an annual evaluation of the effectiveness of our boards, our board committees and individual directors and to report the results to the Nortel boards. In addition, the mandates of each of the audit committee, CHRC and nominating and governance committee require such committees to conduct annual performance evaluations assessing performance in light of the responsibilities contained in the applicable mandate.
          Annual evaluation meetings are held by the chair of the nominating and governance committee and each individual director in this regard and include a peer review. A summary of the results are reported by the chair to the nominating and governance committee and the Nortel boards. The nominating and governance committee also approves for distribution to directors a written board effectiveness questionnaire, which includes a performance evaluation for the Nortel boards and each committee thereof, and additional peer review. A summary of the results of the written questionnaire is reviewed by the chair of the Nortel boards and presented to the Nortel boards. The audit committees conduct a separate self assessment and the results are reported by the chair of the audit committees to the Nortel boards.
Director and Officer Compensation
          The boards and the nominating and governance committee periodically review the adequacy and form of director compensation (cash and/or stock-based) to ensure that such compensation is competitive, reflects market practice and accurately reflects the risks and responsibilities of being an effective director. Director compensation is reviewed on a combined basis in light of Nortel’s overall governance structure. In considering matters associated with director compensation, the nominating and governance committee uses information from various independent sources, including compensation surveys of comparator companies and professional associations. At the direction of the nominating and governance committee, the secretary of the committee obtains compensation surveys of comparator companies and professional associations with respect to director compensation through independent consultants and presents them to the nominating and governance committee for consideration. All compensation for directors must be approved by the nominating and governance committee and the Nortel boards. Director compensation and share ownership guidelines are described under “Executive Compensation – Director Compensation for Fiscal Year 2006”.
          As indicated above, the CHRC makes all compensation decisions in respect of executive officers of Nortel other than the chief executive officer. The CHRC, in conjunction with the president and chief executive officer, annually reviews and assesses the performance of all executive officers who report to the president and chief executive officer and report findings and recommendations to the Nortel boards. The president and chief executive officer and his delegates review and assess the performance of all other executive officers. Recommendations based on these reviews, including with respect to base salary and short-term and long-term incentive amounts are presented to the CHRC for approval. The CHRC has full discretion to modify any compensation recommendations. The Nortel boards have directed that the president and chief executive officer’s compensation is to be determined by the independent directors of the Nortel boards, together with the CHRC, based on the CHRC’s assessment of the performance of the president and chief executive officer. The CHRC reviews and approves the corporate goals and/or performance objectives relevant to the compensation of the chief executive officer, evaluates the performance of the chief executive officer in light of such goals and objectives and, together with other independent directors of the Nortel boards, determines and approves the compensation of the chief executive officer based on such evaluation. See “Executive Compensation – Compensation Discussion and Analysis”.
Independent Compensation Consultants
          During 2006, the CHRC engaged Hewitt Associates LLC (or Hewitt) as an independent consulting firm to assist in connection with the review of current and future executive compensation and benefit programs. Hewitt’s consulting services division advised on a number of executive compensation matters including, but not limited to, the following:

•	the review and analysis of the effectiveness of Nortel’s executive compensation philosophies;

•	executive compensation and benefits programs, including but not limited to, with respect to base salary, short-term cash compensation, long-term incentive programs, certain executive retention programs and termination agreements; and

•	governance programs.
Hewitt substantially reviewed all presentations and proposals on executive compensation matters prepared by management and provided related analysis, advice and recommendations to the CHRC consistent with best practice, market trends and the latest legal and regulatory considerations. Hewitt earned $117,525 as an executive compensation consultant to the CHRC during 2006. Hewitt’s administration services division is engaged by Nortel to provide administrative services related to the Long-Term Investment Plan.
          The Company engaged Mercer Human Resource Consulting LLC (or Mercer) to provide consulting services to senior management on executive and employee compensation matters. During 2006, Mercer advised on matters such as, but not limited to, executive compensation plans, policies and practices, pay-for-performance compensation design and industry compensation practices. Mercer earned $391,487 in connection with services to the Company related to executive compensation during 2006. In addition, Mercer was engaged by Nortel to provide various services in the areas of employee compensation, retirement and benefits consulting and administration.
Shareholder Communication
          Nortel communicates regularly with shareholders through press releases, as well as annual and quarterly reports. Our investor relations department and Corporate Secretary address investor concerns on an on-going basis. The Company may also address such concerns through our website at www.nortel.com.
          Interested parties, including shareholders and other security holders, may communicate directly with our boards or with individual directors by writing to the Corporate Secretary as described in this proxy circular and proxy statement under the heading “Communication with Directors”.
Report on Corporate Governance
          This corporate governance report has been reviewed by the nominating and governance committee and approved by the boards of directors of the Company and Nortel Networks Limited.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          The members of the compensation and human resources committee of the Nortel boards are Mr. McCormick (chair), who was appointed to the committee effective January 18, 2005, Mrs. Bennett and Mr. Manley each of whom was appointed to the committee effective June 29, 2005, Dr. Bischoff who was appointed to the committee effective June 29, 2006 and Dr. Johnson who was appointed to the committee effective November 30, 2006. Messrs. MacNaughton, Brown and Pearce served on the compensation and human resources committee until June 29, 2006. No other changes to the membership of the compensation and human resources committee occurred during 2006. No member of the compensation and human resources committee was an officer (within the meaning of applicable United States securities laws) or employee of the Company or any of its subsidiaries at any time during 2006.
          No executive officer of the Company serves on the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Company’s board of directors.

COMPENSATION COMMITTEE REPORT
          The compensation and human resources committee of the boards of directors of the Company and Nortel Networks Limited has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Regulation S-K Item 402(b). Based on such review and discussion, the compensation and human resources committee recommended to the boards of directors that the “Compensation Discussion and Analysis” be included in this proxy circular and proxy statement and in Nortel Networks Limited’s Annual Report on Form 10-K for the year ended December 31, 2006.
          This report has been submitted by J.H. Bennett, Dr. M. Bischoff, J.P. Manley, R.D. McCormick and Dr. K.M. Johnson as members of the compensation and human resources committee of the board of directors of the Company and Nortel Networks Limited.
AUDITOR INDEPENDENCE
          Deloitte & Touche LLP (or Deloitte & Touche) are the independent public accountants for the Company and Nortel Networks Limited for the fiscal year 2006.
          In accordance with applicable laws and the requirements of stock exchanges and securities regulatory authorities, the audit committees of the Company and Nortel Networks Limited must pre-approve all audit and non-audit services to be provided by the independent auditors. In addition, it is the policy of the Company and Nortel Networks Limited to retain auditors solely to provide audit and audit-related services and advice with respect to tax matters, but not to provide consulting services, such as information technology services.
Audit Fees
          The Company and Nortel Networks Limited prepare financial statements in accordance with United States generally accepted accounting principles. Deloitte & Touche and other member firms of Deloitte Touche Tohmatsu and their respective affiliates (or collectively, Deloitte) billed the Company and its subsidiaries $53.9 million for 2006, for the following audit services: (i) the audits of the annual consolidated financial statements of the Company and of Nortel Networks Limited for the fiscal year ended December 31, 2006, including audits of the restated consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 and reviews of the restated quarterly information for the periods ended March 31, June 30, and September 30, 2006 included in the Form 10-K; (ii) reviews of the financial statements of the Company and of Nortel Networks Limited in Forms 10-Q for the periods ended March 31, June 30 and September 30, 2006; (iii) the audit of internal controls over financial reporting as required under the United States Sarbanes-Oxley Act of 2002 for the fiscal year ended December 31, 2006; (iv) audits of individual subsidiary and other investments statutory financial statements; and (v) comfort letters, attest services, statutory and regulatory audits, consents and other services related to SEC matters. Deloitte billed $59.5 million for 2005, for the following audit services: (i) the audit of the annual consolidated financial statements of the Company and of Nortel Networks Limited for the fiscal year ended December 31, 2005, including audits of the restated consolidated financial statements for the fiscal years ended December 31, 2004 and 2003 and reviews of the restated quarterly information for the periods ended March 31, June 30, and September 30, 2005 included in Form 10-K/A for the Company and Form 10-K for Nortel Networks Limited; (ii) reviews of the financial statements of the Company and Nortel Networks Limited in Forms 10-Q for the periods ended March 31, June 30 and September 30, 2005; (iii) audit of internal controls over financial reporting as required under the United States Sarbanes-Oxley Act of 2002 for the fiscal year ended December 31, 2005; (iv) audits of individual subsidiary and other investments statutory financial statements; and (v) comfort letters, attest services, statutory and regulatory audits, consents and other services related to SEC matters.
Audit-Related Fees
          Deloitte billed the Company and its subsidiaries $5.0 million for 2006 for the following audit-related services: (i) audit of pension plan financial statements; (ii) financial accounting and reporting consultations; (iii) finance transformation project; and (iv) director education. Deloitte billed the Company and its subsidiaries $2.9 million for 2005 for the following audit-related services: (i) audit of pension plan financial statements; and (ii) financial accounting and reporting consultations.

Tax Fees
          Deloitte billed the Company and its subsidiaries $1.8 million and $4.9 million for 2006 and 2005, respectively, for tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings and consisted of: (i) assistance in filing tax returns in various jurisdictions; (ii) sales and use, property and other tax return assistance; (iii) research and development tax credit documentation and analysis for purposes of filing amended returns; (iv) transfer pricing documentation; (v) requests for technical advice from taxing authorities; (vi) assistance with tax audits and appeals; and (vii) preparation of expatriate tax returns.
All Other Fees
          Deloitte did not bill the Company and its subsidiaries for any other services in 2006 or 2005.
REPORT OF THE AUDIT COMMITTEE OF NORTEL NETWORKS CORPORATION
          The audit committee of the Company’s board of directors is comprised entirely of independent directors as determined in accordance with our Independence Standards, the New York Stock Exchange listing standards and applicable United States Securities and Exchange Commission and Canadian Securities Administrators rules and policies. The audit committee operates under a written mandate adopted by the Company’s board of directors.
          The audit committee of the Company’s board of directors meets privately on a periodic basis with both the independent auditors and the internal auditors, each of whom has had unrestricted access to the audit committee.
          The audit committee of the Company’s board of directors has reviewed and discussed with senior management the audited financial statements of the Company for the fiscal year ended December 31, 2006. The audit committee has discussed with Deloitte & Touche LLP (or Deloitte & Touche), the independent auditors of the Company for the 2006 fiscal year, the matters required to be discussed by the Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended by SAS No. 89 (Audit Adjustments) and SAS No. 90 (Audit Committee Communications). The audit committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche their independence as auditors of the Company. Based on the foregoing, the audit committee of the Company has recommended to the board of directors that the audited financial statements of the Company for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the United States Securities and Exchange Commission.
          This report is dated as of March 16, 2007 and has been submitted by J.A. MacNaughton (chair), The Hon. J.B. Hunt, Jr., C. Mongeau and J.D. Watson.
REPORTS NOT INCORPORATED BY REFERENCE
          Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the United States Securities Act of 1933 or the United States Securities Exchange Act of 1934 that might incorporate this document or future filings with the SEC, in whole or in part, the foregoing reports of the compensation and human resources committee and the audit committee included in this proxy circular and proxy statement shall not be deemed to be incorporated by reference into any such filing.

APPOINTMENT OF AUDITORS
          At the Meeting, you will be asked to appoint KPMG as the Company’s independent auditors until the Company’s next annual meeting. KPMG will be appointed if a majority of the votes cast by those of you who are present in person or represented by proxy at the Meeting are in favour of this action. As a result, withholding your vote on this matter will have no effect on the outcome of the vote on this resolution.
          We recommend that you vote FOR the appointment of KPMG.
          IF YOU PROPERLY COMPLETE AND RETURN THE ENCLOSED FORM OF PROXY, YOUR SHARES WILL BE VOTED FOR THE APPOINTMENT OF KPMG, UNLESS YOU SPECIFICALLY INDICATE OTHERWISE ON THE FORM OF PROXY.
          Arrangements have been made for one or more representatives of both Deloitte & Touche and KPMG to attend the Meeting. Representatives of both Deloitte & Touche and KPMG will be given an opportunity to make a statement and to answer appropriate questions.
Change in Independent Public Accountants
          Deloitte & Touche are the independent public accountants for the registrant and Nortel Networks Limited, its principal operating subsidiary, for the fiscal year 2006.
          Following an evaluation conducted by the Company as part of its corporate renewal process, on December 1, 2006, the board of directors of the Company proposed that KPMG serve as the Company’s principal independent public accountants commencing with fiscal year 2007, subject to shareholder approval of such appointment. Assuming KPMG’s appointment is approved by shareholders of the Company, KPMG will also be appointed as Nortel Networks Limited’s principal independent public accountants commencing with fiscal year 2007. The proposed change in independent public accountants does not result from any disagreement or dissatisfaction between the Company and Deloitte & Touche.
          The audit reports of Deloitte & Touche on the Company’s and Nortel Networks Limited’s financial statements for the fiscal years ended December 31, 2006, and December 31, 2005, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
          As disclosed in the “Controls and Procedures” section of both the Company’s and Nortel Networks Limited’s Form 10-K, management of the Company and of Nortel Networks Limited concluded that a material weakness in internal control over financial reporting existed as of December 31, 2006. As a result, Deloitte & Touche expressed an unqualified opinion on management’s assessment of the effectiveness of internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting as of December 31, 2006.
          During the two fiscal years ended December 31, 2006 and December 31, 2005 and through March 16, 2007, there were no (1) disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with their report, or (2) reportable events described under Item 304(a)(1)(v) of Regulation S-K under the United States Securities Exchange Act of 1934 (or Regulation S-K).
          The Company has furnished this disclosure to Deloitte & Touche for their review and requested that Deloitte & Touche furnish it with a letter addressed to the SEC stating whether or not they agree with our statements. A copy of the letter furnished by Deloitte & Touche in response to that request, dated March 16, 2007, is being filed as Exhibit III to this proxy circular and proxy statement.
          During the fiscal years ended December 31, 2006 and 2005, and through March 16, 2007, the Company did not consult with KPMG on the application of accounting principles to a specified transaction, either complete or contemplated, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, except that during the periods indicated and as part of the Company’s process of consultation of complex accounting issues, the Company consulted with KPMG on issues arising in the Company’s analysis prior to reaching conclusions on accounting issues related to: revenue recognition, including the application of the criteria for separation of multiple element arrangements under Emerging Issues Task Force Issue 00-21 and American Institute of Certified Public Accountants Statement of Position (or SOP) 97-2 and of the appropriate application of revenue recognition literature under one or more of SOPs 81-1 or 97-2 or Staff Accounting Bulletin No. 104 to certain contract arrangements; the measurement, evaluation and documentation of hedge effectiveness on interest rate swaps based on Statement of Financial Accounting Standard (or SFAS) No. 133; the accounting for certain grants of performance stock units under the Company’s Stock Incentive Plan based on SFAS 123 (revised 2004); and the evaluation of recognition criteria arising from interpretations of variable interest entities and other investments pursuant to Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) and other relevant accounting guidance.
          During the fiscal years ended December 31, 2006 and 2005, and through March 16, 2007, the Company did not consult with KPMG on any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K) or reportable event (as defined in paragraph 304(a)(1)(v) of Regulation S-K).
SHAREHOLDER PROPOSAL
          We recommend that you vote AGAINST the approval of the shareholder proposal set forth in Schedule A hereto.
          IF YOU PROPERLY COMPLETE AND RETURN THE ENCLOSED FORM OF PROXY, YOUR SHARES WILL BE VOTED AGAINST SHAREHOLDER PROPOSAL #1 SET FORTH IN SCHEDULE A HERETO, UNLESS YOU SPECIFICALLY INDICATE OTHERWISE ON THE FORM OF PROXY.
INFORMATION CONCERNING THE COMPANY
          You can obtain the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006, the Company’s 2006 audited consolidated comparative financial statements and related management’s discussion and analysis which contain financial information about the Company, which documents are not incorporated by reference into this proxy circular and proxy statement, and additional copies of this document as follows:
•	on our website at www.nortel.com/shareholders;

•	on the SEDAR website maintained by the Canadian securities regulators at www.sedar.com;

•	on the EDGAR website maintained by the SEC at www.sec.gov; or

•	by writing to or calling the Corporate Secretary, Nortel Networks Corporation, 195 The West Mall, Toronto, Ontario, Canada, M9C 5K1, (905) 863-7000.
COMMUNICATION WITH DIRECTORS
          Interested parties, including shareholders and other security holders, may communicate directly with the boards of the Company and Nortel Networks Limited, non-management directors, the chair of the boards of the Company and Nortel Networks Limited or any other individual directors by writing care of the Corporate Secretary, Nortel Networks Corporation, 195 The West Mall, Toronto, Ontario, Canada, M9C 5K1. All correspondence, with the exception of solicitations for the purchase or sale of products and services and similar types of communications, will be forwarded to the directors to whom such correspondence is addressed. In addition, any such communication that relates to accounting, internal accounting controls or auditing matters will also be referred to the chair of the audit committees of the Company and Nortel Networks Limited, if not already addressed to him or her.

DIRECTORS’ APPROVAL
          The contents and the sending of this proxy circular and proxy statement have been approved by the board of directors of the Company.

March 16, 2007

/s/ GORDON A. DAVIES
Gordon A. Davies
Corporate Secretary
Nortel Networks Corporation
Nortel Networks and the Nortel Networks Globemark
are trademarks of Nortel Networks Limited

EXHIBIT I – MANDATES OF THE BOARD OF DIRECTORS OF NORTEL NETWORKS
CORPORATION AND NORTEL NETWORKS LIMITED
Mandate of the Board of Directors of Nortel Networks Corporation
The Board of Directors of Nortel Networks Corporation is responsible for supervising the management of the business and affairs of the Corporation. The Board of Directors shall review, discuss and approve various matters related to the strategic direction, business and operations, and organizational structure of the Corporation with a view to the best interests of the Corporation and its shareholders generally.
The Board of Directors shall be composed of Directors elected by the shareholders of the Corporation at the annual meeting of shareholders and Directors appointed by the Board of Directors between shareholders’ meetings in accordance with applicable law. The Board of Directors shall be composed of a majority of “independent” directors as defined under the applicable requirements of all stock exchanges on which the Corporation lists its securities and of securities regulatory authorities, as adopted or amended and in force from time to time. The composition of the Board of Directors, including the qualifications of its members, shall comply with the other applicable requirements of the Canada Business Corporations Act, the stock exchanges on which the Corporation lists its securities and securities regulatory authorities, as adopted or amended and in force from time to time.
Regularly scheduled meetings of the Board of Directors may be held at such time or times as the Board of Directors or the Chairman of the Board may determine and special meetings of the Board of Directors may be called by, or by the order of, the Chairman of the Board, the Chief Executive Officer, the President or any two Directors of the Corporation. Meetings may be held in person, or by means of telephonic, electronic or other communications facilities. At every meeting of the Board of Directors, whether such meeting is conducted in-person or telephonically, the Board of Directors shall meet in executive session without members of management present (including management directors). Minutes of the meetings of the Board of Directors shall be prepared and circulated to the Directors. The Board of Directors shall annually elect the Chairman of the Board, constitute the Committees of the Board of Directors, and appoint Directors to serve as members and chairpersons of each Committee of the Board of Directors. The Board of Directors shall adopt written mandates for Committees of the Board of Directors, setting out the responsibilities of the Board of Directors that are delegated to the Committees of the Board of Directors and requiring Committees of the Board of Directors to meet at least once a year.
The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by law or otherwise directed or required to be exercised or done by the shareholders of the Corporation or in some other manner.
In carrying out its supervisory or oversight responsibilities, the Board of Directors (or the Committees of the Board of Directors duly constituted by the Board of Directors to the extent such delegation is permitted by law) shall have the following specific responsibilities:
1.	the submission of matters or questions requiring the approval of shareholders to the shareholders for approval;

2.	the approval of the submission to the shareholders of any amendment to the articles of the Corporation or the approval of any adoption, amendment or repeal of any by-laws of the Corporation;

3.	the recommendation of candidates for election or appointment to the Board of Directors, including the review of nominations recommended by shareholders;

4.	the adoption of corporate governance guidelines or principles applicable to the Corporation, including with respect to the size and composition of the Board of Directors, the criteria to be utilized for the identification of individuals qualified to be selected as Directors of the Corporation, the responsibilities, compensation and tenure of Directors;

5.	the determination of the “independence” of Directors and the categorical standards to be used in making such determinations, the determination of the “financial literacy” of Audit Committee members and the determination as to whether one or more members of the Audit Committee has “accounting or related financial management expertise” as such qualifications are interpreted by the Board of Directors in its business judgment, and/or whether one or more members of the Audit Committee is an “audit committee financial expert”, each as defined under the applicable requirements of all stock exchanges on which the Corporation lists its securities and of securities regulatory authorities, as adopted or amended and in force from time to time;

6.	if any Director serves on the audit committee of more than two other public companies, such Director may only serve on the Audit Committee of the Board of Directors of the Corporation if the Board of Directors determines that simultaneous service would not impair the ability of such Director to effectively serve on the Audit Committee;

7.	the adoption of a process for shareholders and other interested parties to communicate directly with the Board of Directors and with individual Directors, as appropriate;

8.	the adoption of processes for succession planning, the periodic review of succession plans for key members of senior management (including the Chief Executive Officer), and the appointment and monitoring the performance and compensation of senior management, including officers, of the Corporation;

9.	the approval of the annual or semi-annual goals and objectives of the Corporation and the Chief Executive Officer, and the assessment of the performance of the Corporation and the Chief Executive Officer against the approved objectives;

10.	the adoption of a strategic planning process that includes the periodic (not less than annually) review and approval of strategic business plans;

11.	the approval of an annual operating budget for the Corporation and its subsidiaries on a consolidated basis;

12.	the approval of financings, customer financings, acquisitions, dispositions, investments and other transactions not in the ordinary course of business and/or in excess of the limits prescribed from time to time by the Board of Directors;

13.	the authorization of the issuance of securities of the Corporation as required in accordance with applicable laws;

14.	the declaration of dividends on shares of the Corporation or the approval of the purchase, redemption or other acquisition of shares issued by the Corporation as required in accordance with applicable laws;

15.	the review of the processes utilized by management with respect to risk assessment and risk management, the identification by management of the principal risks of the business of the Corporation, including the financial risks, and the implementation by management of appropriate systems to manage such risks;

16.	the oversight of the reliability and integrity of accounting principles and practices followed by management, financial statements and other financial reporting, and disclosure principles and practices followed by management;

17.	the oversight of the qualifications and independence of the independent auditors of the Corporation and the approval of the terms of their audit and non-audit service engagements as required in accordance with applicable laws and the requirements of any stock exchanges on which the Corporation lists its securities and of securities regulatory authorities, as adopted or amended and in force from time to time, and the assessment of the performance of the independent auditors, the filling of a vacancy in the office of the independent auditor between shareholders’ meetings, and the recommendation of the annual appointment or, if appropriate, the removal, of the independent auditors of the Corporation to the shareholders of the Corporation for their approval in accordance with applicable laws;

18.	the oversight of the establishment by management of an adequate system of internal audit controls and procedures and management information systems, and the effectiveness of the internal controls and procedures;

19.	the oversight of the maintenance by management of practices and processes to assure compliance with applicable laws and appropriate ethical standards, including the adoption by management of corporate policies and procedures and a code of business conduct;

20.	the approval of the annual audited consolidated financial statements of the Corporation and its pension plans and, as required in accordance with applicable laws, the approval of the quarterly unaudited consolidated financial statements of the Corporation;

21.	the approval of prospectuses, annual reports on Form 10-K, and proxy circulars and proxy statements sent to shareholders of the Corporation and the review and/or approval of managements’ discussion and analyses of financial condition and results of operations, and other material disclosure documents in accordance with applicable law and as determined by the Board of Directors from time to time;

22.	the oversight of the administration and governance responsibilities of the pension plans maintained by the Corporation and certain of its subsidiaries in accordance with applicable laws, including the receipt annually of an annual governance report with respect to the financial status of the Nortel Networks Limited and Nortel Networks Inc. pension plans, the discharge of responsibilities under the plan governance structure and material claims or possible claims relating to the retirement plans;

23.	the periodic review of the communications or disclosure policies, controls and procedures adopted by management;

24.	the oversight of the management of environmental risks and practices, charitable activities and other social responsibility matters;

25.	the adoption and monitoring of compliance with the code of business conduct adopted by the Corporation from time to time and the granting of any waivers in respect of compliance with the code of ethics in accordance with the applicable requirements of the stock exchanges on which the Corporation lists its securities and securities regulatory authorities, as adopted or amended and in force from time to time; and

26.	the annual assessment of the Board of Directors, each Committee of the Board of Directors, each individual Director and the Chairman and the reporting of the results of the assessments to the Board of Directors.
In discharging its duties and responsibilities, the Board of Directors may conduct such examinations, investigations or inquiries, and engage such special legal, accounting or other advisors, at the expense of the Corporation, at such time or times and on such terms and conditions, including fees, as the Board of Directors considers appropriate. The Board of Directors shall review and assess the adequacy of the mandate of the Board of Directors annually.
Effective March 15, 2007.
Mandate of the Board of Directors of Nortel Networks Limited
The Board of Directors of Nortel Networks Limited is responsible for supervising the management of the business and affairs of the Corporation. The Board of Directors shall review, discuss and approve various matters related to the strategic direction, business and operations, and organizational structure of the Corporation with a view to the best interests of the Corporation and its shareholders generally.
The Board of Directors shall be composed of Directors elected by the shareholders of the Corporation at the annual meeting of shareholders and Directors appointed by the Board of Directors between shareholders’ meetings in accordance with applicable law. The Board of Directors shall be composed of a majority of “independent” directors as defined under the applicable requirements of all stock exchanges on which the Corporation lists its securities and of securities regulatory authorities, as adopted or amended and in force from time to time. The composition of the Board of Directors, including the qualifications of its members, shall comply with the other applicable requirements of the Canada Business Corporations Act, the stock exchanges on which the Corporation lists its securities and securities regulatory authorities, as adopted or amended and in force from time to time.

Regularly scheduled meetings of the Board of Directors may be held at such time or times as the Board of Directors or the Chairman of the Board may determine and special meetings of the Board of Directors may be called by, or by the order of, the Chairman of the Board, the Chief Executive Officer, the President or any two Directors of the Corporation. Meetings may be held in person, or by means of telephonic, electronic or other communications facilities. At every meeting of the Board of Directors, whether such meeting is conducted in-person or telephonically, the Board of Directors shall meet in executive session without members of management present (including management directors). Minutes of the meetings of the Board of Directors shall be prepared and circulated to the Directors. The Board of Directors shall annually elect the Chairman of the Board, constitute the Committees of the Board of Directors, and appoint Directors to serve as members and chairpersons of each Committee of the Board of Directors. The Board of Directors shall adopt written mandates for Committees of the Board of Directors, setting out the responsibilities of the Board of Directors that are delegated to the Committees of the Board of Directors and requiring Committees of the Board of Directors to meet at least once a year.
The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by law or otherwise directed or required to be exercised or done by the shareholders of the Corporation or in some other manner. In carrying out its supervisory or oversight responsibilities, the Board of Directors (or the Committees of the Board of Directors duly constituted by the Board of Directors to the extent such delegation is permitted by law) shall have the following specific responsibilities:
1.	the submission of matters or questions requiring the approval of shareholders to the shareholders for approval;

2.	the approval of the submission to the shareholders of any amendment to the articles of the Corporation or the approval of any adoption, amendment or repeal of any by-laws of the Corporation;

3.	the recommendation of candidates for election or appointment to the Board of Directors, including the review of nominations recommended by shareholders;

4.	the adoption of corporate governance guidelines or principles applicable to the Corporation, including with respect to the size and composition of the Board of Directors, the criteria to be utilized for the identification of individuals qualified to be selected as Directors of the Corporation, the responsibilities, compensation and tenure of Directors;

5.	the determination of the “independence” of Directors and the categorical standards to be used in making such determinations, the determination of the “financial literacy” of Audit Committee members and the determination as to whether one or more members of the Audit Committee has “accounting or related financial management expertise” as such qualifications are interpreted by the Board of Directors in its business judgment, and/or whether one or more members of the Audit Committee is an “audit committee financial expert”, each as defined under the applicable requirements of all stock exchanges on which the Corporation lists its securities and of securities regulatory authorities, as adopted or amended and in force from time to time;

6.	if any Director serves on the audit committee of more than two other public companies, such Director may only serve on the Audit Committee of the Board of Directors of the Corporation if the Board of Directors determines that simultaneous service would not impair the ability of such Director to effectively serve on the Audit Committee;

7.	the adoption of a process for shareholders and other interested parties to communicate directly with the Board of Directors and with individual Directors, as appropriate;

8.	the adoption of processes for succession planning, the periodic review of succession plans for key members of senior management (including the Chief Executive Officer), and the appointment and monitoring the performance and compensation of senior management, including officers, of the Corporation;

9.	the approval of the annual or semi-annual goals and objectives of the Corporation and the Chief Executive Officer, and the assessment of the performance of the Corporation and the Chief Executive Officer against the approved objectives;

10.	the adoption of a strategic planning process that includes the periodic (not less than annually) review and approval of strategic business plans;

11.	the approval of an annual operating budget for the Corporation and its subsidiaries on a consolidated basis;

12.	the approval of financings, customer financings, acquisitions, dispositions, investments and other transactions not in the ordinary course of business and/or in excess of the limits prescribed from time to time by the Board of Directors;

13.	the authorization of the issuance of securities of the Corporation as required in accordance with applicable laws;

14.	the declaration of dividends on shares of the Corporation or the approval of the purchase, redemption or other acquisition of shares issued by the Corporation as required in accordance with applicable laws;

15.	the review of the processes utilized by management with respect to risk assessment and risk management, the identification by management of the principal risks of the business of the Corporation, including the financial risks, and the implementation by management of appropriate systems to manage such risks;

16.	the oversight of the reliability and integrity of accounting principles and practices followed by management, financial statements and other financial reporting, and disclosure principles and practices followed by management;

17.	the oversight of the qualifications and independence of the independent auditors of the Corporation and the approval of the terms of their audit and non-audit service engagements as required in accordance with applicable laws and the requirements of any stock exchanges on which the Corporation lists its securities and of securities regulatory authorities, as adopted or amended and in force from time to time, and the assessment of the performance of the independent auditors, the filling of a vacancy in the office of the independent auditor between shareholders’ meetings, and the recommendation of the annual appointment or, if appropriate, the removal, of the independent auditors of the Corporation to the shareholders of the Corporation for their approval in accordance with applicable laws;

18.	the oversight of the establishment by management of an adequate system of internal audit controls and procedures and management information systems, and the effectiveness of the internal controls and procedures;

19.	the oversight of the maintenance by management of practices and processes to assure compliance with applicable laws and appropriate ethical standards, including the adoption by management of corporate policies and procedures and a code of business conduct;

20.	the approval of the annual audited consolidated financial statements of the Corporation and its pension plans and, as required in accordance with applicable laws, the approval of the quarterly unaudited consolidated financial statements of the Corporation;

21.	the approval of prospectuses, annual reports on Form 10-K, and proxy circulars and proxy statements sent to shareholders of the Corporation and the review and/or approval of managements’ discussion and analyses of financial condition and results of operations, and other material disclosure documents in accordance with applicable law and as determined by the Board of Directors from time to time;

22.	review and approve the Corporation’s and Nortel Networks Inc.’s (NNI) retirement plan governance structure and processes and any material amendments to such structure and processes and review an annual governance report on the financial status of the Corporation’s and NNI’s plans, including material funding and investment results and the discharge of responsibilities under the plan governance structure, including the activities of committees and material claims or possible claims relating to the retirement plans;

23.	approve the acceptance of the audited plan financial statements for the Corporation’s retirement plans;

24.	review and approve the Corporation’s and NNI’s retirement plan designs and any material amendments and associated cost estimates;

25.	review and approve any of the Corporation’s and NNI’s defined benefit retirement plan funding contributions in excess of statutory requirements and above a $100 million aggregate global annual limit;

26.	the periodic review of the communications or disclosure policies, controls and procedures adopted by management;

27.	the oversight of the management of environmental risks and practices, charitable activities and other social responsibility matters;

28.	the adoption and monitoring of compliance with the code of business conduct adopted by the Corporation from time to time and the granting of any waivers in respect of compliance with the code of ethics in accordance with the applicable requirements of the stock exchanges on which the Corporation lists its securities and securities regulatory authorities, as adopted or amended and in force from time to time; and

29.	the annual assessment of the Board of Directors, each Committee of the Board of Directors, each individual Director and the Chairman and the reporting of the results of the assessments to the Board of Directors.
In discharging its duties and responsibilities, the Board of Directors may conduct such examinations, investigations or inquiries, and engage such special legal, accounting or other advisors, at the expense of the Corporation, at such time or times and on such terms and conditions, including fees, as the Board of Directors considers appropriate. The Board of Directors shall review and assess the adequacy of the mandate of the Board of Directors annually.
Effective March 15, 2007.

EXHIBIT II – NORTEL NETWORKS CORPORATION AND NORTEL NETWORKS LIMITED
STANDARDS FOR DIRECTOR INDEPENDENCE
The following standards shall be applied by the Board of Directors of the Company for determining whether a Director is “independent” within the meaning of the applicable rules and policies under the United States Securities Exchange Act of 1934, as amended, and of the New York Stock Exchange and the Canadian Securities Administrators for purposes of service on the Board and its Committees.
A Director will be considered to be “independent” only if the Board of Directors of the Company has affirmatively determined that:
1.	the Director has no material relationship with the Company or its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company; and

2.	the Director is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the Director’s ability to act with a view to the best interests of the Company (other than interests and relationships arising solely from the Director’s shareholdings in the Company).
Independent Determinations. Determinations will be made on an annual basis at the time the Board approves director nominees for inclusion in the information circular and, if a director joins the Board between annual meetings, at such time. If at any time a Director notifies the Company of a change in his relationships with the Company that could impact on such Director’s status as an independent and director, the Board of Directors will make a further determination.
For purposes of these determinations, a director will be considered not to be independent:
(a)	the Director is an employee, including an executive officer, of the Company, or has an immediate family member who is an executive officer of the Company, and such Director shall not be considered to be independent until three years after the end of such employment relationship; provided, however, that employment or service as an interim executive Chairman of the Board or an interim Chief Executive Officer, shall not disqualify a Director from being considered independent immediately following that employment or service;

(b)	the Director, or an immediate family member of the Director, receives more than US$100,000 per year in direct compensation (provided that compensation received by an immediate family member of a Director for service as a non-executive employee and compensation received by a Director for former service as an interim executive Chairman of the Board or an interim Chief Executive Officer need not be considered) from the Company, other than Director (including chairman) and committee fees and pension or other deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service) and such Director shall not be considered to be independent until three years after he or she, or his or her immediate family member, ceases to receive more than US$100,000 per year in such compensation;

(c)	the Director is affiliated with, a partner of or employed by a present or former internal or external auditor of the Company (or has an immediate family member who is affiliated with or employed in a professional capacity by such firm) and such Director shall not be considered to be independent until three years after the end of the affiliation of the employment or auditing relationship;

(d)	the Director is, or has an immediate family member who is, employed as an executive officer of an entity in which any executive of the Company serves on that other entity’s compensation committee and such Director shall not be considered to be independent until three years after the end of such service or the employment relationship;

(e)	the Director is a current executive officer or employee, or has an immediate family member who is a current executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds (i) the greater of US$1 million, or two percent of such other companies consolidated gross revenues or (ii) five percent of the consolidated gross revenues of the Company, and such Director shall not be considered to be independent until three years after falling below such threshold;

(f)	the direct or indirect acceptance by a Director of any consulting, advisory or other compensatory fee from the Company, other than Director (including chairman) and committee fees and pension or other deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service). Indirect acceptance includes acceptance of such a fee by an immediate family member of the Director or by an entity in which such Director is a partner, a member, or an officer such as a managing director occupying a comparable position or executive officer, or a person who occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company;

(g)	a Director is an “Affiliated Person” of the Company; or

(h)	the Company beneficially owns five percent or more of any class of equity securities of an entity that is controlled by the Director or for which the Director is an executive officer.
For purposes of these determinations, the following relationships are presumed not to affect whether a Director will be considered to be independent:
(i)	the direct or indirect beneficial ownership by a Director of equity or other securities of the Company; provided that the Director does not have beneficial ownership, either directly or indirectly, of greater than five percent of any class of equity or other type of securities issued by the Company;

(j)	where the Director has a relationship of the type described in paragraphs (b), (e) and (h) above but is not deemed not to be independent in accordance with such paragraphs;

(k)	absent the specific application of any other independence standard, any relationship between the Company and an entity will be deemed not relevant to a Director who is a non-management director, advisor, consultant or a retired officer of such entity unless the Board determines otherwise;

(l)	where the Director is a director (including chairman of the board) of an entity that sells products and/or services that compete with the products and/or services sold by the Company and the competitive sales of the Company are less than five percent of the revenue of the Company in the most recently completed fiscal year;

(m)	the payment by the Company or the agreement by the Company to make payments, either directly or indirectly, to a charitable organization or educational organization of which the Director is an executive officer or director, if such payments do not exceed the greater of 2 percent of the charity or educational organization’s gross revenues and US$1 million in any of the past three fiscal years.
Transition Rules
With respect to independence determinations made prior to November 4, 2004, the Board of Directors will apply the independence standards listed above by referring to the prior year, as opposed to the prior three year periods referred to above. After November 4, 2004, the Board of Directors will apply the independence standards with reference to the full three year periods referred to above.
Definitions
For purposes of these independence standards:
“Company” means Nortel Networks Corporation (or Nortel Networks Limited, as applicable), and its subsidiaries, and its parents, if any, that are required under United States generally accepted accounting principles to be consolidated with the financial statements of Nortel Networks Corporation (or Nortel Networks Limited, as applicable).
“affiliated person” of the Company mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; where control is the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. A person will not be deemed to be in control of a specified person if the person is not the beneficial owner, directly or indirectly, of more than 10 percent of any class of equity voting securities of the specified person and is not an executive officer of the specified person. An executive officer, general partner and managing member of an affiliate, as well as a director who is also an employee of an affiliate will also be deemed to be affiliates. Directors of Nortel Networks Corporation and Nortel Networks Limited, who have no other affiliation with the corporations other than their directorships, are deemed not to be affiliated persons by virtue of their directorships with both companies.
“executive officer” of an entity means a chair or vice-chair (where the person performs the function on a full-time basis), president, vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of the entity or any of its subsidiaries performing a policy making function in respect of the entity and any other person who performs a similar function in respect of the entity.
“immediate family member” means a person’s spouse, parents, children, siblings, mothers, fathers, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than a domestic employee) who shares such person’s home.
Effective March 15, 2007

EXHIBIT III – LETTER FROM DELOITTE & TOUCHE LLP
March 16, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs:
We have read Item 14 – Principal Accountant Fees and Services – Change in Certifying Accountants of Nortel Networks Corporation’s (Nortel) Annual Report on Form 10-K dated March 16, 2007, the section “Appointment of Auditors – Change in Independent Public Accountants” in Nortel’s proxy circular and proxy statement dated March 16, 2007 and Item 4.01 of Nortel’s Form 8-K dated March 16, 2007, and have the following comments:
1.	We agree with the statements made in the first, second, third, fourth, fifth and sixth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the remaining paragraphs.
Yours truly,

/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Toronto, Canada

III - 1

SCHEDULE A – SHAREHOLDER PROPOSAL
The following shareholder proposal has been submitted for consideration at the annual meeting of shareholders of Nortel Networks Corporation (or the Company). As outlined below, the board of directors and management of the Company are recommending voting AGAINST the following shareholder proposal.
The Carpenters’ Local 27 Benefit Trust Funds, c/o Office of Trust Fund, Manion, Wilkins & Associates Ltd., 230 Norseman Street, Etobicoke, Ontario, Canada, M8Z 6A2, registered and beneficial owner of 11,980 common shares of Nortel Networks Corporation, has submitted the following proposal. The proposal and its supporting comments are set out verbatim in italics below.
Shareholder Proposal #1: That the shareholders of Nortel Networks Corporation (“Company”) request that the Board of Director’s Executive Compensation Committee establish a pay-for-superior-performance standard in the Company’s executive compensation plan for senior executives (“Plan”), by incorporating the following principles into the Plan:
1.	The annual incentive or bonus component of the Plan should utilize defined financial performance criteria benchmarked against a disclosed peer group of companies, and provide that an annual bonus should be awarded only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial criteria;

2.	The long-term equity compensation component of the Plan should utilize defined financial and/or stock price performance criteria benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company’s performance exceeds its peers’ median or mean performance on the selected financial and stock price performance criteria; and

3.	Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.
Supporting Statement: We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.
We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company’s performance relative to its peers. High total compensation targets combines with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.
We believe the Company’s Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company’s performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

The board of directors recommends that shareholders vote AGAINST this proposal for the following reasons:
The compensation and human resources committee (or CHRC), which reports to the boards of directors of the Company and Nortel Networks Limited (or collectively, Nortel), oversees the executive compensation programs of both the Company and Nortel Networks Limited. The CHRC is composed entirely of non-employee directors, none of whom are currently officers of the Company or Nortel Networks Limited and all of whom are currently “independent” under our standards of independence attached to and forming part of our Statement of Governance Guidelines, the listing standards of the New York Stock Exchange and applicable United States Securities and Exchange Commission (or SEC) and Canadian Securities Administrators rules and policies.
The objectives of Nortel’s executive officer compensation program are to: (i) reward and maximize individual and corporate performance, thereby further aligning the interests of executive officers with the interests of shareholders; (ii) competitively compensate executive officers for their total contribution to Nortel; and (iii) attract and retain qualified, high-performing executives.
In order to ensure that our executive officers are competitively compensated, Nortel benchmarks total compensation and each component part (base salary, short-term incentives and long-term incentives) against a group of comparator companies with which we compete for executive talent (or the comparator companies). In this regard, the Company and the CHRC conduct an annual review of the comparator companies to ensure that such companies are appropriate. A regular review of the compensation practices of the comparator companies is also prepared to ensure we offer competitive compensation packages to our high-performing executives. We generally target the 50th percentile range of the comparator companies in determining total compensation and its component parts. Performance based “at risk” compensation includes cash incentives, stock options and performance stock units and generally represents between 50% and 65% of an executive’s total target compensation. Awards of long term incentives align the interest of executive officers and shareholders by linking compensation to the performance of the Company, while also promoting retention.
Executive officers are eligible for an annual cash bonus award under Nortel’s compensation incentive plan (or Incentive Plan). Cash incentives under the Incentive Plan represent approximately 20% to 25% of total target compensation for executive officers, which is competitive with comparator company levels. Bonuses under the Incentive Plan are based on the achievement of pre-established corporate and individual performance factors for a given calendar year. The corporate performance factor is based on certain corporate business and financial goals established at the beginning of the performance period and approved by the CHRC and the boards of directors of the Company and Nortel Networks Limited. The metrics have different weightings attached to them and are disclosed in accordance with applicable law. The metrics for 2006 were disclosed on the Form 8-K filed with the SEC on March 9, 2006 upon approval by the CHRC and the boards of directors of the Company and Nortel Networks Limited. The metrics are also disclosed in the attached proxy circular and proxy statement under “Executive Compensation — Compensation Discussion and Analysis”, which includes disclosure with respect to the percentage of the target achieved.
Annual incentive awards are determined as a percentage of annual base salary by reference to an individual’s job scope, complexity, responsibilities and by individual performance and contribution as well as corporate performance. In the broader market, annual cash incentive plans typically do not incorporate a relative performance comparison. Using relative performance in an annual incentive plan is not practical because the comparator Companies’ audited financial results are generally not available in time to determine payout. Annual plans are intended to drive near-term business strategies, which are not always reflected in shareholder return. Annual cash incentive plans often incorporate performance goals that are specific to the business unit and/or the individual. These are difficult to measure comparatively against peers.
Nortel awards long-term incentives in order to provide executive officers with a proprietary future interest in the Company and thereby encourage and reward superior performance by aligning compensation with company performance. Long-term incentives also promote retention, and act as a means to achieve share ownership guidelines. The long-term incentive component constitutes approximately 45% to 60% of total target compensation for our executive officers. Long-term incentives may be awarded to executive officers in the form of stock options, restricted stock units or performance stock units under the 2005 Nortel Stock Incentive Plan, as Amended and

Restated (or SIP). The material terms of the SIP are described in the attached proxy circular and proxy statement under “Equity-Based Compensation Plans — Nortel 2005 Stock Incentive Plan”.
Stock options represent the right of an option holder to buy common shares of the Company at an exercise price equal to the market value of common shares on the date of grant. The right to buy the underlying shares generally vests on the first four anniversary dates of the date of the award in equal installments. Stock options are awarded in order to align compensation with company performance as they become valuable to the executive only if the stock price increases from the date of grant. Stock options are also awarded in order to attract and retain executives as they vest over time. Stock options are inherently performance based since their value is linked to ongoing share price performance. In addition, stock options continue to be the prevalent form of long-term incentive compensation used to attract and retain talent in the high tech industry and by a majority of Nortel's peers.
Restricted stock units generally vest in equal installments on the first three anniversary dates of the date of the award. Upon vesting, an executive officer receives one common share for each unit. Restricted stock units are awarded primarily in order to attract and encourage the retention of executive officers. It is our current intention that the “at risk” portion of an executive officer’s total compensation will increase further with the planned limited use of time based restricted stock units in favour of a mix of performance stock units and stock options.
Performance stock units vest 100% at the end of a three year performance period. Upon vesting, payout is based on corporate performance, as measured by relative total shareholder return (or rTSR). rTSR provides a transparent and straightforward calculation of Nortel’s performance relative to a group of its peers. The CHRC measures the Company’s total shareholder return against the performance of the companies (currently 30) included in the Dow Jones Technology Titans 30 Index (or Tech Titans Index). The Tech Titans Index was selected as the composite of companies for comparing the Company’s shareholder return to that of a pre-established peer group as it presents an objective approach to relative performance measurement. It captures the Company’s performance relative to relevant and appropriate market peers, giving consideration to industry-specific forces. The Company’s ranking relative to these 30 companies will determine the percentage of target payout (between 0% and 200%) received by each executive officer of his or her performance stock unit award. The CHRC will measure actual performance and determine relative ranking and the associated payout to executives at the end of the third year of the performance period. An executive receives 50% of the executive’s performance stock unit award for threshold performance at a rank of 19th, 100% for target performance at a rank of 15th, 150% for superior performance at a rank of 8th and 200% for maximum performance at a rank of 3rd. A predetermined payout scale for a ranking between the milestones of 19, 15, 8, and 3 exist, however, a ranking of 30 to 20 inclusive will result in no payout to the executive.
It is Nortel’s strategy for long-term incentive compensation to increasingly emphasize performance-based awards, and this transition commenced with the introduction of a long-term incentive plan in 2006 that is based on the achievement of total shareholder return goals compared to a peer group. As indicated above, it is our current intention that the “at risk” portion of long-term incentives will increase further with the planned limited use of time based long-term incentive awards in favour of performance-based awards.
The methods used to award performance based compensation in 2006 are described under “Executive Compensation”. Subject to ensuring competitive information is protected, we intend, in each proxy circular and proxy statement, under “Executive Compensation”, to describe the degree to which actual performance impacted performance-based compensation programs during the immediately preceding year.
Withdrawn Shareholder Proposal
Ethical Funds Inc. (or Ethical Funds) of 800-1111 West Georgia Street, Vancouver, B.C., registered and beneficial owner of 83,680 common shares of Nortel Networks Corporation, submitted a proposal requesting the Company to prepare a report to shareholders by December 2007, at reasonable cost and omitting proprietary information, disclosing how Nortel is developing appropriate polices and management systems that promote and protect human rights. After consultation with the Company, Ethical Funds withdrew their proposal in light of the Company’s progress to date with respect to policies and management systems that promote and protect human rights. See the attached proxy circular and proxy statement under “Statement of Corporate Governance Practices – Human Rights Policy”.

YOU ARE A REGISTERED SHAREHOLDER FOR THESE SHARES
Computershare Trust Company of Canada 9th Floor, 100 University Avenue Toronto Ontario M5J 2Y1 Telephone 1-800-834-9814 514-982-7555 Facsimile 416-263-9524 1-866-249-7775 Nortel@computershare.com

Security Class

Holder Account Number

Please print in ink inside the area as shown in this example.	→☒

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Form of proxy - Annual and special meeting of shareholders of Nortel Networks Corporation

This proxy is solicited by the board of directors and the management of Nortel Networks Corporation (“Nortel”) for use at the annual and special meeting of shareholders (the “Meeting”) to be held at the Nortel Carling Campus, Lab 6, 3500 Carling Avenue, Nepean, Ontario on Wednesday May 2, 2007, at 10:00 a.m. (local time), or any postponements or adjournments of the Meeting.
Notes to form of proxy
1.	You may appoint a different person or company (with appropriate documentation), who need not be a shareholder, to attend and act on your behalf at the Meeting. If you wish to appoint a person other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). The common shares represented by this form of proxy may be voted or withheld/abstained from voting in the discretion of the proxyholder with respect to amendments or variations to the matters identified in the notice of meeting and with respect to other matters that may properly be brought before the Meeting.
2.	If the common shares represented by this form of proxy are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered owners should sign this form of proxy. If you are voting on behalf of a corporation or another individual, you may be required to provide documentation evidencing your power to sign this form of proxy with signing capacity stated.
3.	This form of proxy should be signed in the exact manner as the name appears above.
4.	If this form of proxy is not dated, it will be deemed to bear the date on which it was mailed to you.
5.	The common shares represented by this form of proxy will be voted or withheld/abstained from voting as you direct; however, if you do not direct your vote in respect of any matter, this form of proxy will be voted as recommended by management of Nortel in respect of such matter.
6.	This proxy should be read in conjunction with the accompanying documentation provided by management of Nortel.
VOTE USING THE INTERNET OR BY FACSIMILE 24 HOURS A DAY, 7 DAYS A WEEK!

Voting by mail or by facsimile are the only voting methods for common shares held in the name of a corporation or common shares being voted on behalf of another individual.	Fold
Voting by mail, by facsimile or by Internet are the only voting methods by which a holder may appoint a person as proxy other than the nominees named on the reverse of this form of proxy.

View documents electronically. You can enroll to view future shareholder communications electronically after you vote using the Internet. Even if you don’t vote online, you can still enroll by following the instructions below.

•      Go to either of the following websites:
www.nortel.com/shareholders, or
www.computershare.com/nortelproxy.
•      Enter your Holder Account Number and Access Number and follow the instructions on the screen.

•      You can enroll to receive future securityholder communications electronically, after you vote using the Internet. If you do not vote online, you can still enroll by visiting
www.nortel.com/shareholders, or by going directly to www.computershare.com (click "Enroll for e-delivery" under the Shareholder Services menu).
• Complete, sign and date the reverse hereof. • Fax to 1-866-249-7775 for calls within Canada and the U.S. There is NO CHARGE for this call. • Fax to 416-263-9524 for calls outside Canada and the U.S.

If you choose to vote using the Internet or by facsimile, do not mail back this form of proxy.

CONTROL NUMBER	HOLDER ACCOUNT NUMBER	ACCESS NUMBER

Your proxy must be received by 10:00 a.m., Eastern Daylight Time, on Tuesday May 1, 2007
THANK YOU
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This form of proxy is solicited by and on behalf of the board of directors and management

Appointment of Proxy

I/We being shareholder(s) of Nortel Networks Corporation hereby appoint: Harry J. Pearce, or failing him Mike S. Zafirovski, or failing him Gordon A. Davies	OR	Print the name of the person you are appointing as your proxyholder if this person is someone other than Harry J. Pearce, Mike S. Zafirovski or Gordon A. Davies.
as my/our proxy with full power of substitution and to vote or withhold/abstain from voting in accordance with the following directions (or if no directions have been given, as the proxyholder sees fit) and in his/her discretion on all other matters that may come before the Meeting.
1. Election of Directors - The board of directors recommends that you vote FOR the following nominees proposed by management:

		Withhold /			Withhold /			Withhold /
	For	Abstain		For	Abstain		For	Abstain
01. Jalynn H. Bennett	☐	☐	05. John A. MacNaughton	☐	☐	09. Harry J. Pearce	☐	☐	Fold

02. Dr. Manfred Bischoff	☐	☐	06. The Hon. John P. Manley	☐	☐	10. John D. Watson	☐	☐

03. The Hon. James B. Hunt, Jr.	☐	☐	07. Richard D. McCormick	☐	☐	11. Mike S. Zafirovski	☐	☐

04. Dr. Kristina M. Johnson	☐	☐	08. Claude Mongeau	☐	☐

2. Appointment of Independent Auditors		Withhold /
	For	Abstain
The board of directors recommends that you vote FOR the appointment of KPMG LLP as independent auditors.
	☐	☐

3. Shareholder Proposals — The board of directors recommends that you vote AGAINST the shareholder proposal set out in Schedule A to the proxy circular and proxy statement.	For	Against	Withhold / Abstain

Shareholder Proposal No. 1	☐	☐	☐

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Authorized Signature(s) - Sign Here - This section must be completed for your instructions to be executed.
I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any form of proxy previously given with respect to the meeting. If no voting preferences are indicated above, this form of proxy will be voted as recommended by management of Nortel.

Signature(s)

Date - Day Month Year

Interim Financial Statements Mark this box if you would like to receive interim financial statements and accompanying Management’s Discussion and Analysis by mail.	☐	Mark this box if you plan to attend the meeting.	☐

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